                                                                   EXHIBIT 10.32


                                                                  EXECUTION COPY


================================================================================


                           THIRD AMENDED AND RESTATED
                                CREDIT AGREEMENT


                         Dated as of December 31, 1997


                                     among


                        SOUTH CENTRAL POOL SUPPLY, INC.,


                       THE INSTITUTIONS FROM TIME TO TIME
                            PARTY HERETO AS LENDERS,


                                      and


                             LASALLE NATIONAL BANK,
                          as Agent and as Co-Arranger


                                      and


                             HIBERNIA NATIONAL BANK
                                 as Co-Arranger


================================================================================

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I: DEFINITIONS.........................................................1
     1.1  Certain Defined Terms................................................1
     1.2  Subsidiary References...............................................28
     1.3  Supplemental Disclosure.............................................28
     1.4  Amendment and Restatement of Second Restated Credit Agreement.......29

ARTICLE II: THE CREDITS.......................................................29
     2.1. Term Loans..........................................................29
     2.2  Revolving Loans.....................................................30
     2.3  Ratable Loans.......................................................31
     2.4  Rate Options for all Advances.......................................31
     2.5  Optional Payments; Mandatory Prepayments............................31
            (A) Optional Payments.............................................31
            (B) Mandatory Prepayments.........................................31
     2.6  Reduction of Commitments............................................33
     2.7  Method of Borrowing.................................................33
     2.8  Determination of Applicable Margins, Applicable Letter of Credit
            Fee and Applicable Commitment Fee.................................33
     2.9  Method of Selecting Types and Interest Periods for Advances.........35
     2.10  Minimum Amount of Each Advance.....................................35
     2.11  Method of Selecting Types and Interest Periods for Conversion
            and Continuation of Advances......................................36
            (A) Right to Convert..............................................36
            (B) Automatic Conversion and Continuation.........................36
            (C) No Conversion Post-Default or Post-Unmatured Default..........36
            (D) Conversion/Continuation Notice................................36
     2.12  Default Rate.......................................................36
     2.13  Method of Payment..................................................36
     2.14  Notes, Telephonic Notices..........................................37
     2.15  Promise to Pay; Interest and Fees; Interest Payment Dates;
            Interest and Fee Basis; Taxes; Loan and Control Accounts..........37
            (A) Promise to Pay................................................37
            (B) Interest Payment Dates........................................37
            (C) Commitment Fees; Closing Fees; Agent's and Arranger's Fees....37
            (D) Interest and Fee Basis........................................38
            (E) Taxes.........................................................38
            (F) Loan Account..................................................41
            (G) Control Account...............................................41
            (H) Entries Binding...............................................41
     2.16  Notification of Advances, Interest Rates, Prepayments and
            Aggregate Revolving Loan Commitment Reductions....................42
     2.17  Lending Installations..............................................42

     2.18  Non-Receipt of Funds by the Agent..................................42
     2.19  Termination Date...................................................42
     2.20  Replacement of Certain Lenders.....................................42
     2.21  Letter of Credit Facility..........................................43
     2.22  Letter of Credit Participation.....................................44
     2.23  Reimbursement Obligation...........................................44
     2.24  Cash Collateral....................................................45
     2.25  Letter of Credit Fees..............................................45
     2.26  Indemnification; Exoneration.......................................45

ARTICLE III: CHANGE IN CIRCUMSTANCES..........................................47
     3.1  Yield Protection....................................................47
     3.2  Changes in Capital Adequacy Regulations.............................47
     3.3  Availability of Types of Advances...................................48
     3.4  Funding Indemnification.............................................48
     3.5  Lender Statements; Survival of Indemnity............................48

ARTICLE IV: CONDITIONS PRECEDENT..............................................49
     4.1  Conditions Precedent to Effectiveness of this Agreement.............49
     4.2  Each Advance and Letter of Credit...................................51

ARTICLE V: REPRESENTATIONS AND WARRANTIES.....................................51
     5.1  Organization; Corporate Powers......................................51
     5.2  Authority...........................................................51
     5.3  No Conflict; Governmental Consents..................................52
     5.4  Financial Statements................................................53
     5.5  No Material Adverse Change..........................................53
     5.6  Taxes...............................................................53
            (A) Tax Examinations..............................................53
            (B) Payment of Taxes..............................................53
     5.7  Litigation; Loss Contingencies and Violations.......................53
     5.8  Subsidiaries........................................................54
     5.9  ERISA...............................................................54
     5.10  Accuracy of Information............................................55
     5.11  Securities Activities..............................................55
     5.12  Material Agreements................................................55
     5.13  Compliance with Laws...............................................55
     5.14  Assets and Properties..............................................56
     5.15  Statutory Indebtedness Restrictions................................56
     5.16  Post-Retirement Benefits...........................................56
     5.17  Insurance..........................................................56
     5.18  Contingent Obligations.............................................56
     5.19  Restricted Junior Payments.........................................56
     5.20  Labor Matters......................................................57
     5.21  Environmental Matters..............................................57

     5.22  The BHD Acquisition................................................57

ARTICLE VI:  COVENANTS........................................................58
     6.1  Reporting...........................................................58
            (A) Financial Reporting...........................................58
            (B) Notice of Default.............................................60
            (C) Lawsuits......................................................60
            (D) Insurance.....................................................61
            (E) ERISA Notices.................................................61
            (F) Labor Matters.................................................62
            (G) Other Indebtedness............................................62
            (H) Environmental Notices.........................................62
            (I) Borrowing Base Certificate....................................62
            (J) SEC Filings and Notices.......................................62
            (K) Other Publicly Available Information..........................63
            (L) Other Information.............................................63
     6.2  Affirmative Covenants...............................................63
            (A) Corporate Existence, Etc. ....................................63
            (B) Corporate Powers; Conduct of Business.........................63
            (C) Compliance with Laws, Etc. ...................................63
            (D) Payment of Taxes and Claims; Tax Consolidation................63
            (E) Insurance.....................................................64
            (F) Inspection of Property; Books and Records; Discussions........64
            (G) Insurance and Condemnation Proceeds...........................65
            (H) ERISA Compliance..............................................66
            (I) Maintenance of Property.......................................66
            (J) Environmental Compliance......................................66
            (K) Use of Proceeds...............................................66
            (L) Interest Rate Agreements......................................66
            (M) Collection Account Arrangements...............................66
            (N) Separate Corporate Existence..................................67
     6.3  Negative Covenants..................................................68
            (A) Indebtedness..................................................69
            (B) Sales of Assets...............................................71
            (C) Liens.........................................................71
            (D) Investments...................................................72
            (E) Contingent Obligations........................................73
            (F) Restricted Junior Payments....................................74
            (G) Conduct of Business; Subsidiaries; Acquisitions...............76
            (H) Transactions with Shareholders and Affiliates.................76
            (I) Restriction on Fundamental Changes............................77
            (J) Sales and Leasebacks..........................................77
            (K) Margin Regulations............................................77
            (L) ERISA.........................................................77
            (M) Issuance of Capital Stock.....................................77

            (N) Corporate Documents...........................................77
            (O) Other Indebtedness............................................77
            (P) Fiscal Year...................................................78
            (Q) Subsidiary Covenants..........................................78
            (R) Rate Hedging Obligations......................................78
            (S) Subordinated Indebtedness.....................................78
            (T) Purchase Agreements...........................................78
     6.4  Financial Covenants.................................................79
            (A) Defined Terms for Financial Covenants.........................79
            (B) Interest Expense Coverage Ratio...............................80
            (C) Fixed Charge Coverage Ratio...................................80
            (D) Maximum Leverage Ratio........................................80

ARTICLE VII: DEFAULTS.........................................................81
     7.1  Defaults............................................................81

ARTICLE VIII: ACCELERATION, DEFAULTING LENDERS; WAIVERS,
     AMENDMENTS AND REMEDIES..................................................84
     8.1  Termination of Commitments; Acceleration............................84
     8.2  Defaulting Lender...................................................84
     8.3  Amendments..........................................................86
     8.4  Preservation of Rights..............................................86

ARTICLE IX: GENERAL PROVISIONS................................................87
     9.1  Survival of Representations.........................................87
     9.2  Governmental Regulation.............................................87
     9.3  Performance of Obligations..........................................87
     9.4  Headings............................................................88
     9.5  Entire Agreement....................................................88
     9.6  Several Obligations; Benefits of this Agreement.....................88
     9.7  Expenses; Indemnification...........................................88
            (A) Expenses......................................................88
            (B) Indemnity.....................................................88
            (C) Waiver of Certain Claims......................................90
            (D) Survival of Agreements........................................90
     9.8  Numbers of Documents................................................90
     9.9  Accounting..........................................................90
     9.10  Severability of Provisions.........................................90
     9.11  Nonliability of Lenders............................................90
     9.12  GOVERNING LAW......................................................90
     9.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL............90
            (A) EXCLUSIVE JURISDICTION........................................90
            (B) OTHER JURISDICTIONS...........................................91
            (C) SERVICE OF PROCESS............................................91
            (D) WAIVER OF JURY TRIAL..........................................91

            (E) WAIVER OF BOND................................................92
            (F) ADVICE OF COUNSEL.............................................92
     9.14  Reserved...........................................................92
     9.15  No Strict Construction.............................................92

ARTICLE X: THE AGENT..........................................................92
     10.1  Appointment........................................................92
     10.2  Powers.............................................................93
     10.3  General Immunity...................................................93
     10.4  No Responsibility for Loans, Creditworthiness, Collateral,
            Recitals, Etc.....................................................93
     10.5  Action on Instructions of Lenders..................................93
     10.6  Employment of Agents and Counsel...................................94
     10.7  Reliance on Documents; Counsel.....................................94
     10.8  Agent's Reimbursement and Indemnification..........................94
     10.9  Rights as a Lender.................................................94
     10.10  Lender Credit Decision............................................94
     10.11  Successor Agent...................................................95
     10.12  Collateral Documents..............................................95

ARTICLE XI: SETOFF; RATABLE PAYMENTS..........................................95
     11.1  Setoff.............................................................95
     11.2  Ratable Payments...................................................95
     11.3  Application of Payments............................................96
     11.4  Relations Among Lenders............................................97

ARTICLE XII: BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS................97
     12.1  Successors and Assigns.............................................97
     12.2  Participations.....................................................98
            (A) Permitted Participants; Effect................................98
            (B) Voting Rights.................................................98
            (C) Benefit of Setoff.............................................98
     12.3  Assignments........................................................98
            (A) Permitted Assignments.........................................98
            (B) Effect; Effective Date........................................99
            (C) The Register..................................................99
     12.4  Confidentiality...................................................100
     12.5  Dissemination of Information......................................100

ARTICLE XIII: NOTICES........................................................100
     13.1  Giving Notice.....................................................100
     13.2  Change of Address.................................................100

ARTICLE XIV: COUNTERPARTS....................................................100

                                    EXHIBITS


EXHIBIT A         --    Borrowing Base Certificate (Definitions)

EXHIBIT B         --    Term Loan Amounts and Revolving Loan Commitments
                        (Definitions)

EXHIBIT C         --    Form of Substituted and Amended Revolving Note
                        (Definitions)

EXHIBIT D         --    Form of Substituted and Amended Term Note (Definitions)

EXHIBIT E         --    Form of Assignment Agreement ((S)(S) 2.20, 12.3)

EXHIBIT F         --    Form of Officer's Certificate ((S)(S) 4.2, 6.1(A)(iv))

EXHIBIT G         --    Form of Compliance Certificate ((S)(S)4.2, 6.1(A)(iv))

EXHIBIT H         --    [Reserved].

EXHIBIT I         --    [Reserved].

EXHIBIT J         --    List of Closing Documents

EXHIBIT K         --    Holdings Subordination Agreement

                                   SCHEDULES


SCHEDULE 1.1.1       --  Permitted Existing Contingent Obligations (Definitions)

SCHEDULE 1.1.2       --  Permitted Existing Indebtedness (Definitions)

SCHEDULE 1.1.3       --  Permitted Existing Investments (Definitions)

SCHEDULE 1.1.4       --  Permitted Existing Liens (Definitions)

SCHEDULE 1.1.5       --  Existing Letters of Credit (Definition)

SCHEDULE 5.3         --  Conflicts; Governmental Consents ((S) 5.3)

SCHEDULE 5.7         --  Litigation; Loss Contingencies ((S) 5.7)

SCHEDULE 5.8         --  Subsidiaries ((S) 5.8)

SCHEDULE 5.17        --  Insurance ((S)(S) 5.17, 6.2(E))

SCHEDULE 5.18        --  Contingent Obligations ((S)(S) 5.7, 5.18)

SCHEDULE 5.20        --  Labor Matters; Compensation Agreements ((S) 5.20)

SCHEDULE 5.21        --  Environmental Matters ((S) 5.21)

SCHEDULE 6.2(M)      --  Deposit Accounts; Collection Account Agreements ((S)
                         6.2(M))

SCHEDULE 6.3(F)(ii)  --  Schedule of Permissible Tax Payments ((S)6.3(F)(ii))

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

     This Third Amended and Restated Credit Agreement dated as of December 31, 1997 is entered into among South Central Pool Supply, Inc., a Delaware corporation, the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an assignment and acceptance pursuant to Section 12.3, and LaSalle National Bank, in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:

                                  WITNESSETH:

     WHEREAS, the Borrower has requested and the Agent and the Lenders have agreed to amend the Second Restated Credit Agreement (as defined below);

     WHEREAS, the Borrower, the Lenders and the Agent have agreed to enter into this Agreement in order to (i) amend and restate the Second Restated Credit Agreement; (ii) re-evidence the Obligations, which shall be repayable in accordance with the terms of this Agreement; and (iii) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower; and

     WHEREAS, it is the intention of the parties to this Agreement that this Agreement not constitute a novation and that, from and after the Effective Date, the Second Restated Credit Agreement shall be amended and restated hereby and all references herein to "hereunder," "hereof," or words of like import and all references in any other Loan Document to the "Credit Agreement" or words of like import shall mean and be a reference to the Second Restated Credit Agreement as amended and restated hereby (and any section references to the Second Restated Credit Agreement shall refer to the applicable equivalent provision set forth herein although the section number thereof may have changed);

     NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Lenders and the Agent, the parties hereto agree as follows:

ARTICLE I:  DEFINITIONS
-----------------------

      1.1 Certain Defined Terms. In addition to the terms defined in other sections of this Agreement, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

     As used in this Agreement:

     "Accommodation Obligations" is defined in the definition "Contingent Obligations" below.

     "Account Debtor" means and includes the account debtor or obligor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower or any of its Subsidiaries.

     "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions at least a majority (in number of vote) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency), a majority (by percentage of voting power) of the membership, ownership or other equity interests in a limited liability company or a majority (by percentage of voting power) of the outstanding partnership interests of a partnership.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

     "Affected Lender" is defined in Section 2.20 hereof.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act) of twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership, ownership or other equity interests, by contract or otherwise.

     "Agent" means LaSalle in its capacity as contractual representative for itself and the Lenders pursuant to Article X hereof and any successor Agent appointed pursuant to Article X hereof.

     "Aggregate Revolving Loan Commitment" means the aggregate of the Revolving Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The Aggregate Revolving Loan Commitment is Sixty-Five Million and 00/100 dollars ($65,000,000.00) subject to reduction as provided in this Agreement.

     "Agreement" means this Third Amended and Restated Credit Agreement, as it may be further amended, restated or otherwise modified and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect as of the Closing Date, applied in a manner consistent with that used in preparing the historical financial statements referred to in
Section 5.4 hereof.

     "Alliance" means Alliance Packaging, Inc., a Delaware corporation and a wholly-owned subsidiary of the Borrower, and its successors and assigns, including a debtor-in-possession on behalf of Alliance Packaging, Inc.

     "Alliance Guaranty" means that certain Guaranty entered into between Alliance and the Agent dated as of January 20, 1995, as amended by the Global Amendment, and as the same may from time to time be further amended, modified, supplemented or restated.

     "Alliance Security Agreement" means that certain Amended and Restated Security Agreement entered into between Alliance and the Agent dated as of May 30, 1996, as amended by an Amendment No. 1, dated as of September 26, 1996, and the Global Amendment, and as the same may from time to time be further amended, modified, supplemented or restated.

     "Alternate Base Rate" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and
(ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (1/2%) per annum.

     "Applicable Commitment Fee" as at any date of determination, shall be the rate per annum then applicable in the determination of the amount payable under
Section 2.15(C) with respect to the unused Aggregate Revolving Loan Commitment, determined in accordance with the provisions of Section 2.8(a).

     "Applicable Eurodollar Margin" as at any date of determination, shall be the rate per annum then applicable to Eurodollar Loans determined in accordance with the provisions of Section 2.8(a).

     "Applicable Floating Rate Margin" as at any date of determination, shall be the rate per annum then applicable to Floating Rate Loans determined in accordance with the provisions of Section 2.8(a).

     "Applicable Letter of Credit Fee" as at any date of determination, shall be the rate per annum then applicable in the determination of the amount payable under Section 2.25 with respect to Letters of Credit, determined in accordance with the provisions of Section 2.8(a).

     "Applicable Margins" is defined in Section 2.5(B)(i)(d).

     "Asset Sale" means, with respect to any Person, (i) the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the capital stock of any Subsidiary of such Person) or
(ii) the issuance, sale, conveyance, disposition or other transfer by such Person of any Capital Stock of or ownership, membership or other equity interests in such Person resulting in Net Cash Proceeds to such Person in excess of $1,000,000; provided, however, that notwithstanding the foregoing, the term "Asset Sale" shall not include the sale, lease, conveyance, disposition or other transfer of any assets in the ordinary course of business.

     "Authorized Officer" means any of the Chairman, President, Treasurer, Controller and Secretary of the Borrower, acting singly.

     "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or any other member of the Controlled Group is, or within the immediately preceding six
(6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "BHD" means Bicknell Huston Distributors, Inc., a Massachusetts corporation.

     "BHD Acquisition" means the Acquisition by the Borrower of certain of the assets and assumption of certain of the liabilities of BHD on the terms and conditions set forth in the BHD Acquisition Agreement.

     "BHD Acquisition Agreement" means that certain Asset Purchase Agreement, dated as of November 13, 1997, by and among the Borrower, Holdings, BHD, Pacific Industries, Inc., a Delaware corporation and Cookson America, Inc., a Delaware corporation.

     "BLN" means The B-L Network, Inc., a Delaware corporation, and its successors and assigns.

     "BLN Intercreditor Agreement" means the Intercreditor Agreement dated as of September 26, 1996 among the Agent, the Lenders and BLN, and acknowledged and agreed to by the Borrower.

     "BLN Note" means that certain Inventory Note, dated as of September 26, 1996 issued by the Borrower in favor of BLN in the original aggregate principal amount of $28,315,099.41.

     "Borrower" means South Central Pool Supply, Inc., a Delaware corporation, and its successors and assigns, including a debtor-in-possession on behalf of Borrower.

     "Borrowing Base" means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Agent, equal to: (i) eighty percent (80%) of the Gross Amount of Eligible Receivables of the Borrower; plus (ii) forty-five percent (45%) of the lesser of (A) $1,000,000 multiplied by the number of service centers operated by the Borrower and (B) the Gross Amount of Eligible Inventory of the Borrower; minus (iii) the aggregate outstanding L/C Obligations less any Cash Equivalents on deposit as cash collateral therefor; minus (iv) the then applicable Rentals Reserve. The Agent shall give the Borrower commercially reasonable notice, taking into account all facts and circumstances known by the Agent at such time, of any change in the criteria to determine the eligibility of any Receivables or Inventory of the Borrower or to the establishment by the Agent of any reserves which, in any such case, might reasonably be expected to materially decrease the amount of the Borrowing Base.

     "Borrowing Base Certificate" means a certificate, in substantially the form of Exhibit A attached hereto and made a part hereof, setting forth the Borrowing Base and the component calculations thereof.

     "Borrowing Date" means a date on which an Advance is made hereunder.

     "Borrowing Notice" is defined in Section 2.9 hereof.

     "Business Activity Report" means (A) a Notice of Business Activities Report from the State of Minnesota, Department of Revenue, or (B) any similar report required by any other State relating to the ability of the Borrower or its Subsidiaries to enforce their accounts receivable claims against Account Debtors located in any such state.

     "Business Day" means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Chicago and New York and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

     "Capital Expenditures" is defined in Section 6.4(A) hereof.

     "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capital Stock", with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

     "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, or its branches or agencies and having capital and surplus in an aggregate amount not less than $500,000,000 (fully protected against currency fluctuations for any such deposits with a term of more than ten (10) days);
(iii) shares of money market, mutual or similar funds having net assets in excess of $500,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Corporation) and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc.; provided, that the maturities of such Cash Equivalents shall not exceed 365 days.

     "Cash Flow Period" means the period from January 1, 1998 through the end of the Borrower's fiscal year ending December 31, 1998 and, thereafter, as separate periods, each subsequent 12-month period ending on December 31 of each calendar year.

     "Change" is defined in Section 3.2 hereof.

     "Change of Control" means an event or series of events by which:

          (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), other than CHS, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange
     Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding Capital Stock of the Borrower entitled to vote generally in the election of the directors of the Borrower; or

          (b) with respect to either Borrower or Holdings, during any period of 12 consecutive calendar months, individuals:

          (i) who were directors of such Person on the first day of such period, or

          (ii) whose election or nomination for election to the board of directors of such Person was recommended or approved by at least a majority of the directors then still in office who were directors of such Person on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of such Person.

     "CHS" means Code, Hennessy & Simmons Limited Partnership, an Illinois limited partnership.

     "Closing Date" means December 31, 1997.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral" means all property and interests in property now owned or hereafter acquired by Borrower or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Agent, for the benefit of the Holders of Secured Obligations, or to the Agent, for the benefit of the Lenders, whether under the Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

     "Collateral Documents" means all agreements, instruments and documents executed in connection with the Original Credit Agreement, the Restated Credit Agreement, the Second Restated Credit Agreement or this Agreement, including, without limitation (a) the Security Agreement, (b) the Alliance Guaranty, (c) the Alliance Security Agreement, (d) the Pledge Agreement, (e) all security agreements relating to any intellectual property of the Borrower or Alliance,
(f) the Collection

Account Agreements, (g) the Mortgages, and (h) all other security agreements, mortgages, deeds of trusts, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together, in each case, with all agreements and documents referred to therein or contemplated thereby.

     "Collection Account" means each depository account maintained by Borrower, which may be subject to a Collection Account Agreement, for the collection of Borrower's Receivables and other proceeds of Collateral.

     "Collection Account Agreement" means a written agreement among the Borrower, the Agent, and, as applicable, certain of the banks at which the Borrower maintains a Collection Account.

     "Collection Account Blockage Date" means the date, following the occurrence and during the continuance of a Default, on which the Agent or the Required Lenders, in the Agent's or the Required Lenders' sole discretion, instruct(s) any financial institution party to a Collection Account Agreement as described in the applicable Collection Account Agreement to remit, during the continuance of such Default, all amounts deposited in the Collection Account to the Agent or as the Agent shall direct.

     "Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

     "Commitments" means the Revolving Credit Commitments.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit G delivered to the Agent and each Lender by the Borrower pursuant to the provisions of this Agreement and covering, among other things, Borrower's calculation of the Applicable Margins, applicable Commitment Fee, Applicable Letter of Credit Fee, Borrower's compliance with the financial covenants contained in Section 6.4 and certain other provisions of this Agreement.

     "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs") and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

     "Contingent Obligation", as applied to any Person, means (i) any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received (such obligations under this clause (i) being sometimes referred to as "Accommodation Obligations") and (ii) any other contingent obligation or liability of such Person, whether or not reflected in financial statements of such Person as a liability.

     "Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

     "Controlled Group" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

     "Conversion/Continuation Notice" is defined in Section 2.11(D) hereof.

     "Corporate Base Rate" means the rate of interest publicly announced by LaSalle from time to time as its "prime rate", changing when and as said prime rate changes.

     "Cure Loan" is defined in Section 8.2(iii) hereof.

     "Customary Permitted Liens" means:

          (i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals that do not secure at any time an aggregate amount exceeding $1,000,000;

          (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under Section 7.1(h);

          (vi) Liens arising from leases or subleases granted to others which do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries; and

          (vii) any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

     "Dated Receivables" is defined in the definition of Eligible Receivables below.

     "Decision Period" is defined in Section 6.2(G) hereof.

     "Decision Reserve" is defined in Section 6.2(G) hereof.

     "Default" means an event described in Article VII hereof.

     "Designated Prepayment" is defined in Section 2.5(B)(i)(e).

     "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

     "EBITA" is defined in Section 6.4(A) hereof.

     "Effective Date" means the date on which this Agreement has become effective in accordance with the provisions of Article IV hereto but not later than December 31, 1997.

     "Eligible Inventory" means Inventory of the Borrower which is held for sale or lease or furnished under any contract of service by the Borrower which is at all times and shall continue to be acceptable to the Agent in all respects. Standards of eligibility may be fixed and revised from time to time by the Agent in the Agent's reasonable business judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious). In general, without limiting the foregoing, the following inventory is not Eligible
Inventory:

          (i) (to the extent not provided for by reserves described in the definition of the Gross Amount of Eligible Inventory) Inventory which is obsolete, not in good condition, not either currently usable or currently saleable in the ordinary course of the Borrower's business or does not meet all material standards imposed by any Governmental Authority having regulatory authority over such item of Inventory, its use or its sale;

          (ii) Inventory which the Agent determines, in the exercise of its reasonable discretion (which discretion shall not be exercised in a manner that is arbitrary or capricious), to be unacceptable due to age, type, category and/or quantity;

          (iii) Inventory consisting of packaging material, supplies, raw materials and work in process;

          (iv)   Inventory which (a) is consigned to a third party for sale or
     (b) is on consignment from a third party to the Borrower for sale;

          (v)    Inventory which has been held by the Borrower for more than two
     (2) years;

          (vi)   Inventory which consists of goods in transit;

          (vii) Inventory which is subject to a Lien in favor of any Person other than the Agent (other than a statutory Lien in favor of a landlord), including, without limitation, Inventory subject to the Lien in favor of BLN, which shall be deemed at any time to have an aggregate value equal to ninety percent (90%) of the outstanding principal balance of the BLN Note, at such time;

          (viii) Inventory with respect to which the Agent does not have a first and valid fully perfected security interest;

          (ix) Inventory of the Borrower which is not located either (i) on the Borrower's owned premises in the United States listed on Schedule 2 to the Security Agreement or (ii) (A) on the Borrower's leased premises in the United States listed on Schedule 2 to the Security Agreement, (B) in warehouses or with other bailees in the United States, in each case as listed on Schedule 2-A to the Security Agreement or (C) in other leased premises, warehouses or with other bailees in the United States not listed on Schedule 2-A to the Security Agreement permitted to be established under the Security Agreement or established in connection with a Permitted Acquisition, in each case under the immediately preceding clauses (B) and
     (C) in connection with which the Agent shall have received bailee and/or warehousemen's access and lien waiver agreements, as applicable, in each case in form and substance acceptable to the Agent;

          (x) Inventory which is evidenced by a Receivable; and

          (xi) Inventory which is not in full conformity with the representations and warranties made by the Borrower to the Agent with respect thereto whether contained in this Agreement or the Security Agreement.

Without limiting the foregoing, (i) Inventory of the Borrower which is acquired pursuant to a Permitted Acquisition shall not be deemed Eligible Inventory unless and until the Agent and the Required Lenders, after concluding any due diligence they reasonably deem necessary, shall be satisfied as to the condition thereof and that such Inventory would otherwise meet the standards of eligibility set forth herein (including, without limitation, perfection and priority of the Agent's security interests in such Inventory) but for the fact that it was acquired by the Borrower outside of the ordinary course of business and (ii) Inventory acquired pursuant to such Permitted Acquisition may be deemed Eligible Inventory from and after such Permitted Acquisition if the foregoing determinations have been made to the Agent's and the Required Lenders' satisfaction.

     "Eligible Receivables" means Receivables created by the Borrower in the ordinary course of its respective business arising out of the sale of goods or rendition of services by the Borrower, which Receivables are and at all times shall continue to be acceptable to the Agent in all respects. Standards of eligibility may be fixed and revised from time to time by the Agent in the Agent's reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious). In general, without limiting the foregoing, the following Receivables are not Eligible Receivables:

          (i) Receivables which remain unpaid sixty (60) days after the original due date (provided the Borrower continues to offer dating terms to its account debtors consistent with past practices);

          (ii) all Receivables owing by a single Account Debtor (including a Receivable which remains unpaid fewer than sixty (60) days after the original due date) if twenty-five percent (25%) of the balance owing by such Account Debtor to the Borrower, calculated without taking into account any credit balances of such Account Debtor, remains unpaid sixty (60) days after the original due date or has otherwise become, or has been determined by the Agent to be, ineligible;

          (iii) Receivables from any single Account Debtor and its Affiliates which otherwise constitute Eligible Receivables comprising more than fifteen percent (15%) of all Eligible Receivables;

          (iv) Receivables with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate of the Borrower;

          (v) Receivables with respect to which the Account Debtor is (a) any federal Governmental Authority, the United States of America, or, in each case, any department, agency or instrumentality thereof, unless with respect to any such Account, the Borrower has complied to the Agent's satisfaction with the provisions of the Federal Assignment of Claims Act or other applicable statutes, including, without limitation, executing and delivering to Agent all statements of assignment and/or notification which are in form and substance acceptable to Agent and which are deemed necessary by Agent to effectuate the assignment to the Agent of such Receivables on behalf of the Lenders of such Accounts or (b) any state or municipal Governmental Authority or any agency or instrumentality thereof;

          (vi) Receivables with respect to which the Account Debtor is any state or municipal Governmental Authority or any agency or instrumentality thereof;

          (vii) Receivables not denominated in U.S. dollars or with respect to which the Account Debtor is not a resident of the United States unless the Account Debtor has supplied the Borrower with an irrevocable letter of credit, issued by a financial institution satisfactory to the Agent, sufficient to cover such Receivable in form and substance satisfactory to the Agent;

          (viii) Receivables with respect to which the Account Debtor has (a) asserted a counterclaim, (b) a right of setoff or (c) a receivable owing from the Borrower but only to the extent of such counterclaim, setoff or receivable;

          (ix) Receivables for which the prospect of payment or performance by the Account Debtor is or will be impaired as determined by the Agent in the exercise of its reasonable credit judgment (which credit judgment shall not be exercised in a manner that is arbitrary or capricious);

          (x) Receivables with respect to which the Agent does not have a first and valid fully perfected and enforceable security interest;

          (xi) Receivables with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver, trustee or assignee for the benefit of creditors;

          (xii) Receivables with respect to which the Account Debtor's obligation to pay the Receivable is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Receivables in connection with which Account Debtors are entitled to return Inventory on the basis of the quality of such Inventory) or consignment basis;

          (xiii) Receivables with respect to which the Account Debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); provided, however, such Receivables shall nonetheless be eligible if the Borrower has filed a Business Activity Report (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report);

          (xiv) Receivables with respect to which the Account Debtor's obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms;

          (xv) Receivables with respect to which the Borrower has not yet shipped the applicable goods or performed the applicable service or in connection with which an invoice has not been issued;

          (xvi) Receivables which the Agent, exercising reasonable discretion (which discretion shall not be exercised in a manner that is arbitrary or capricious), has determined to be unacceptable to it;

          (xvii) any Receivable which is not in conformity with the representations and warranties made by the Borrower to the Agent with respect thereto, whether contained in this Agreement or the Security Agreement;

          (xviii) Receivables in connection with which the Borrower has not complied with all material requirements contained in the charter and by-laws or other organizational or governing documents of the Borrower and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Borrower or any of its property or to which the Borrower or any of its property is subject, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority or judicial authority relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices and consumer debtor protection, applicable to such Receivable (or any related contracts) or affecting the collectability of such Receivables;

          (xix) Receivables in connection with which the Borrower or any other party to such Receivable is in default in the performance or observance of any of the terms thereof in any material respect; and

          (xx) (y) for the period from January 1 through April 30 in each year, Receivables for which the due date is greater than thirty (30) days after the date of the applicable invoice ("Dated Receivables") to the extent such Dated Receivables comprise greater than sixty-five percent (65%) of all Receivables of the Borrower; and (z) for the period from May 1 through December 31 in each year, Dated Receivables to the extent such Dated Receivables comprise greater than forty percent (40%) of all Receivables of the Borrower.

Without limiting the foregoing, (i) Receivables of the Borrower which are acquired pursuant to a Permitted Acquisition shall not be deemed Eligible Receivables unless and until the Agent and the Required Lenders, after concluding any due diligence they reasonably deem necessary, shall be satisfied as to the quality and creditworthiness thereof and that such Receivables would otherwise meet the standards of eligibility set forth herein (including, without limitation, perfection and priority of the Agent's security interests in such Receivables) but for the fact that they were acquired by the Borrower outside of the ordinary course of business and (ii) Receivables acquired pursuant to such Permitted Acquisition may be deemed Eligible Receivables from and after such Permitted Acquisition if the foregoing determinations have been made to the Agent's and the Required Lenders' satisfaction.

     "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. (S)(S) 651 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. (S)(S) 6901 et seq., and the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S)(S) 136 et seq., in each case including any amendments thereto, any successor statutes, and any regulations promulgated thereunder, and any state or local equivalent thereof.

     "Environmental Lien" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

     "Equipment" means all of the Borrower's and each of its Subsidiaries' respective present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, selling, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than the Borrower's and each such Subsidiary's respective Inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by LaSalle to first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of LaSalle's relevant Eurodollar Loan and having a maturity approximately equal to such Interest Period, as adjusted for Reserves.

     "Eurodollar Loan" means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

     "Eurodollar Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Excess Cash Flow" means, for any Cash Flow Period, an amount equal to the Borrower's and its Subsidiaries' consolidated (i) earnings before interest expense, tax expense, depreciation and amortization for such period, plus (ii) the net reduction, if any, in Working Capital during such period, minus (iii) the net increase, if any, in Working Capital during such period, minus (iv) income taxes, whether paid in cash or accrued, minus (v) Capital Expenditures, whether paid in cash or accrued during such period, minus (vi) Interest Expense for such period, minus (vii) scheduled amortization of the principal portion of the Term Loan and scheduled amortization of the principal portion of all other Indebtedness of the Borrower and its Subsidiaries during such period, minus
(viii) the aggregate amount (without duplication) of (y) cash dividends paid during such period with respect to Borrower's Capital Stock and (z) Restricted Junior Payments paid during such period pursuant to Section 6.3(F)(ii), minus
(ix) all prepayments of Loans made (other than ordinary course repayments of the Revolving Loans). All such amounts shall be calculated assuming that the Borrower has conducted its business in the ordinary course and in accordance with past practices.

     "Excluded Proceeds" is defined in Section 6.2(G)

     "Existing Letters of Credit" means the letters of credit identified in
Schedule 1.1.5.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Fees" is defined in Section 6.4(A) hereof.

     "Finance Subsidiary" means a wholly-owned Subsidiary of Holdings, the sole purpose and activity of which is to hold the Subordinated Intercompany Indebtedness subject to the Holdings Subordination Agreement.

     "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Floating Rate Margin, changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Floating Rate Loan" means a Loan, or portion thereof, which bears interest at the Floating Rate.

     "Global Amendment" means that certain Global Amendment No.1, dated as of December 31, 1997, between the Borrower, Holdings, Alliance and the Agent, amending certain provisions of the Collateral Documents.

     "Governmental Acts" is defined in Section 2.26(A) hereof.

     "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Gross Amount of Eligible Inventory" means Eligible Inventory valued at the lower of cost determined on a first-in-first-out basis (determined in accordance with Agreement Accounting Principles, consistently applied) or market value less (i) the value of reserves which have been recorded by the Borrower with respect to obsolete, slow-moving or excess Inventory and (ii) such other reserves as the Agent elects to establish in accordance with its reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious).

     "Gross Amount of Eligible Receivables" means the face amount outstanding under the Eligible Receivables, determined in accordance with Agreement Accounting Principles, consistently applied less (i) all finance charges, late fees and other fees that are unearned, (ii) the value of any accrual which has been recorded by the Borrower with respect to downward price adjustments, and
(iii) such other reserves as the Agent elects to establish in accordance with its reasonable credit judgment (which credit judgment shall be exercised in a manner that is not arbitrary or capricious).

     "Gross Negligence" means recklessness, the absence of the slightest care or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

     "Holders of Secured Obligations" means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Agent in respect of

Reimbursement Obligations, (iii) the Agent and the Lenders in respect of all other present and future obligations and liabilities of the Borrower, any of its Subsidiaries or Holdings of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Indemnitee in respect of the obligations and liabilities of the Borrower to such Person hereunder, (iv) each Lender (or affiliate thereof) in respect of all Rate Hedging Obligations of the Borrower to such Lender (or such affiliate), and (v) their respective successors, transferees and assigns.

     "Holdings" means SCP Pool Corporation, a Delaware corporation (formerly known as SCP Holding Corp.), and its successors and assigns, including a debtor-in-possession on behalf of Holdings. From and after the date on which Holdings changed its name from SCP Holding Corp. to SCP Pool Corporation all references in this Agreement and each of the other Loan Documents to "Holdings" or "SCP Holding Corp." shall be references to SCP Pool Corporation (formerly known as SCP Holding Corp.).

     "Holdings' Dividends" is defined in Section 6.3(F)(i).

     "Holdings Guaranty" means that certain Guaranty entered into between Holdings and The First National Bank of Chicago, as agent, dated as of May 30, 1996, as amended by the Global Amendment and as the same may from time to time be amended, modified, supplemented or restated.

     "Holdings Subordinated Debt" means (a) the Convertible Subordinated Promissory Note of Holdings issued as of December 31, 1993 to the SCP Seller in the original principal amount of $125,000; and (b) the Orcal Notes, $883,333.34 of which is outstanding as of September 30, 1997.

     "Holdings Subordination Agreement" has the meaning given that term in
Section 6.3(A).

     "Indebtedness" of any Person means, without duplication, (i) any indebtedness of such Person, contingent or otherwise, in respect of borrowed money including all principal, interest, fees and expenses with respect thereto (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (or reimbursement obligations with respect thereto, including, in the case of the Borrower, Reimbursement Obligations under the Letters of Credit) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness); and (ii) to the extent not otherwise included, (a) interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceedings and other interest that would have accrued but for the commencement of such proceedings, (b) any Capitalized Lease Obligations, (c) the maximum fixed repurchase price of any Redeemable Stock, (d) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (e) Contingent Obligations (exclusive of whether such items would appear upon such balance sheet) and (f) Rate Hedging Obligations. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, provided that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "Indemnified Matters" is defined in Section 9.7(B) hereof.

     "Indemnitees" is defined in Section 9.7(B) hereof.

     "Interest Expense" is defined in Section 6.4(A) hereof.

     "Interest Expense Coverage Ratio" is defined in Section 6.4(B) hereof.

     "Interest Period" means, with respect to a Eurodollar Loan, a period of one
(1), two (2), three (3) or six (6) months commencing on a Business Day selected by the Borrower pursuant to this Agreement; provided, however, notwithstanding anything in this Agreement to the contrary, for the period from the Closing Date to the earlier of (y) the date that is ninety (90) days after the Closing Date and (z) the date upon which the Agent confirms that the loan syndication process has been completed (the "Syndication Period"), "Interest Period" means with respect to a Eurodollar Loan, a period of not more than one month. Other than during the Syndication Period, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Interest Rate Agreements" is defined in Section 6.3(R) hereof.

     "Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrower which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the Borrower's business, and shall include such property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by the Borrower.

     "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of stock, partnership interest, membership, ownership or other equity interests, notes, debentures or other securities, or of a beneficial interest in stock, partnership interest, membership, ownership or other equity interests, notes, debentures or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

     "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

     "LaSalle" means LaSalle National Bank, in its individual capacity, and its successors.

     "L/C Draft" means a draft drawn on the Agent pursuant to a Letter of Credit.

     "L/C Interest" shall have the meaning ascribed to such term in Section
2.22.

     "L/C Obligations" means, without duplication, an amount equal to the sum of
(i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amounts of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Agent, (iii) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied) and (iv) the aggregate outstanding amount of all Reimbursement Obligations at such time.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" means any letter of credit previously issued under the Original Credit Agreement, the Restated Credit Agreement or the Second Restated Credit Agreement or to be issued by the Agent pursuant to Section 2.21 hereof.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan(s)" means, with respect to a Lender, such Lender's portion of any Advance made pursuant to Section 2.1 or Section 2.2, as applicable, and collectively all Term Loans and Revolving Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Loans.

     "Loan Account" is defined in Section 2.15(F) hereof.

     "Loan Documents" means this Agreement, the Notes, the Holdings Guaranty and the other Collateral Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

     "Material Adverse Effect" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, or the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Agent to enforce in any material respect the Obligations or their rights with respect to the Collateral.

     "Maximum Revolving Credit Amount" means, at any particular time, (i) the lesser of (A) the Aggregate Revolving Loan Commitment at such time and (B) the Borrowing Base at such time minus (ii) the amount of any Decision Reserve in effect at such time.

     "Mortgages" means the mortgages dated as of September 26, 1996, executed by the Borrower in favor of the Agent for the benefit of itself and the Holders of Secured Obligations, with respect to the owned real property owned by the Borrower, as amended by a Deed of Trust Modification Agreement, dated as of December 31, 1997, and as the same may from time to time be further amended, modified, supplemented or restated.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is party to which more than one employer is obligated to make contributions.

     "Net Cash Proceeds" means, with respect to any Asset Sale of any Person,
(a) cash (freely convertible into U.S. dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale, (iii) all amounts used to repay Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (b) cash payments in respect of any Indebtedness, Capital Stock, ownership or membership interest or other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

     "Net Distribution" is defined in Section 6.3(F).

     "Net Income" is defined in Section 6.4(A) hereof.

     "Non Pro Rata Loan" is defined in Section 8.2 hereof.

     "Notes" means the Revolving Notes and the Term Notes.

     "Notice of Assignment" is defined in Section 12.3(B) hereof.

     "Obligations" means all Loans, Reimbursement Obligations, obligations, advances, debts, liabilities, covenants and duties owing by the Borrower to the Agent, any Lender, any Affiliate of the Agent or any Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes, the Collateral Documents, or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

     "Orcal Notes" means the Subordinated Promissory Notes dated February 28, 1995 in the aggregate original principal amount of $2,650,000 issued by Holdings to Ronald Hetzner.

     "Original Closing Date" means December 31, 1993.

     "Original Credit Agreement" means the Credit Agreement dated as of December 31, 1993 among the Borrower, the Lenders and The First National Bank of Chicago, as Agent, as the same was amended prior to the effective date of the Restated Credit Agreement.

     "Other Taxes" is defined in Section 2.15(E)(ii) hereof.

     "Participants" is defined in Section 12.2(A) hereof.

     "Parent Entity" is defined in Section 6.2(M).

     "Payment Date" means the last Business Day of each month.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "Permitted Acquisition" is defined in Section 6.3(G) hereof.

     "Permitted Existing Contingent Obligations" means those Contingent Obligations of the Borrower and its Subsidiaries identified as such on Schedule
1.1.1 to this Agreement.

     "Permitted Existing Indebtedness" means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

     "Permitted Existing Investments" means those Investments identified as such on Schedule 1.1.3 to this Agreement.

     "Permitted Existing Liens" means the Liens on assets of the Borrower or any of its Subsidiaries identified as such on Schedule 1.1.4 to this Agreement.

     "Permitted Inventory and Equipment Sales" is defined in Section 6.3(B)(iv) hereof.

     "Permitted Purchase Money Indebtedness" means the Indebtedness permitted pursuant to Section 6.3(A)(ii)(j).

     "Permitted Subordinated Indebtedness" means Subordinated Indebtedness permitted pursuant to Section 6.3(A)(ii)(c) and the Subordinated Intercompany Indebtedness.

     "Person" means any natural person, corporation, company, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

     "Pledge Agreement" means that certain Pledge Agreement, dated as of January 20, 1995, executed by the Borrower in favor of the Agent for the benefit of itself and the Holders of Secured Obligations pursuant to which Borrower has pledged all of the Capital Stock of Alliance as additional security for the Secured Obligations, as amended by the Global Amendment, and as the same may from time to time be further amended, modified, supplemented or restated.

     "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (A) the sum of such Lender's Term Loans and Revolving Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the aggregate amount of all of the Term Loans and the Aggregate Revolving Loan Commitment at such time; provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of such Lender's Term Loans and Revolving Loans by (y) the aggregate amount of all Term Loans and Revolving Loans.

     "Purchasers" is defined in Section 12.3(A) hereof.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Rate Option" means the Eurodollar Rate or the Floating Rate.

     "Receivable(s)" means and includes all of the Borrower's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "Redeemable Stock" means any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the maturity of the Obligations (including any extensions thereof contemplated by this Agreement), or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, prior to the maturity of the Obligations (including any extensions thereof contemplated by this Agreement).

     "Register" is defined in Section 12.3(C) hereof.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by nonbank, nonbroker lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock (as defined therein) applicable to member banks of the Federal Reserve System.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "Reimbursement Obligation" is defined in Section 2.23 hereof.

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the unrestricted migration of Contaminants through or in the air, soil, surface water or groundwater.

     "Rentals" is defined in Section 6.4(A) hereof.

     "Rentals Reserve" is the amount established by the Agent from time to time approximating three (3) months rent for those leased locations of the Borrower for which landlord agreements have not been obtained under the terms of the applicable Security Agreement and where the landlord has a lien which may take priority over the Lien in favor of the Agent, less $74,000, relating to leased locations in New Jersey and Pennsylvania as of the Closing Date. The Rentals Reserve as of the Closing Date shall be $500,000.

     "Replacement Lender" is defined in Section 2.20 hereof.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

     "Required Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two-thirds percent (66-2/3%); provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Revolving Loan requested by the Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, "Required Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Revolving Loans have not been so cured) whose Pro Rata Shares represent at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, in the event that the Commitments have been terminated pursuant to the terms of this Agreement, "Required Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are equal to or greater than sixty-six and two-thirds percent (66-2/3%).

     "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

     "Reserves" shall mean the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to "Eurocurrency liabilities" or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

     "Restated Credit Agreement" means the Amended and Restated Credit Agreement dated as of May 30, 1996 among the Borrower, the Lenders and The First National Bank of Chicago, as agent, as the same was amended prior to the effective date of the Second Restated Credit Agreement.

     "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to any Permitted Subordinated Indebtedness, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries now or hereafter outstanding (v) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of any Permitted Subordinated Indebtedness or any shares of the capital stock of Holdings, Borrower or any of Borrower's Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission and (vi) any payment of management fees to Holdings, CHS or any of their Affiliates.

     "Revolving Credit Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the Revolving Credit Obligations.

     "Revolving Credit Obligations" means, at any particular time, the sum of
(i) the outstanding principal amount of the Revolving Loans at such time, plus
(ii) the L/C Obligations at such time.

     "Revolving Loan" is defined in Section 2.2.

     "Revolving Loan Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on Exhibit B to this Agreement under the heading "Revolving Loan Commitment" opposite its name thereon or as identified in the Assignment and Acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment under Section 12.3.

     "Revolving Note" means a promissory note, in substantially the form of Exhibit C hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any amendment, restatement modification, renewal or replacement of such Revolving Note.

     "Risk Based Capital Guidelines" is defined in Section 3.2 hereof.

     "SCP Seller" means South Central Pool Supply, Inc., a Louisiana corporation.

     "Second Restated Credit Agreement" means the Second Amended and Restated Credit Agreement dated as of September 26, 1996 among the Borrower, the Lenders and LaSalle, as successor agent to The First National Bank of Chicago, as amended by an Amendment No. 1 dated as of December 17, 1997.

     "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Hedging Obligations owing to one or more of the Lenders or any Affiliate of one or more of the Lenders.

     "Security Agreement" means that certain Amended and Restated Security Agreement dated as of May 30, 1996, executed by the Borrower in favor of the Agent for the benefit of the Holders of Secured Obligations, as amended by an Amendment No. 1 and an Amendment No. 2, dated as of September 26, 1996 and December 31, 1997, respectively, and the Global Amendment, and as the same may be further amended, restated or otherwise modified from time to time.

     "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "Specified Default" means a Default under any of : (a) Section 7.1(a); (b)
Section 7.1(b)(iii) to the extent such Default relates to a breach of Section 6.4; (c) Section 7.1(e); (d) Section 7.1(f); (e) Section 7.1(g); (f) Section 7.1(i); (g) Section 7.1(m); or (h) Section 7.1(n).

     "Subordinated Indebtedness" means any Indebtedness of the Borrower or any Subsidiary of Borrower the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Required Lenders, including, without limitation, the Subordinated Intercompany Indebtedness.

     "Subordinated Intercompany Indebtedness" has the meaning given to that term in Section 6.3(A).

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Syndication Period" shall have the meaning set forth in the definition of "Interest Period" above.

     "Taxes" is defined in Section 2.15(E)(i) hereof.

     "Termination Date" means the earlier of (a) December 31, 2002 and (b) the date of termination of the Commitments pursuant to Section 2.6 or Section 8.1.

     "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

     "Term Loan" is defined in Section 2.1(a).

     "Term Loan Termination Date" means June 30, 2002.

     "Term Notes" means the promissory notes, in substantially the form of Exhibit D hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Term Loans, including any amendment, restatement modification, renewal or replacement of such promissory note.

     "Transaction Documents" means the Loan Documents, the documents evidencing the Holdings Subordinated Debt, the documents evidencing the Subordinated Intercompany Indebtedness, the Holdings Subordination Agreement and the documents, instruments and agreements entered into in connection with the BHD Acquisition, the BLN Note and any Permitted Acquisition.

     "Transferee" is defined in Section 12.5 hereof.

     "Type" means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

     "Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Upstream Guarantee" is defined in Section 6.3(E).

     "Working Capital" means, as at any date of determination, the excess, if any, of (i) the Borrower's consolidated current assets, except cash and Cash Equivalents, over (ii) the Borrower's consolidated current liabilities, except current maturities of long-term debt and Revolving Credit Obligations as of such date and all accrued interest as of such date.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the Closing Date. Any references to Subsidiaries of the Borrower set forth herein shall (i) with respect to representations and warranties which deal with historical matters be deemed to include all former Subsidiaries of any seller in connection with any Permitted Acquisition previously consummated or consummated after the date of this Agreement; and (ii) shall not be deemed a consent by the Lenders to the formation of any Subsidiaries by the Borrower.

     1.2 Subsidiary References. The existence throughout the Agreement of references to the Borrower's Subsidiaries is for a matter of convenience only and shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary other than Alliance.

     1.3 Supplemental Disclosure. At any time at the request of the Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. If any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are restricted or prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any baskets, limits or similar restrictions contained in this Agreement or any other Loan Document.

     1.4 Amendment and Restatement of Second Restated Credit Agreement. The Borrower, the Lenders and the Agent agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Sections 4.1 and 4.2, the terms and provisions of the Second Restated Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Secured Obligations incurred under the Second Restated Credit Agreement, under the Restated Credit Agreement or under the Original Credit Agreement which are outstanding on the Effective Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement. Without limiting the foregoing, (a) all Letters of Credit issued for the account of the Borrower under the Second Restated Credit Agreement, under the Restated Credit Agreement or under the Original Credit Agreement which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement and (b) all Secured Obligations consisting of Rate Hedging Obligations incurred under Interest Rate Agreements with any Lender or any Affiliate of any Lender which are outstanding on the Effective Date shall continue as Secured Obligations under this Agreement and the other Loan Documents.


ARTICLE II:  THE CREDITS

     2.1. Term Loans. (a) Amount of Term Loans. Prior to the Effective Date, term loans were previously made to the Borrower under the Original Credit Agreement and the Second Restated Credit Agreement in the aggregate principal amount of Twenty-Five Million and no/100 dollars ($25,000,000), the principal balance of which has been reduced to $21,000,000 as of the date of this Agreement (such outstanding loans being hereinafter referred to as the "Term Loans").

     (b)  Reserved.

     (c)  Reserved.

     (d)  Repayment of the Term Loans.

          (i) The Term Loans shall be repayable in eighteen (18) consecutive quarterly installments payable on the last day of each calendar quarter commencing March 31, 1998 and continuing thereafter until June 30, 2002 and a final installment on the Term Loan Termination Date, and the Term Loans shall be permanently reduced by the amount of each installment on the date payment thereof is required to be made hereunder. The installments shall be in the aggregate amount set forth below:

          Installment Date              Installment Amount
          ----------------              ------------------
          March 31, 1998                   $1,000,000
          June 30, 1998                    $1,000,000
          September 30, 1998               $1,000,000
          December 31, 1998                $1,000,000

          March 31, 1999                   $1,250,000
          June 30, 1999                    $1,250,000
          September 30, 1999               $1,250,000
          December 31, 1999                $1,250,000

          March 31, 2000                   $1,250,000
          June 30, 2000                    $1,250,000
          September 30, 2000               $1,250,000
          December 31, 2000                $1,250,000

          March 31, 2001                   $1,250,000
          June 30, 2001                    $1,250,000
          September 30, 2001               $1,250,000
          December 31, 2001                $1,250,000

          March 31, 2002                   $1,250,000
          June 30, 2002                    $  750,000

     Notwithstanding the foregoing, the final installment on the Term Loan Termination Date shall be in the amount of the then outstanding principal balance of the Term Loans. No installment of any Term Loan shall be reborrowed once repaid. In addition, the then outstanding principal balance of all of the Term Loans shall be due and payable on the Termination Date.

          (ii) In addition to the scheduled payments on the Term Loans, the Borrower may make the voluntary prepayments described in Section 2.5(A) for credit against the scheduled payments on the Term Loans pursuant to Section 2.5(A) and shall make the mandatory prepayments prescribed in Section 2.5(B), for credit against such scheduled payments on the Term Loans pursuant to Section 2.5(B).

     2.2 Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2 hereof, from and including the date of this Agreement and prior to the Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time in dollars in an amount not to exceed such Lender's Pro Rata Share of Revolving Credit Availability at such time (each individually, a "Revolving Loan" and, collectively, the "Revolving Loans"); provided, however, at no time shall the Revolving Credit Obligations exceed the Maximum Revolving Credit Amount. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. The Revolving Loans made on the Effective Date shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.11 and subject to the other conditions and limitations therein set forth and set forth in this Article II. On the Termination Date, the Borrower shall repay in full the outstanding principal balance of the Revolving Loans.

      2.3 Ratable Loans. Each Advance under Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

      2.4 Rate Options for all Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Section 2.11; provided, however, that notwithstanding anything herein to the contrary, the Borrower may not select Interest Periods for Eurodollar Advances made during the Syndication Period which exceed one month and the Interest Periods with respect to all such Eurodollar Advances made during the Syndication Period shall be required to expire on the same date. The Borrower may select, in accordance with Section 2.11, Rate Options and Interest Periods applicable to portions of the Revolving Loans and the Term Loans; provided that there shall be no more than six (6) Interest Periods in effect with respect to all of the Loans at any time.

      2.5 Optional Payments; Mandatory Prepayments.

      (A) Optional Payments. Subject to payment of all amounts required pursuant to Section 3.4, Borrower may from time to time repay or prepay, without further penalty or premium all or any part of outstanding Floating Rate Advances and all of any outstanding Eurodollar Rate Advance. Unless the aggregate outstanding principal balance of the Term Loans is to be prepaid in full, voluntary prepayments of the Term Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount. Each voluntary prepayment of the Term Loan shall be applied pro rata and ratably to the unpaid installments of the Term Loan.

      (B) Mandatory Prepayments.

      (i) Mandatory Prepayments of Term Loans.

           (a) Upon the consummation of any Asset Sale by Holdings, the Borrower or any Subsidiary of Borrower (other than the Permitted Inventory and Equipment Sales and the sale of the Borrower's real property located in Fresno County, California) the Net Cash Proceeds of which are greater than $500,000, within (A) one hundred eighty (180) days in the case of an Asset Sale described in clause(y) below, and (B) three (3) Business Days in the case of an Asset Sale described in clause (z) below, after Holdings', the Borrower's or any of its Subsidiaries' (i) receipt of any Net Cash Proceeds from any such Asset Sale, or (ii) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any Asset Sale, the Borrower shall make or cause to be made a mandatory prepayment of the Obligations in an amount equal to (y) one hundred percent (100%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents in the case of Asset Sales other than in connection with the issuance of Capital Stock; provided, however, that such Net Cash Proceeds which Holdings, the Borrower or such Subsidiary shall, within one hundred eighty (180) days after the receipt thereof, use to acquire assets of a like nature to those sold in such Asset Sale in replacement thereof shall not be required to be prepaid pursuant to the terms of this Section 2.5(B)(i)(a), provided, further, however, that notwithstanding the foregoing, during the existence of a Default under Section 7.1(a), if Holdings, the Borrower or any Subsidiary shall consummate any Asset Sale in which the sale price exceeds $50,000, then the Borrower shall, immediately upon receipt, make or cause to be made a mandatory prepayment in an amount equal to 100% of such Net Cash Proceeds and (z) seventy-five percent (75%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents in the case of Asset Sales consisting of the issuance of Capital Stock.

          (b) Within two (2) Business Days after receipt by the Borrower or any of its Subsidiaries of any proceeds of Indebtedness permitted by Section 6.3(A)(ii)(c), the Borrower shall make or cause to be made a mandatory prepayment in an amount equal to one-hundred percent (100%) of such proceeds of Indebtedness.

          (c) Simultaneously with the delivery of the annual audited financial statements required to be delivered pursuant to Section 6.1(a)(iii) for each Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Cash Flow Period and shall make a mandatory prepayment, payable no later than ten (10) days after such calculation and financial statements are delivered in an amount equal to fifty percent (50%) of such Excess Cash Flow, provided that such mandatory prepayment shall not be required if the Borrower's Leverage Ratio (as defined in Section 6.4(D)) as of the last day of such Cash Flow Period is less than 4.00 to 1.00.

          (d) Nothing in this Section 2.5(B)(i) shall be construed to constitute the Lenders' consent to any transaction referred to in clause (a) or (b) above which is not expressly permitted by the terms of this Agreement.

          (e) Each mandatory prepayment required by clauses (a), (b) and (c) of this Section 2.5(B)(i) shall be referred to herein as a "Designated Prepayment". Designated Prepayments shall be allocated and applied to the Obligations as follows:

               (I) the amount of each Designated Prepayment required by (A) clauses (a)(y), (b) and (c) of this Section 2.5(B)(i) shall be applied to the unpaid installments of the Term Loans in the inverse order of maturity, and (B) clause (a)(z) of this Section 2.5(B)(i) shall be applied pro rata and ratably to the unpaid installments of the Term Loans; and

               (II) following the payment in full of the Term Loans, the amount of each Designated Prepayment shall be applied to repay Revolving Loans and following the payment in full of the Revolving Loans, the amount of each Designated Prepayment shall be applied first to interest on the Reimbursement Obligations, then to principal on the Reimbursement Obligations, then to fees on account of Letters of Credit and then, to the extent any L/C Obligations are contingent, deposited with the Agent as cash collateral in respect of such L/C Obligations.

          (f) On the date any Designated Prepayment is received by the Agent, such prepayment shall be applied (unless the Borrower shall have designated an alternative application in writing which alternative application shall be subject to payment of all amounts required pursuant to Section 3.4) first to Floating Rate Loans and to any Eurodollar Loans maturing on such date. The Agent shall hold the remaining portion of such Designated Prepayment as cash collateral in an interest bearing deposit account and shall apply funds from such account to subsequently maturing Eurodollar Loans in order of maturity.

          (ii) Mandatory Prepayments of Revolving Loans. In addition to repayments under Section 2.5(B)(i)(e)(II), if the Revolving Credit Obligations are greater than the Maximum Revolving Credit Amount, the Borrower shall immediately make a mandatory prepayment of the Obligations in an amount equal to such excess. In addition, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability.

      2.6 Reduction of Commitments. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount, upon at least three Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

      2.7 Method of Borrowing. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII hereof. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

      2.8 Determination of Applicable Margins, Applicable Letter of Credit Fee and Applicable Commitment Fee.

          (a) Definitions. As used in this Section 2.8 and in this Agreement, the following terms shall have the following meanings:

               "Applicable Margins", "Applicable Commitment Fee" and "Applicable Letter of Credit Fee" shall mean the Applicable Floating Rate Margin and/or Applicable Eurodollar Margin, with respect to Loans and the Applicable Commitment Fee and/or Applicable Letter of Credit Fee, with respect to fees payable as the case may be. The Applicable Margins shall be determined, in accordance with the provisions of this Section 2.8, by reference to the following:

                                                  Applicable     Applicable      Applicable    Applicable
        Leverage                                  Eurodollar    Floating Rate    Commitment    Letter of
         Ratio                                      Margin         Margin            Fee       Credit Fee
        -------------------------------------------------------------------------------------------------
        Less than 2.00 to 1.00                       0.75%          0.00%           0.25%         0.75%
        -------------------------------------------------------------------------------------------------
        Greater than or Equal to 2.01 to 1.00
        and Less than or Equal to 2.50 to 1.00       1.00%          0.00%           0.30%         1.00%
        -------------------------------------------------------------------------------------------------
        Greater than or Equal to 2.51 to 1.00
        and Less than or Equal to 3.00 to 1.00       1.25%          0.00%           0.35%         1.25%
        -------------------------------------------------------------------------------------------------
        Greater than or Equal to 3.01 to 1.00
        and Less than or Equal to 3.50 to 1.00       1.50%          0.00%           0.40%         1.50%
        -------------------------------------------------------------------------------------------------
        Greater than or Equal to 3.51 to 1.00
        and Less than or Equal to 4.01 to 1.00       1.75%          0.25%           0.45%         1.75%
        -------------------------------------------------------------------------------------------------
        Greater than 4.01 to 1.00                    2.00%          0.50%           0.50%         2.00%
        -------------------------------------------------------------------------------------------------

          "Leverage Ratio" shall have the meaning ascribed to that term in
     Section 6.4(D).

     (b) Determination of Applicable Margins, Applicable Letter of Credit Fee and Applicable Commitment Fee.

     (i) The Applicable Margin in respect of any loan, the Applicable Letter of Credit Fee payable under Section 2.25 and the Applicable Commitment Fee payable under Section 2.15(c) shall be determined by reference to the tables set forth in paragraph (a) above, as applicable, on the basis of the Leverage Ratio (calculated based upon (a) with respect to Revolving Loans, the average of the outstanding amounts as of the last day of each quarter for the four quarters in the period then ended and (b) with respect to the Term Loans and other Indebtedness, the outstanding amount as of the end of the quarter then ended) determined by reference to the most recent financial statements delivered pursuant to Section 6.1(A)(ii) or 6.1(A)(iii).

     (ii) Upon receipt of the financial statements delivered pursuant to Section 6.1(A)(ii) or Section 6.1(A)(iii), as applicable, the Applicable Margins for all outstanding

     Obligations, the Applicable Letter of Credit Fee and Applicable Commitment Fee shall be adjusted, such adjustment being effective on the fifth (5th) Business Day after receipt of such financial statements and the Compliance Certificate to be delivered in connection therewith; provided, however, if the Borrower shall not have timely delivered such financial statements in accordance with Section 6.1(A)(ii) or Section 6.1(A)(iii), as applicable, beginning with the date upon which such financial statements should have been delivered and continuing until such financial statements are delivered, it shall be assumed for purposes of determining the Applicable Margins, the Applicable Commitment Fee and the Applicable Letter of Credit Fee that the Leverage Ratio was greater than 4.01 to 1.0.

     2.9 Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto. The Borrower shall select Interest Periods so that, to the best of the Borrower's knowledge, it will not be necessary to prepay all or any portion of any Eurodollar Advance prior to the last day of the applicable Interest Period in order to make mandatory prepayments as required pursuant to the terms hereof. Each Floating Rate Advance shall bear interest from and including the later of (i) the date of the making of such Advance or (ii) the Effective Date to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. All Obligations (other than Advances) shall bear interest from and including the date such Obligation is payable under the terms of this Agreement or any other Loan Document to (but not including) the date of payment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan or other Obligations which bear interest by reference to the Floating Rate will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest from and including the later of (i) the first day of the Interest Period applicable thereto or (ii) the Effective Date to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance, changing only with respect to the Applicable Eurodollar Margin to take effect simultaneously with each change in the Applicable Eurodollar Margin. Interest with respect to Advances made prior to the Effective Date shall be calculated and paid in accordance with the terms of the Second Restated Credit Agreement for periods prior to the Effective Date.

     2.10 Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $300,000 (and in multiples of $75,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

      2.11 Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

      (A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.4 and Section 2.11, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto.

      (B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Loans. Eurodollar Loans shall continue as Eurodollar Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loans shall be automatically converted into Floating Rate Loans unless the Borrower shall have given the Agent notice in accordance with
Section 2.11(D) requesting that, at the end of such Interest Period, such Eurodollar Loans continue as a Eurodollar Loan.

      (C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.11(A) or Section 2.11(B), no Loan may be converted into or continued as a Eurodollar Loan (except with the consent of the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.

      (D) Conversion/Continuation Notice. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Loan into a Eurodollar Loan or continuation of a Eurodollar Loan not later than 11:00 a.m. (Chicago time) three Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

      2.12 Default Rate. After the occurrence and during the continuance of a Specified Default, at the option of the Agent or at the direction of the Required Lenders, the interest rate(s) applicable to the Obligations and the letter of credit fee payable under Section 2.25 with respect to Letters of Credit shall be increased by two percent (2.0%) above the Floating Rate, Eurodollar Rate or Applicable Letter of Credit Fee, as applicable.

      2.13 Method of Payment. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with LaSalle for each payment of principal, interest, fees and other Obligations as it becomes due hereunder.

      2.14 Notes, Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to its respective Note; provided, however, that the failure to so record shall not affect the Borrower's obligations under any such Note. The Borrower hereby authorizes the Lenders and the Agent to extend Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorizing Officer who provided such confirmation of such difference.

      2.15 Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

      (A) Promise to Pay. The Borrower hereby unconditionally promises to pay when due the principal amount of each Loan which is made to it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and Notes.

      (B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

      (C) Commitment Fees; Closing Fees; Agent's and Arranger's Fees.

          (i) The Borrower shall pay to the Agent, for the account of the Lenders, in accordance with their Pro Rata Shares, a commitment fee accruing at the rate of the Applicable Commitment Fee per annum from and after the Closing Date until the Revolving Credit Termination Date on the average daily outstanding amount by which (A) the maximum amount of the Aggregate Revolving Loan Commitment exceeds (B) the Revolving Credit Obligations minus the aggregate of such Borrower's Letter of Credit Obligations relating to outstanding commercial Letters of Credit. All such commitment fees payable under this clause (C) shall be payable quarterly in arrears on the last calendar day of each March, June, September and December occurring after the Closing Date and, in addition, on the Revolving Credit Termination Date. Commitment fees for periods prior to the Closing Date shall be calculated and paid in accordance with the terms of the Second Restated Credit Agreement.

          (ii) The Borrower shall pay to the Agent, for the sole account of the Agent the fees set forth in the letter agreement among the Borrower and the Agent dated December 31, 1997, payable at the times and in the amounts set forth therein.

          (iii) The Borrower shall pay to Hibernia National Bank ("Hibernia"), for the sole account of Hibernia the fees set forth in the letter agreement among the Borrower and Hibernia dated December 31, 1997, payable at the times and in the amounts set forth therein.

     (D) Interest and Fee Basis. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     (E) Taxes.

          (i) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the Original Closing Date as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(E)) such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and
     (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the Original Closing Date, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or
     (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Revolving Loan Commitments or such Lender.

          (ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

          (iii) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.15(E) submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

          (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

          (v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

          (vi) Without limiting the obligations of the Borrower under this
     Section 2.15(E), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to
     Section 12.3 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under Section 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the
     IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 2.15(E)(vi). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to January 1, 1997, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

               (a) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

               (b) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from the Borrower; or

               (c) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

     Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by the Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

      (F) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Obligations of the Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

      (G) Control Account. The Register maintained by the Agent pursuant to
Section 12.3 shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder, the type of Loan comprising such Advance and any Interest Period applicable thereto, (ii) the effective date and amount of each assignment and acceptance delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes, (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

      (H) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of the Borrower's receipt of such information.

      2.16 Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

      2.17 Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

      2.18 Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

      2.19 Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, all financing arrangements among the Borrower and the Lenders shall have been terminated (other than under Interest Rate Agreements or other agreements with respect to Rate Hedging Obligations) and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

      2.20 Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Advance requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 2.15(E), 3.1 or 3.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 3.3 claiming that such Lender is unable to extend Eurodollar Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 9.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly executed assignment and acceptance agreements in substantially the form of Exhibit E five (5) Business Days after the date of such demand, to one or more financial institutions which complies with the provisions of Section 12.3(A) (and, if selected by the Borrower is reasonably acceptable to the Agent) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement

Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 12.3. The Agent hereby agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is hereby authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(E), 3.1, and 3.2 with respect to such Affected Lender and compensation payable under Section 2.15(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.20; provided, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(E), 3.1, 3.2, 3.4, and 9.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 10.8. Upon the replacement of any Affected Lender pursuant to this Section 2.20, the provisions of Section 8.2 shall continue to apply with respect to Advances which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

      2.21 Letter of Credit Facility. Pursuant to the Original Credit Agreement, the Restated Credit Agreement or the Second Restated Credit Agreement the Agent or any Lender may have previously issued and, upon receipt of duly executed applications therefor, and such other documents, instructions and agreements as the Agent may require, and subject to the provisions of Article IV, the Agent will hereafter issue letters of credit for the account of the Borrower, on terms as are satisfactory to the Agent; provided, however, that no Letter of Credit will be issued for the account of the Borrower by the Agent if on the date of issuance, before or after taking such Letter of Credit into account, (i) the Revolving Credit Obligations at such time would exceed the Maximum Revolving Credit Amount at such time or (ii) the aggregate outstanding amount of the L/C Obligations exceeds $7,500,000; and provided, further, that no Letter of Credit shall be issued which has an expiration date later than the date which is five
(5) Business Days immediately preceding the Termination Date. On the Effective Date, each of the Existing Letters of Credit shall be deemed to be a Letter of Credit issued hereunder, and shall from and after such date be governed by the provisions of this Agreement as fully as if the same had been issued pursuant hereto on the Effective Date.

      2.22 Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit by the Agent hereunder, or, in the case of the Existing Letters of Credit issued by a Lender (such Lender, and the Agent, as issuing bank, being hereinafter referred to as an "Issuing Bank") under the Original Credit Agreement, the Restated Credit Agreement or the Second Restated Credit Agreement, as applicable, on the Effective Date, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the applicable Issuing Bank thereunder (collectively, an "L/C Interest") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. The applicable Issuing Bank will notify the Agent and each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which such Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand of such Issuing Bank, each Lender shall make payment to the Agent, for the account of such Issuing Bank, in immediately available funds in an amount equal to such Lender's pro rata share of the amount of such payment or draw. The obligation of each Lender to reimburse each Issuing Bank under this Section 2.22 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment of any amount due to any Issuing Bank under this
Section 2.22, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent or such Issuing Bank, as applicable, receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 2.22.

      2.23 Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to the Agent (which payment shall be for the account of the Lenders to the extent that the Lenders have funded their participation in the applicable Letter of Credit otherwise for the account of the applicable Issuing Bank as the issuer of the Letter of Credit) the amount of each advance which may be drawn under or pursuant to a Letter of Credit issued for its account or an L/C Draft related thereto (such obligation of the Borrower to reimburse the applicable Issuing Bank for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "Reimbursement Obligation" with respect to such Letter of Credit or L/C Draft). If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 2.23, the Borrower shall be deemed to have elected to borrow a Revolving Loan from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loan shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans if Borrower shall have failed to make such payment to the Agent prior to such time. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make a Revolving Loan, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

      2.24 Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Specified

Default, the Borrower shall, upon the Agent's demand, deliver to the Agent for the benefit of the Lenders, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations. In addition, to the extent the Maximum Revolving Credit Amount is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Maximum Revolving Credit Amount. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the applicable Issuing Bank for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.24 which are not to be applied to reimburse the applicable Issuing Bank for amounts actually paid or to be paid by the applicable Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).

      2.25 Letter of Credit Fees. The Borrower agrees to pay (i) monthly, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in Section 8.2, a letter of credit fee in the amount of the Applicable Letter of Credit Fee rate per annum on the aggregate amount available for drawing under all of the standby Letters of Credit and (ii) to the applicable Issuing Bank for the benefit of the applicable Issuing Bank, as issuing bank, all customary fees and other issuance, amendment, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the applicable Issuing Bank with respect to standby and commercial Letters of Credit, including, without limitation standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

      2.26 Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Agent, each Issuing Bank or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the issuer thereof, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or
(ii) the failure of the issuer of such Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

     (b) As among the Borrower, the Lenders, each Issuing Bank and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, the issuer of the Letter of Credit, the Agent, each Issuing Bank and the Lenders shall not be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of the Agent, the issuer of the Letter of Credit and the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Letter of Credit issuers' rights or powers under this Section 2.26.

     (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Letter of Credit issuer under or in connection with Letters of Credit issued on behalf of the Borrower or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Letter of Credit issuer, the Agent, any Issuing Bank or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

     (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.26 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.


ARTICLE III:  CHANGE IN CIRCUMSTANCES
-------------------------------------

      3.1 Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the Original Closing Date and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the Original Closing Date), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

          (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loans) with respect to its Loans, L/C Interests or the Letters of Credit, or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.5, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

      3.2 Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the Original Closing Date in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk Based Capital Guidelines or any other capital requirements passed prior to the Original Closing Date, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive

(whether or not having the force of law) after the Original Closing Date and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means
(i) the risk-based capital guidelines in effect in the United States on the Original Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the Original Closing Date.

      3.3 Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (y) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i) require any Advances of the affected Type to be repaid.

      3.4 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance. In connection with any assignment by any Lender of any portion of the Loans made pursuant to Section 12.3 and made during the Syndication Period, the Borrower shall be deemed to have repaid all outstanding Eurodollar Advances as of such date and reborrowed such amounts as Floating Rate Advances and the indemnification provisions under this Section 3.4 shall apply.

      3.5 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender requiring compensation pursuant to Section 2.15(E) or to this Article III shall use its best efforts to notify the Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2 or 3.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Notwithstanding anything in this Agreement to the contrary, the Borrower shall not be obligated to pay any amount or amounts under Section 2.15(E) or this Article III to the extent such amount or amounts result from a Change, law, policy, rule, guideline or directive which took effect more than 120 days prior to the date of delivery of the notice described above. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV:  CONDITIONS PRECEDENT

      4.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each Lender to make any Loan requested to be made by it from and after the Effective Date, and the obligation of the Agent to issue and of each Lender to participate in any Letter of Credit from and after the Effective Date, shall be subject to satisfaction of the following conditions precedent:

     (a) Documents. The delivery by the Borrower to the Agent of each of the following, with sufficient copies for the Lenders:

               (1) Copies of the Certificate of Incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

               (2) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its By-Laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

               (3) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

               (4) A certificate, signed by the chief financial officer of the Borrower, stating that on Effective Date no Default or Unmatured Default has occurred and is continuing;

               (5) A written opinion of the Borrower's counsel, addressed to the Lenders in form and substance acceptable to the Agent, the Lenders and their respective counsel;

               (6) Substituted and amended Notes payable to the order of each of the Lenders;

               (7) The Global Amendment and Amendment No. 2 to the Security Agreement;

               (8) A certificate, executed by the president, any vice-president or the chief financial officer of the Company, stating that on the Effective Date (x) the BHD Acquisition shall have been consummated for not more than $23,000,000 in total consideration (exclusive of transaction fees and expenses) and (y) the Borrower shall have made payment to The First National Bank of Chicago, as agent under the Second Restated Credit Agreement, of the principal payment in the amount of $750,000 due in respect of the Term Loans pursuant to the terms of the Second Restated Credit Agreement; and

               (9) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit J to this Agreement (unless designated thereon to be a document which was previously delivered or to be received after the Effective Date).

     (b) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which could (i) enjoin, prohibit or restrain this Agreement from becoming effective, the making of the Loans and/or the issuance of Letters of Credit on or after Effective Date or (ii) impose or result in the imposition of a Material Adverse Effect.

     (c) No Default. No Default or Unmatured Default shall have occurred and be continuing or shall not have been waived in accordance with the terms of the Second Restated Credit Agreement or would result from this Agreement becoming effective and the parties' respective performance hereunder.

     (d) Representations and Warranties. All of the representations and warranties contained in Article V and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

     (e) Legal Matters. All legal and regulatory matters shall be satisfactory to the Agent and its counsel and to each Lender and their respective counsel.

      4.2 Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, issue any Letter of Credit or purchase any participation therein, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

          (i)  There exists no Default or Unmatured Default.

          (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except for amendments to the Schedules to this Agreement made pursuant to the provisions of Section 1.3 and reflecting transactions permitted by this Agreement.

     Each Borrowing Notice with respect to each such Advance and the letter of credit application with respect to a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed officer's certificate in substantially the form of Exhibit F hereto and/or a duly completed compliance certificate in substantially the form of Exhibit G hereto as a condition to making an Advance.


ARTICLE V:  REPRESENTATIONS AND WARRANTIES

      In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower hereby represents and warrants as follows to each Lender and the Agent as of the date hereof and thereafter on each date as required by Section 4.2:

      5.1 Organization; Corporate Powers. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have a Material Adverse Effect, (iii) has filed and maintained effective (unless exempt from the requirements for filing) a current Business Activity Report with the appropriate Governmental Authority in the States in which it is required to do so and (iv) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

      5.2  Authority.

     (A) The Borrower and each of its Subsidiaries have or had, as applicable, the requisite corporate power and authority (i) to execute, deliver and perform each of the Transaction Documents to which it is a party and (ii) to file the Transaction Documents which must be filed by it with any Governmental Authority.

     (B) The execution, delivery, performance and filing, as the case may be, of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate action or proceedings on the part of the Borrower or its Subsidiaries are necessary to consummate such transactions.

     (C) Each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed, delivered or filed, as the case may be, by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditor's rights generally), is in full force and effect and no material term or condition thereof has been amended, modified or waived from the terms and conditions contained in the Transaction Documents delivered to the Agent pursuant to the Original Credit Agreement, the Restated Credit Agreement, the Second Restated Credit Agreement or this Agreement without the prior written consent of the Required Lenders, and the Borrower and its Subsidiaries have, and, to the best of the Borrower's and its Subsidiaries' knowledge, all other parties thereto have, performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the Effective Date, and no unmatured default, default or breach of any covenant by any such party exists thereunder which could reasonably be expected to have a Material Adverse Effect.

      5.3 No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents and other Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws of the Borrower or any such Subsidiary, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect,
(iii) with respect to the Loan Documents and, to the best of the Borrower's and its Subsidiaries' knowledge with respect to the other Transaction Documents, result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted by the Loan Documents, or (iv) require any approval of the Borrower's or any such Subsidiary's shareholders except such as have been obtained. Except as set forth on Schedule 5.3 to this Agreement, the execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

      5.4 Financial Statements. The September 30, 1997 financial statements of Holdings, the Borrower and its Subsidiaries, copies of which were delivered to the Agent and the Lenders pursuant to the Second Credit Agreement, present the financial condition of Holdings, the Borrower and such Subsidiaries as of such date. The pro forma financial statements of Holdings, the Borrower and its Subsidiaries dated as of the Closing Date, copies of which have been delivered to the Agent and the Lenders prior to the Closing Date, present on a pro forma basis the financial condition of Holdings, the Borrower and its Subsidiaries as of such date after giving effect to the BHD Acquisition. The assumptions expressed in such pro forma financial statements were prepared in good faith and are reasonable based on the information available to the Borrower as of the Closing Date.

      5.5 No Material Adverse Change. Since September 30, 1997, there has occurred no change in the business, properties, condition (financial or otherwise) or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole or any other event which has had or is reasonably likely to have a Material Adverse Effect.

      5.6  Taxes.

      (A) Tax Examinations. All deficiencies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the Closing Date, no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to Section 6.2(D), neither the Borrower nor any of the Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

      (B) Payment of Taxes. All tax returns and reports of each of Holdings, the Borrower and the Borrower's Subsidiaries required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against Holdings, the Borrower or any of the Borrower's Subsidiaries that will have or is reasonably likely to have a Material Adverse Effect.

      5.7 Litigation; Loss Contingencies and Violations. Except as set forth in Schedules 5.7 and 5.18 to this Agreement, there is no action, suit, proceeding, investigation known to the Borrower or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any of its Subsidiaries or any property of any of them (i) challenging the validity or the enforceability of any material provision of the Transaction Documents or
(ii) which will have or is reasonably likely to have a Material Adverse Effect. There is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidating financial statements of the Borrower prepared and delivered to Section 6.1(A)(i) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

      5.8 Subsidiaries. Schedule 5.8 to this Agreement (i) contains a description of the corporate structure of Holdings, the Borrower, its Subsidiaries and any other Person in which Holdings, the Borrower or any of its Subsidiaries holds an equity interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the direct and indirect Subsidiaries of the Borrower is qualified to transact business as a foreign corporation, (B) the authorized, issued and outstanding shares of each class of Capital Stock of the Borrower and each of its Subsidiaries and the owners of such shares, and (C) a summary of the direct and indirect partnership, joint venture, or other equity interests, if any, of Holdings, the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. None of the issued and outstanding Capital Stock of the Borrower or any of its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Capital Stock. The outstanding Capital Stock of the Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is not margin stock (as defined in Regulation U). The Borrower has no Subsidiaries other than Alliance, all of the Capital Stock of which is owned by the Borrower. Except as described in
Schedule 5.8, Alliance has no assets or Indebtedness and does not conduct any active business. Holdings has no Subsidiaries other than the Borrower and, upon its creation in accordance with Section 6.3(G), the Finance Subsidiary.

      5.9 ERISA. Neither the Borrower nor any of its Subsidiaries is now maintaining or contributing to or has ever maintained or contributed to any Benefit Plan. Neither the Borrower nor any of its Subsidiaries is now contributing to or has ever contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. The Borrower and all its Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither the Borrower nor any other member of the Controlled Group nor, to the knowledge of the Borrower or any member of the Controlled Group, any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000. Neither the Borrower nor any Subsidiary is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the

Controlled Group is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000. Neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

      5.10 Accuracy of Information. The information, exhibits and reports furnished by the Borrower and any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The assumptions and projections expressed in the documents so furnished were reasonable based on the best information available at the time so furnished; provided that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower will achieve the financial results reflected in such projections.

      5.11 Securities Activities. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U).

      5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which will have or is reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice or has actual knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or are not reasonably likely to have a Material Adverse Effect.

      5.13 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

      5.14 Assets and Properties. The Borrower and each of its Subsidiaries has good and marketable title to all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens securing the Secured Obligations and Liens permitted under Section 6.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the

Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Except for Liens granted to the Agent for the benefit of the Agent and the Holders of Secured Obligations, neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect.

      5.15 Statutory Indebtedness Restrictions. Neither the Borrower, nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

      5.16 Post-Retirement Benefits. As of the Closing Date the Borrower and its Subsidiaries have no expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees and former employees, as estimated by the Borrower in accordance with Financial Accounting Standards Board Statement No. 106.

      5.17 Insurance. Schedule 5.17 to this Agreement accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) describes any reserves, relating to any self-insurance program that is in effect. Such insurance policies and programs reflect coverage that is reasonably consistent with prudent industry practice.

      5.18 Contingent Obligations. Except as set forth on Schedule 5.18 to this Agreement, neither the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability, long-term lease or commitment, not reflected in its audited financial statements delivered to the Agent on or prior to the Closing Date or otherwise disclosed to the Agent and the Lenders in the other Schedules to this Agreement, which will have or is reasonably likely to have a Material Adverse Effect.

      5.19 Restricted Junior Payments. Neither the Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made or set apart any sum or properties for any Restricted Junior Payment or agreed to do so, except as permitted pursuant to Section 6.3(F) of this Agreement.

      5.20  Labor Matters.

     (A) Except as listed on Schedule 5.20 to this Agreement, on the Closing Date there are no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of the Borrower or any of its Subsidiaries. As of the Closing Date, no attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated.

     (B) Set forth in Schedule 5.20 to this Agreement is a list, as of the Closing Date, of all material consulting agreements, executive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, severance plans, group life insurance, hospitalization insurance or other plans or arrangements of Holdings, the Borrower and its Subsidiaries providing for benefits for employees of Holdings, the Borrower and its Subsidiaries.

      5.21 Environmental Matters. Except as disclosed on Schedule 5.21 to this Agreement or except as would not reasonably be likely to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000, the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law and neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the best of, the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting (a) any material violation of Environmental, Health or Safety Requirements of Law, (b) any remedial action or
(c) any claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment. Except as disclosed on Schedule 5.21 to this Agreement or except as would not reasonably be likely to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000, there is not now, nor to the best of the Borrower's or any of its Subsidiaries' knowledge has there ever been on or in the property of the Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material. Neither the Borrower nor any of its Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment which could reasonably be likely to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000.

      5.22 The BHD Acquisition. As of the Closing Date, the BHD Acquisition has been consummated pursuant to the BHD Acquisition Agreement, no material breach, default or waiver of any term or condition of the BHD Acquisition Agreement by the Borrower or Holdings or, to the best of the Borrower's knowledge, the other parties thereto has occurred, and the Borrower has obtained good and marketable title to the "Purchased Assets" (as defined in the BHD Acquisition Agreement) free and clear of any Liens other than Liens permitted under this Agreement.

ARTICLE VI:  COVENANTS
----------------------

     The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:

      6.1  Reporting.  The Borrower shall:

      (A)  Financial Reporting. Furnish to the Lenders:

          (i) Monthly Reports. As soon as practicable, and in any event within twenty-five (25) days after the end of each calendar month, the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flow of Holdings and its consolidated Subsidiaries for such calendar month, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated financial position of Holdings and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flow for the calendar months indicated in accordance with Agreement Accounting Principles, subject to absence of footnote disclosures and to normal year end adjustments.

          (ii) Quarterly Reports. (a) As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal quarter in each fiscal year, the consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such period and the related consolidated statements of income, stockholders' equity and cash flow of Holdings and its consolidated Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and a forecasted consolidated balance sheet and a consolidated statement of earnings and cash flow of Holdings and its consolidated Subsidiaries for and as of the end of the next succeeding fiscal quarter and a comparison of the statement of earnings and cash flow to the budget, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated financial position of Holdings and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with Agreement Accounting Principles, subject to absence of footnote disclosures and to normal year end adjustments.

          (b) As soon as practicable, and in any event within forty-five (45) days after the end of the last fiscal quarter in each fiscal year, the preliminary annual unaudited consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flow of Holdings and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding actual and forecasted figures for the previous fiscal year, subject to revisions based on the annual reports delivered pursuant to clause (iii) below, along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 6.4.

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

          (iii) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, (a) the consolidated balance sheets of Holdings and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flow of Holdings and its consolidated Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Article 6.4, (b) a schedule from the Borrower setting forth for each item in clause (a) hereof, the corresponding figures from the consolidated financial budget for the current fiscal year delivered pursuant to Section 6.1(A)(v), and (c) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of Holdings and its consolidated Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (iii) shall be accompanied by (y) any management letter prepared by the above-referenced accountants and (z) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (iv) Officer's Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i), (ii) and (iii) of this
     Section 6.1(A), an Officer's Certificate of the Borrower, substantially in the form of Exhibit F attached hereto and made a part hereof, stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (ii) and (iii) of this Section 6.1(A), a Compliance Certificate, substantially in the form of Exhibit G attached hereto and made a part hereof, signed by the Borrower's chief financial officer or treasurer, setting forth calculations for the period then ended for Section 2.5(B), if applicable, which demonstrate compliance, when applicable, with the provisions of Sections 6.3(F) and 6.4 and which details the current status of lease payments required with respect to each of the Borrower's leased premises where no landlord waiver agreement has been obtained pursuant to the terms of the applicable Security Agreement.

          (v) Budgets; Business Plans; Financial Projections. As soon as practicable and in any event not later than the forty-fifth (45th) day after the beginning of each fiscal year, a copy of the plan and forecast (including a projected balance sheet, income statement and funds flow statement) of Holdings, the Borrower and its Subsidiaries for such fiscal year prepared in such detail as shall be reasonably satisfactory to the Agent. As soon as practicable, any revisions of such plan and forecast which represent a material amendment thereof.

          (vi) Consolidating Financial Statements. Together with each delivery of any financial statement pursuant to clause (i), (ii) or (iii) of this
     Section 6.1(A), the Borrower shall deliver the corresponding consolidating financial statements of the Borrower and each of its Subsidiaries (other than Alliance) certified or audited, as applicable, if requested by the Agent or the Required Lenders.

      (B) Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in
Section 7.1(e), deliver to the Agent and the Lenders an Officer's Certificate specifying (A) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) what action the Borrower has taken, is taking and proposes to take with respect thereto.

      (C) Lawsuits. (i) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 5.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $1,000,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of Borrower or any of its Subsidiaries (unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof)), give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; and
(ii) in addition to the requirements set forth in clause (i) of this Section 6.1(C), upon request of the Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not violate any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Agent and its counsel to evaluate such matters.

      (D)  Insurance.  As soon as practicable and in any event within ninety
(90) days after the end of each fiscal year commencing with the fiscal year ending December 31, 1997, deliver to the Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (ii) an insurance broker's statement that all premiums with respect to such coverage have been paid when due.

      (E) ERISA Notices. Deliver or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (i) (a) within ten (10) Business Days after the Borrower knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within ten
     (10) Business Days after any member of the Controlled Group knows or has reason to know that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (ii) within ten (10) Business Days after the Borrower or any of its Subsidiaries knows or has reason to know that an assessment of a prohibited transaction excise tax under Section 4975 of the Code has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or any of its Subsidiaries has taken, is taking or proposes to take with respect thereto;

          (iii) within ten (10) Business Days after the establishment of any Benefit Plan or the commencement of, or obligation to commence, contributions to any Benefit Plan or Multiemployer Plan to which the Borrower or any of its Subsidiaries was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

          (iv) within ten (10) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter; and

          (v) within ten (10) Business Days after the establishment of any foreign employee benefit plan or the commencement of, or obligation to commence, contributions to any foreign employee benefit plan to which the Borrower or any Subsidiary was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions.

For purposes of this Section 6.1(E), the Borrower and any member of the Controlled Group shall be deemed to know all facts known by the Administrator of any Plan of which the Borrower or any member of the Controlled Group is the plan sponsor.

      (F) Labor Matters. Notify the Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of (i) any material labor dispute to which the Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Subsidiaries.

      (G) Other Indebtedness. Deliver to the Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officers' certificate) delivered by or on behalf of the Borrower to the holders of funded Indebtedness pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice or other communication received by the Borrower from the holders of funded Indebtedness pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower.

      (H) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and
(ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower to liability individually or in the aggregate in excess of $1,000,000.

      (I) Borrowing Base Certificate. As soon as practicable, and in any event within twenty (20) days after the close of each calendar month (and more often if requested by the Agent or the Required Lenders), the Borrower shall provide the Agent and the Lenders with a Borrowing Base Certificate, together with such supporting documents as the Agent deems desirable, all certified as being true and correct by the chief financial officer or treasurer of the Borrower. The Borrower may update the Borrowing Base Certificate and supporting documents more frequently than monthly and the most recently delivered Borrowing Base Certificate shall be the applicable Borrowing Base Certificate for purposes of determining the Borrowing Base at any time.

      (J) SEC Filings and Notices. Promptly upon the filing thereof or receipt thereof, deliver copies to the Agent of all registration statements and annual, quarterly, monthly or other reports (including 8-Ks) which Holdings, the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission (other than routine reports which are required to be filed concerning the management of employee benefit plans, including, without limitation, stock purchases or the exercise of stock options made under any such employee benefit plan) and all notifications received from the Securities and Exchange Commission by Holdings, the Borrower or their Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

      (K) Other Publicly Available Information. Promptly upon the furnishing thereof or the making available thereof, copies of all financial statements, reports and notices, if any, sent or made available generally by Holdings or the Borrower to its securities holders or filed with the Securities and Exchange Commission by Holdings or the Borrower, all press releases made available generally by Holdings or the Borrower or any of their Subsidiaries to the public concerning material developments in the business of Holdings, the Borrower or any such Subsidiary.

      (L) Other Information. Promptly upon receiving a request therefor from the Agent, prepare and deliver to the Agent and the Lenders such other information with respect to Holdings, the Borrower, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof or any Asset Sale (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent.

      6.2  Affirmative Covenants.

      (A) Corporate Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries (other than Alliance) to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses.

      (B) Corporate Powers; Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries (other than Alliance) to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or is reasonably likely to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary (other than Alliance) to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

      (C) Compliance with Laws, Etc. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, unless failure to comply or obtain could not reasonably be anticipated to have a Material Adverse Effect.

      (D) Payment of Taxes and Claims; Tax Consolidation. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 6.3(C) upon any of the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor. The Borrower will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than Holdings and the Finance Subsidiary.

      (E) Insurance. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule 5.17 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry
practice.   The Borrower shall deliver to the Agent endorsements (y) to all "All
Risk" physical damage insurance policies on all of the Borrower's and its Subsidiaries' tangible real and personal property and assets and business interruption insurance policies naming the Agent loss payee, in form and substance acceptable to the Agent showing loss payable to the Agent (Form 438 BFU or its equivalent) and extra expense and business interruption endorsements and such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance companies will give the Agent at least thirty (30) days' prior written notice before any such policy or policies of insurance shall be altered or canceled (other than for nonpayment of premiums, which shall require ten (10) days' prior written notice) and that no act or default of the Borrower or any of its Subsidiaries or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage and (z) to all general liability and other liability policies of the Borrower and its Subsidiaries naming the Agent an additional insured. In the event the Borrower or any of its Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any Obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Obligations, payable as provided in this Agreement.

      (F) Inspection of Property; Books and Records; Discussions. The Borrower shall permit, and cause each of its Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested; provided, however, that the Agent and the Lenders shall conduct no more than one inspection during any twelve-month period if such inspection is conducted at a time when no Default or Unmatured Default shall have occurred and is continuing. The Borrower shall keep and maintain, and cause its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities, including, without limitation, transactions and other dealings with respect to the

Collateral. If a Default has occurred and is continuing, the Borrower, upon the Agent's request, shall turn over any such records to the Agent or its representatives.

      (G) Insurance and Condemnation Proceeds. The Borrower hereby directs (and, if applicable, shall cause its Subsidiaries to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Agent, for the benefit of the Agent and the Holders of the Secured Obligations; provided, however, in the event that such proceeds or award are less than $2,000,000 in the aggregate or $1,000,000 for any particular service center or other location ("Excluded Proceeds"), unless a Default shall have occurred and be continuing, the Agent shall remit such Excluded Proceeds to the Borrower which the Borrower hereby covenants and agrees it shall use to restore, rebuild or replace the property subject to any such insurance payment or condemnation award as soon as practicable after receipt thereof. Each such policy shall contain a long-form loss-payable endorsement naming the Agent as loss payee, which endorsement shall be in form and substance acceptable to the Agent. The Agent shall, upon receipt of such proceeds (other than Excluded Proceeds) and at the Borrower's direction, either apply the same to the principal amount of the Loans outstanding at the time of such receipt and create a corresponding reserve against Revolving Credit Availability in an amount equal to such application (the "Decision Reserve") or hold them as cash collateral for the Secured Obligations. For up to 150 days from the date of any loss (the "Decision Period"), the Borrower may notify the Agent that it intends to restore, rebuild or replace the property subject to any insurance payment or condemnation award and shall, as soon as practicable thereafter, provide the Agent detailed information, including a construction schedule and cost estimates. Should a Default occur at any time during the Decision Period, should the Borrower notify the Agent that it has decided not to rebuild or replace such property during the Decision Period, or should the Borrower fail to notify the Agent of the Borrower's decision during the Decision Period, then the amounts held as cash collateral pursuant to this Section 6.2(G) or as the Decision Reserve shall upon the Required Lenders' direction be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.5(B).
Proceeds held as cash collateral pursuant to this Section 6.2(G) or constituting the Decision Reserve shall be disbursed as payments for restoration, rebuilding or replacement of such property become due; provided, however, should a Default occur after the Borrower has notified the Agent that it intends to rebuild or replace the property, the Decision Reserve or amounts held as cash collateral may, or shall, upon the Required Lenders' direction, be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.5(B). In the event the Decision Reserve is to be applied as a mandatory prepayment to the Term Loans, the Borrower shall be deemed to have requested Revolving Loans in an amount equal to the Decision Reserve, and such Loans shall be made regardless of any failure of the Borrower to meet the conditions precedent set forth in Article
IV. Upon completion of the restoration, rebuilding or replacement of such property, the unused proceeds shall constitute Net Cash Proceeds of an Asset Sale and shall be applied as a mandatory prepayment of the Term Loans pursuant to Section 2.5(B).

      (H) ERISA Compliance. The Borrower shall, and shall cause each of its Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of

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

ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

      (I) Maintenance of Property. The Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.

      (J) Environmental Compliance. The Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to have a Material Adverse Effect.

      (K) Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans to provide funds (i) to fund the BHD Acquisition, (ii) for the working capital needs of the Borrower and other general corporate purposes and (iii) to repay outstanding Loans. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any "margin stock" (as defined in Regulation U) or to make any Acquisition (other than the BHD Acquisition or any Permitted Acquisition).

      (L) Interest Rate Agreements. The Borrower has previously entered into, shall at all times hereafter maintain and shall enter into such additional Interest Rate Agreements on terms and with counterparties determined by the Borrower and reasonably acceptable to the Agent by which the Borrower is protected against increases in interest rates from and after the date of such contracts as to a notional amount which is not at any time less than twenty-five percent (25%) of the outstanding principal amount of the Term Loans. In the event a Lender elects to enter into any Interest Rate Agreement with the Borrower, the obligations of the Borrower with respect to such Interest Rate Agreement shall be Secured Obligations secured by the Collateral.

      (M)  Collection Account Arrangements.

          (i) All collections of the Borrower's Receivables included in the Collateral and other proceeds of its Collateral shall be deposited in a Collection Account of the Borrower which may be subject to a Collection Account Agreement or pursuant to another similar arrangement for the collection of such amounts established by the Borrower and Agent and shall be transferred by the Borrower (1) at such frequency (but not less frequently than each Business Day) as agreed to between the Agent and the Borrower to a concentration account maintained by the Borrower with the Agent or otherwise subject to a Collection Account Agreement, for any such account not subject to a Collection Account Agreement or (2) in accordance with the terms of the applicable Collection

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

     Account Agreement. Schedule 6.2(M) sets forth all of the deposit accounts currently maintained by the Borrower. All collections from Account Debtors in respect of payments on the Receivables of the Borrower shall be deemed to have been received by the Borrower as the Agent's trustee and, upon the Borrower's receipt thereof, the Borrower shall transfer all such amounts in their original form (together with all necessary endorsements) for deposit in accordance with the provisions of this Section 6.2(M).

          (ii) Following the Collection Account Blockage Date and during the continuance of a Default giving rise thereto, all payments received by the Agent, all collections of Receivables included in the Collateral received by the Agent, and all proceeds of other Collateral received by the Agent, whether through payment or otherwise, will be the sole property of the Agent for the benefit of the Holders of Secured Obligations and will be deemed received by the Agent for application to the Obligations pursuant to the terms of this Agreement.

          (iii) The Borrower agrees to pay to Agent any and all fees, costs and expenses which Agent incurs in connection with establishing and maintaining the Collection Accounts, concentration accounts and depositing for collection by Agent any check or item of payment received and/or delivered, and the Borrower agrees to reimburse Agent for any amounts paid to any bank party to a Collection Account Agreement arising out of Agent's indemnification of such bank against damages incurred by the bank in the operation of a Collection Account or other payments required to be made under the Collection Account Agreement, all of which shall constitute additional Obligations hereunder and shall be secured by the Collateral.

      (N) Separate Corporate Existence. The Borrower shall take all reasonable steps (including, without limitation, all steps which the Agent may from time to time reasonably request) to maintain its and its Subsidiaries' identity as separate legal entities from Holdings and to make it apparent to third parties that each of the Borrower and such Subsidiaries are each an entity with assets and liabilities distinct from those of Holdings and any of Holdings' Affiliates (other than the Borrower and its Subsidiaries) (each of Holdings and such other Persons are referred to in this Section 6.2(N), as the "Parent Entity").
Without limiting the generality of the foregoing, the Borrower shall:

          (i) require that all full-time employees of the Borrower and each of its Subsidiaries identify themselves as such and not as employees of any Parent Entity;

          (ii) compensate all employees, consultants, investment bankers, accountants, lawyers and agents directly, from the Borrower's or such Subsidiary's applicable bank accounts, for services provided to the Borrower or such Subsidiary by such employees, consultants, investment bankers and agents and, if any employee, consultant, investment banker or agent of the Borrower or any of its Subsidiaries is also an employee, consultant, investment banker or agent of any Parent Entity, allocate the compensation of such employee, consultant, investment banker or agent among the Borrower or its Subsidiaries, on the one hand as applicable, and the applicable Parent Entity or Parent Entities, on the other hand as applicable, on the basis of actual use of the services so rendered to the extent practicable and, to the extent such allocation is not practical, on a basis reasonably related to actual use of such services;

           (iii) allocate all overhead expenses (including, without limitation, telephone and other utility charges and lease and office expenses) for items shared among the Borrower or its Subsidiaries, on the one hand as applicable, and the applicable Parent Entity or Parent Entities, on the other hand as applicable, on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use;

          (iv) cause the Borrower and each of its Subsidiaries to be named as an insured on the insurance policy covering its property, or enter into an agreement with the holder of such policy whereby in the event of a loss in connection with such property, proceeds are paid to the Borrower or applicable Subsidiary;

          (v) maintain the Borrower's and its Subsidiaries' books and records complete and separate from those of each Parent Entity;

          (vi) ensure that any of the Borrower's or any Parent Entity's consolidated financial statements or other public information for the Borrower and its Affiliates or any Parent Entity and its Affiliates on a consolidated basis contain appropriate disclosures concerning the Borrowers' separate existence;

          (vii) not maintain bank accounts or other depository accounts to which any Parent Entity is an account party, into which any Parent Entity makes deposits or from which any Parent Entity has the power to make withdrawals;

          (viii) not permit any Parent Entity to pay any of the Borrower's operating expenses (except when paid and charged pursuant to an allocation based upon actual use, to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use); and

          (ix) not pay dividends or make distributions, loans or other advances to any Parent Entity except to the extent duly authorized by its board of directors and in accordance with applicable corporation law and otherwise as permitted by this Agreement.

      6.3  Negative Covenants.

      (A) Indebtedness. Neither Holdings, the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

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

          (i)  with respect to Holdings:

               (a)  the Holdings Subordinated Debt;

               (b)  Indebtedness in respect of taxes;

               (c) Indebtedness incurred for ordinary administrative expenses, franchise taxes, accounting expenses and legal expenses of Holdings which Indebtedness shall not exceed an aggregate of $500,000 in any fiscal year and Indebtedness incurred for reasonable and customary expenses in connection with the public offerings of Holdings' stock;

               (d)  Indebtedness incurred under the BLN Note;

               (e) Indebtedness constituting Contingent Obligations supporting the Borrower's Indebtedness and other liabilities, in each case, permitted under Section 6.3(A)(ii).

               (f) other Indebtedness in an aggregate outstanding principal amount which does not at any time exceed $5,000,000;

          (ii)  with respect to the Borrower and its Subsidiaries:

               (a)  the Obligations;

               (b) Permitted Existing Indebtedness, and any extension, renewal, refunding or refinancing thereof, provided that any such extension, renewal, refunding or refinancing is in an aggregate principal amount not greater than the principal amount of and interest, fees and expenses accrued on, such Permitted Existing Indebtedness outstanding at the time thereof and is on terms (including, without limitation, maturity, amortization, interest rate, premiums, fees, covenants, events of default, and remedies) not materially less favorable to the Borrower or materially adverse to the Lenders than the terms of such Permitted Existing Indebtedness;

               (c) Subordinated Indebtedness the terms (including, without limitation, maturity, amortization, interest rate, premiums, fees, covenants, events of default, and remedies) of which are acceptable to the Required Lenders when issued, but not any increase in the principal amount thereof and not any refinancing, modification, refunding or extension of maturity thereof, in whole or in part, unless such refinancing, modification, refunding or extension is not materially less favorable to the Borrower, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies;

               (d) Indebtedness in respect of taxes, assessments, governmental charges and claims for labor, materials or supplies, to the extent that payment thereof is not required pursuant to Section 6.2(D);

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

               (e) Indebtedness constituting Contingent Obligations permitted by Section 6.3(E);

               (f) Indebtedness arising from intercompany loans from any Subsidiary to the Borrower or any other such Subsidiary;

               (g) Indebtedness in respect of profit sharing plans to the extent permitted under Section 6.3(D)(ii);

               (h) Indebtedness in respect of Interest Rate Agreements permitted under Section 6.3(R);

               (i) Indebtedness with respect to warranties and indemnities made under any agreements for Asset Sales permitted under Section 6.3(B);

               (j) secured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower after the Closing Date to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed $1,000,000 in the aggregate outstanding at any time, and (4) any Lien securing such Indebtedness is permitted under Section 6.3(C);

               (k) Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business;

               (l) unsecured Indebtedness and other liabilities incurred in the ordinary course of business and consistent with past practice, but not incurred through the borrowing of money or the obtaining of credit (other than customary trade terms);

               (m) unsecured subordinated Indebtedness to Holdings or to the Finance Subsidiary (the "Subordinated Intercompany Indebtedness") in the original principal amount of $48,587,000 as evidenced by the Substituted and Amended Revolving Promissory Note dated December 31, 1997, in the maximum principal amount of $100,000,000, but not any increase in the principal amount thereof (other than as a result of the simultaneous loan by Holdings (or the Finance Subsidiary, as applicable) to the Borrower in an amount not to exceed the amount of interest paid by the Borrower to Holdings (or the Finance Subsidiary, as applicable) on the date of such loan, which loan shall be on the same terms as the original Subordinated Intercompany Indebtedness in respect of which such interest was paid, provided the aggregate outstanding amount of principal shall not at any time exceed $90,000,000) and not any refinancing, modification, refunding or extension of maturity thereof, in whole or in part, unless such refinancing, modification, refunding or extension is not materially less favorable to the Borrower, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies, and which Subordinated

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

          Intercompany Indebtedness shall be subject to a subordination agreement (the "Holdings Subordination Agreement") in substantially the form attached hereto as Exhibit K; and

               (n)   Indebtedness incurred pursuant to the BLN Note.

      (B) Sales of Assets. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

               (i)   sales of Inventory in the ordinary course of business;

               (ii) the disposition of obsolete Equipment in the ordinary course of business;

               (iii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets if such transaction (a) is for all cash consideration with respect to any Collateral which is sold, (b) is for not less than fair market value and (c) when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve-month period, represents the disposition of not greater than ten percent (10%) of the Borrower's consolidated (y) assets or (z) revenues; if, after giving effect to any such sale or other disposition, property (other than the Borrower's real property located in Fresno County, California) having an aggregate fair market value in excess of $4,000,000 will have been sold by the Borrower or any of its Subsidiaries pursuant to this
          Section 6.2(B)(iii) since the Closing Date, the Borrower shall, prior to such sale, provide the Agent with reasonable projections or other evidence reasonably satisfactory to the Agent that such sale will not or is not reasonably likely to have a Material Adverse Effect;

               (iv) the disposition of Inventory and Equipment (other than pursuant to clauses (i), (ii) and/or (iii) above) with an aggregate book value for all such sales which have occurred since the Closing Date not exceeding $500,000 (the "Permitted Inventory and Equipment Sales"); and

               (v)   the dissolution of Alliance.

      (C) Liens. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

               (i)   Liens created by the Loan Documents;

               (ii)  Permitted Existing Liens;

               (iii) Customary Permitted Liens;

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

               (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower's acquisition thereof) securing Indebtedness permitted under Section 6.3(A); provided that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

               (v)   Liens created under the Intercompany Security Agreement;
          and

               (vi) Liens created to secure the Indebtedness evidenced by the BLN Note.

In addition, neither the Borrower nor any Subsidiary of the Borrower shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Agent for the benefit of itself and the Holders of Secured Obligations, as additional collateral for the Obligations; provided that any agreement, note, indenture or other instrument in connection with secured purchase money indebtedness (including Leases) may prohibit the creation of a Lien in favor of the Agent for the benefit of itself and the Holders of the Secured Obligations on the items of property obtained with the proceeds of such purchase money indebtedness.

      (D)  Investments.  Except to the extent permitted pursuant to paragraph
(G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

               (i)   Investments in Cash Equivalents;

               (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

               (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

               (iv) Investments consisting of loans to employees of the Borrower in an aggregate outstanding principal amount at any time not to exceed $200,000 minus the aggregate outstanding amount of Permitted Existing Investments;

               (v) Investments consisting of Collection Accounts maintained by the Borrower and its Subsidiaries in compliance with the provisions of
          Section 6.2(M); and

               (vi) Investments with any other Persons which do not exceed $500,000 in the aggregate at any time.

      (E) Contingent Obligations. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except:

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

               (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

               (ii) Permitted Existing Contingent Obligations and any extensions, renewals or replacements thereof, provided that any such extension, renewal or replacement is not greater than the Indebtedness under, and shall be on terms no less favorable to the Borrower or such Subsidiary than the terms of, the Permitted Existing Contingent Obligation being extended, renewed or replaced;

               (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary;

               (iv) Contingent Obligations arising under the Transaction Documents or incurred in connection with any Acquisition permitted under terms of the Original Credit Agreement, the Restated Credit Agreement or the Second Restated Credit Agreement;

               (v) additional Contingent Obligations which do not exceed $100,000 in the aggregate at any time;

               (vi) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business; and

               (vii) Contingent Obligations consisting of the guarantee of Indebtedness of Holdings ("Upstream Guarantee") provided:

                     (A) the Indebtedness guaranteed is for a sum certain;

                     (B) such Upstream Guarantee shall be with respect to
               Indebtedness the principal amount of which does not exceed the amount which the Borrower would be permitted to pay at the time such Upstream Guarantee is entered into as a dividend under
               Section 6.3(F)(i) below; and

                     (C) the aggregate amount of Indebtedness guaranteed is
               deducted from any calculations of dividends and interest distributions permitted under Section 6.3(F)(i) for so long as such Upstream Guarantee is outstanding.

      (F) Restricted Junior Payments. Neither the Borrower nor any of its Subsidiaries shall declare or make any Restricted Junior Payment, except:

               (i) the Borrower may make (a) mandatory payments of interest due on the Subordinated Intercompany Indebtedness ("Subordinated Interest Payments") and (b) other distributions (the "Holdings' Dividends") to Holdings or to the Finance Subsidiary, as applicable, in any fiscal year, from funds legally available for such purpose, provided the aggregate amount of (1) Subordinated Interest Payments, plus (2) Holdings' Dividends minus the aggregate amount of additional Subordinated Intercompany Indebtedness loaned by Holdings or by the Finance Subsidiary, as applicable, to the Borrower on the date of any such distribution does not exceed in the aggregate; (A) 50% of the net earnings (or loss) after taxes of Borrower and its consolidated Subsidiaries on a consolidated basis for the period from January 1, 1996 to the end of the most recently completed fiscal year for which the audited financial statements have been delivered pursuant to Section 6.1(A)(i) taken as a single accounting period determined in conformity with Agreement Accounting Principles minus (B) the aggregate amount of Contingent Obligations which are the subject of an Upstream Guarantee;

          (ii) the Borrower may make distributions to Holdings in any fiscal year, from funds legally available for such purpose, in an amount not to exceed the amount calculated pursuant to Schedule 6.3(F)(ii) minus any amounts paid directly by the Borrower to any Governmental Authority with respect to the consolidated group's tax liability;

          (iii) (a) mandatory payments of interest, principal or premium, if any, due on the Subordinated Indebtedness as permitted under Section 6.3(A)(ii)(c), unless such payments are prohibited by the terms of such Indebtedness or the subordination agreements related thereto and (b) distributions to Holdings from funds legally available for such purpose, in an amount equal to mandatory payments of principal and interest, if any, due on the Orcal Notes unless such payments are prohibited by the terms of such Indebtedness or the subordination provisions related thereto provided such distributions shall not be permitted to be made prior to the date upon which Holdings must make such payments to the holder(s) of the Orcal Notes and for which adequate provisions must be made for insuring that such payments on the Orcal Notes are made by Holdings through a disbursement direction agreement for direct funding or some similar alternative arrangement acceptable to the Agent; and

          (iv) cash dividends or distributions on the Capital Stock of the Borrower to fund actual out-of-pocket ordinary administrative expenses, franchise taxes, accounting expenses and legal expenses of Holdings which dividends shall not exceed $500,000 in any fiscal year;

     provided, however, that:

          (1) the Restricted Junior Payments described in clauses (i) through
     (iii) above shall not be permitted if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom;

          (2) the amount of Restricted Junior Payments permitted to be made pursuant to clause (i) above shall be determined after the Agent's and the Lenders' receipt of the audited financial statements to be delivered pursuant to Section 6.1(a)(iii) (and the related Officer's Certificate pursuant to Section 6.1(A)(iv)) for the immediately preceding fiscal year and no earnings or income for any period shall be included in such calculation until receipt of the above-reference audited financial statements for such period;

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

          (3) the Restricted Junior Payments described in clause (iii)(b) above shall not be permitted to be made until after the Agent's and the Lenders' receipt of: (1) the audited financial statements to be delivered pursuant to Section 6.1(a)(iii) (and the related Officer's Certificate pursuant to Section 6.1(A)(iv)) for the immediately preceding fiscal year; (2) the unaudited quarterly financial statements to be delivered pursuant to
     Section 6.1(a)(ii) (and the related Officer's Certificate pursuant to
     Section 6.1(A)(iv)) for the immediately preceding fiscal quarter and (3) the unaudited monthly financial statements to be delivered pursuant to
     Section 6.1(A)(i) (and the related Officer's Certificate pursuant to
     Section 6.1(A)(iv)) for the immediately preceding fiscal month (other than in connection with the annual principal payment to be made under such clause (iii)(b)), all of which financial statements shall reflect that no Default or Unmatured Default shall exist prior to or after taking into account the effect of any such payment; and

          (4) In addition to the requirements set forth in clause (i) above, Restricted Junior Payments described in clause (i) above shall not be permitted to be made unless (A) the aggregate amount of such Restricted Junior Payments described in clause (i) consisting of Holdings' Dividends and Subordinated Interest Payments is not greater than the aggregate amount of additional Subordinated Intercompany Indebtedness loaned by Holdings to the Borrower on the date of such distributions; or (B) if the aggregate amount of such Restricted Junior Payments described in clause (i) consisting of Holdings' Dividends and Subordinated Interest Payments exceeds the aggregate amount of additional Subordinated Intercompany Indebtedness loaned by Holdings to the Borrower on the date of such distributions (such excess being herein, the "Net Distribution"):

               (I) in addition to the audited financial statements required pursuant to clause (2) above, the Agent and the Lenders shall have received the unaudited quarterly financial statements to be delivered pursuant to Section 6.1(A)(ii) (and the related Officer's Certificate pursuant to Section 6.1(A)(iv)) for the fiscal quarter ending immediately preceding the proposed date of such Net Distribution; and

               (II) the Borrower shall have demonstrated to the satisfaction of the Agent and the Lenders that if the proposed Net Distribution had been paid as of the end of the immediately preceding fiscal quarter, the Fixed Charge Coverage Ratio as of the end of such quarter would not be less than 1.25 to 1.00.

      (G) Conduct of Business; Subsidiaries; Acquisitions. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower or its Subsidiaries on the date hereof and any business or activities which are substantially similar, related or incidental thereto. Holdings shall not engage, either directly or indirectly (except through the Borrower) in any operating business enterprise and shall solely own the Capital Stock of the Borrower and the Finance Subsidiary, provided that Holdings may enter into and incur obligations under the BHD Acquisition Agreement. Holdings shall not create, capitalize or acquire any Subsidiary (other than the Borrower or the Finance Subsidiary) after the date hereof. Neither the Borrower nor Alliance shall create, capitalize or acquire any Subsidiary after the date hereof. The Borrower shall not enter into any transaction or series of transactions in which it acquires all or any significant portion of the assets of another Person, except such a purchase by the Borrower that meets the following requirements (each such purchase constituting a "Permitted Acquisition"):

          (1) no Default or Unmatured Default shall have occurred and be continuing or would result from such transaction or transactions or the incurrence of any Indebtedness in connection therewith;

          (2) prior to each such purchase, the Borrower shall deliver to the Agent and the Lenders a certificate from one of the Borrower's financial officers demonstrating to the satisfaction of the Agent and the Required Lenders that after giving effect to such transaction or transactions and the incurrence of any Indebtedness permitted by Section 6.3(A) in connection therewith on a pro forma basis as if such acquisition and such incurrence of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Borrower's most recently completed fiscal quarter, the Borrower would have been in compliance with all provisions of Section 6.4 at all times during such twelve-month period; and

          (3) the purchase is consummated pursuant to a negotiated acquisition agreement on a non-hostile basis and involves the purchase of a business line similar, related or incidental to that of the Borrower and its Subsidiaries as of the Closing Date.

     (H) Transactions with Shareholders and Affiliates. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly (i) pay any management fees or other similar fees or compensation to Holdings, CHS, any other holder or holders of the Borrower's equity securities or any of their Affiliates, other than wages, salaries and bonuses of employees who are also stockholders of the Borrower in the ordinary course and consistent with past practices or (ii) except the guaranty of CHS of the Orcal Note, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with Holdings, CHS, any other holder or holders of any of the Borrower's equity securities or any of their Affiliates (which is not a Subsidiary of the Borrower), on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate.

     (I) Restriction on Fundamental Changes. Neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's or any such Subsidiary's business or property, whether now or hereafter acquired, except transactions permitted under Sections 6.3(B) or 6.3(G).

     (J) Sales and Leasebacks. Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an

Operating Lease or a Capitalized Lease, of any property (whether real or personal or mixed) (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 6.3(B) and the lease involved is not prohibited under Section 6.3(A).

     (K) Margin Regulations. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

     (L) ERISA. The Borrower shall not engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL.

     (M) Issuance of Capital Stock. Neither the Borrower nor any of its Subsidiaries shall issue any Capital Stock.

     (N) Corporate Documents. Neither the Borrower nor any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective corporate documents (other than the by-laws and, in the case of by-laws, any of the material terms or provisions thereof) as in effect on the date hereof in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld).

     (O) Other Indebtedness. (i) Except as permitted in Section 6.3(S), the Borrower shall not amend, supplement or otherwise modify the terms of any Indebtedness (other than the Obligations) permitted under Section 6.3(A) in any way that would be materially less advantageous to the Borrower or materially adverse to the Lenders, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default and remedies. Except for payments made in the ordinary course with respect to the Borrower's trade indebtedness and except as permitted in
Section 6.3(F)(iii), neither the Borrower nor any of its Subsidiaries shall purchase, redeem or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than the Obligations) permitted under Section 6.3(A).

          (ii) Holdings shall not amend, supplement or otherwise modify the Holdings Subordinated Debt (as in effect as of the date of issuance thereof) in any way that would be materially less advantageous to Holdings or materially adverse to the Lenders, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default, remedies, dividends and subordination provisions.

     (P) Fiscal Year. Neither the Borrower nor any of its consolidated Subsidiaries shall change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

     (Q) Subsidiary Covenants. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Junior Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary.

     (R) Rate Hedging Obligations. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap, leveraged derivative or similar agreements other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower pursuant to
Section 6.2(L) hereof or pursuant to which the Borrower has hedged its actual interest rate, foreign currency or commodity exposure (such hedging agreements are sometimes referred to herein as "Interest Rate Agreements").

     (S) Subordinated Indebtedness. The Borrower shall not amend, supplement or modify the terms of any Permitted Subordinated Indebtedness, or make any payment required as a result of an amendment or change thereto other than amendments, supplements or modifications which (i) decrease the rate of interest payable on the Permitted Subordinated Indebtedness, (ii) provide for the payment in kind in lieu of cash of any portion of the interest on the Permitted Subordinated Indebtedness, (iii) provide for the extension of the maturity date with respect to any principal or interest payment to be made under instruments evidencing Permitted Subordinated Indebtedness, (iv) provide more flexibility to the Borrower in connection with any financial covenants or (v) waive any defaults existing in connection with the Permitted Subordinated Indebtedness, and which in any event do not adversely affect in any respect the interests of the Agent or the Holders of the Secured Obligations.

     (T) Purchase Agreements. The Borrower shall not amend, supplement or modify the terms of the BHD Acquisition Agreement or the BLN Note in any way that would be materially less advantageous to the Borrower or materially adverse to the Lenders.

     6.4 Financial Covenants. The Borrower shall comply, and shall cause Holdings and its consolidated Subsidiaries to comply, with the following:

     (A) Defined Terms for Financial Covenants. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

     "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by Holdings and its consolidated Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of Holdings and its consolidated Subsidiaries other than with respect to the acquisition of fixed assets in connection with any Acquisitions, including, without limitation, the BHD Acquisition.

     "EBITA" means, for any period, on a consolidated basis for Holdings and its consolidated Subsidiaries, the sum, without duplication, of the amounts for such period of (i) Net Income, plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) Non-Cash Interest Expense plus (v) Fees, plus (vi) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, plus (vii) other non-cash charges classified as long-term deferrals in accordance with Agreement Accounting Principles, minus (viii) interest income, minus (ix) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains determined in accordance with Agreement Accounting Principles which have been included in the determination of Net Income).

     "Fees" means fees (including agency and unused commitment fees) and discounts with respect to (i) Letters of Credit and (ii) Indebtedness evidenced by this Agreement.

     "Interest Expense" means, for any period, total consolidated interest expense of Holdings and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases), but excluding Non-Cash Interest Expense and Fees, all as determined in conformity with Agreement Accounting Principles. For purposes of determining compliance with the requirements of clause (4) of Section 6.3(F) with respect to any proposed Net Distribution, the amount of such Net Distribution shall be treated as Interest Expense.

     "Net Income" means, for any period, the net earnings (or loss) after taxes of Holdings and its consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

     "Non-Cash Interest Expense" means, for any period, that portion of the consolidated interest expense of Holdings and its consolidated Subsidiaries which is not payable in cash, including, without limitation (i) amortization of discount and (ii) accrued interest on the Holdings Subordinated Notes, all as determined in accordance with Agreement Accounting principles.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of real or personal property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more but does not include any amounts payable under Capitalized Leases of such Person.

     (B) Interest Expense Coverage Ratio. Maintain a ratio (the "Interest Expense Coverage Ratio") of (i) EBITA to (ii) Interest Expense for the applicable period of at least 2.00 to 1.00 for the fiscal quarter ended March 31, 1998 and for each fiscal quarter thereafter until the Termination Date. In each case the Interest Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

     (C) Fixed Charge Coverage Ratio. Maintain a ratio of: (i) the sum, without duplication, of the amounts of (a) EBITA, plus (b) depreciation expense, plus (c) Rentals, minus (d) Capital Expenditures to (ii) the sum, without duplication, of the amounts of (a) Interest Expense, plus (b) Fees, plus (c) Rentals, plus (d) the aggregate of the Restricted Junior Payments consisting of tax related payments paid pursuant to Section 6.3(F)(ii) and any amounts paid directly by the Borrower to any Governmental Authority with respect to the consolidated group's tax liability, plus (e) scheduled amortization of the principal portion of the Term Loans and scheduled amortization of the principal portion of all other Indebtedness (other than Indebtedness incurred pursuant to the BLN Note) of Holdings and its Subsidiaries during such period, plus (f) all payments in the nature of dividends, distributions, return of capital or other similar payments made by Holdings to holders of its equity securities (the intent hereof being to capture all payments which if made by the Borrower would be classified as Restricted Junior Payments), plus (g) Net Distributions of at least 1.15 to 1.00 for the fiscal quarter ending March 31, 1998 and for each fiscal quarter thereafter until the Termination Date. In each case the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

     (D) Maximum Leverage Ratio. Maintain a ratio ("Leverage Ratio") of (i) the sum, without duplication, of (y) Indebtedness of Holdings and its consolidated subsidiaries for borrowed money (excluding from such calculation Indebtedness of Holdings in connection with the Holdings Subordinated Notes) plus (z) the maximum fixed repurchase price of any Redeemable Stock of Holdings to the extent that payment thereof may be funded as a permissible Restricted Junior Payment under the terms of Section 6.3(F) to (ii) the sum, without duplication, of (a) EBITA plus (b) depreciation expenses minus (c) Capital Expenditures, of not greater than the respective ratio set forth below for the fiscal quarter ending March 31, 1998 and for each fiscal quarter thereafter until the Termination Date:

     Fiscal Quarter Ending                     Maximum Ratio
     ---------------------                     -------------
     March 31, 1998                             4.00 to 1.00
     June 30, 1998                              4.00 to 1.00
     September 30, 1998                         4.00 to 1.00
     December 31, 1998                          4.00 to 1.00
     March 31, 1999                             3.75 to 1.00
     June 30, 1999                              3.75 to 1.00
     September 30, 1999                         3.75 to 1.00
     December 31, 1999                          3.75 to 1.00
     March 31, 2000 and thereafter              3.50 to 1.00

The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (A) (i) with respect to Revolving Loans, the average of the outstanding amounts as of the last day of each quarter for the four quarters in the period then ended and (ii) with respect to the Term Loans and other Indebtedness, the outstanding amount as of the end of the quarter then ended; and (B) for EBITA and depreciation, the total for the four-quarter period ending on such day and (C) for Capital Expenditures the amount spent during such four-quarter period.

ARTICLE VII:  DEFAULTS
----------------------

     7.1 Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

     (a) Failure to Make Payments When Due. The Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within three (3) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

     (b) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under:

          (i) Sections 6.1(C), 6.1(D), 6.1(E), 6.1(F), 6.1(G), 6.1(H), 6.1(I),
     6.2(B) or 6.2(F) and such failure shall continue unremedied for fifteen
     (15) days;

          (ii) Section 6.1(A) or 6.1(B) and such failure shall continue unremedied for five (5) Business Days; or

          (iii) Section 6.3 or 6.4(B), 6.4(C), 6.4(D), 6.4(E) or 6.4(F).

     (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower to the Agent, any Lender or any Issuing Bank herein or by Holdings, the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

     (d) Other Defaults. The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (a), (b) or (c) of this Section 7.1), or Holdings, the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the occurrence thereof.

     (e) Default as to Other Indebtedness; Operating Leases. The Borrower or any of its Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the

Obligations), the outstanding principal amount of which Indebtedness is in excess of $1,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

     (f)  Involuntary Bankruptcy; Appointment of Receiver, Etc.

          (i) An involuntary case shall be commenced against Holdings, the Borrower or any of the Borrower's Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, the Borrower or any of the Borrower's Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, the Borrower or any of the Borrower's Subsidiaries or over all or a substantial part of the property of Holdings, the Borrower or any of the Borrower's Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of Holdings, the Borrower or any of the Borrower's Subsidiaries or of all or a substantial part of the property of Holdings, the Borrower or any of the Borrower's Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of Holdings, the Borrower or any of the Borrower's Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

     (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Holdings, the Borrower or any of the Borrower's Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or
(v) take any corporate action to authorize any of the foregoing.

     (h) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Subsidiaries or any of their respective assets involving in any single case or in the aggregate an amount in excess of $1,000,000 is (are) entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

     (i) Dissolution. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

     (j) Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document as a whole that materially affects the ability of the Agent, or any of the Lenders to enforce the Obligations or enforce their rights against the Collateral ceases to be in full force and effect or Holdings, the Borrower or any of the Borrower's Subsidiaries party thereto seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or Holdings, the Borrower or any such Subsidiary seeks to render such Liens, invalid and unperfected, or (ii) Liens on Collateral with a fair market value in excess of $1,000,000 in favor of the Agent contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the priority contemplated by this Agreement or the Loan Documents.

     (k) Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Borrower to liability in excess of $1,000,000.

     (l) Waiver Application. The plan administrator of any Benefit Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Agent believes that the substantial business hardship upon which the application for the waiver is based is reasonably likely to subject the Borrower to liability in excess of $1,000,000.

     (m)  Change of Control.  A Change of Control shall occur.

     (n) Interest Rate Agreements. Nonpayment by the Borrower of any obligation under the any Interest Rate Agreements entered into with any Lender or the breach by the Borrower of any term, provision or condition contained in any such Interest Rate Agreements.

     (o) Environmental Matters. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries, where such Release, liability or violation individually or when aggregated with all other such Releases, liabilities and violations has or is reasonably likely to have a Material Adverse Effect.

     (p) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable guarantee agreement or breach any of the terms of such guarantee agreement.

     (q) Failure of Subordination. The subordination provisions of the documents and instruments evidencing any Permitted Subordinated Indebtedness shall, at any time, be invalidated or otherwise cease to be in full force and effect.

     A Default shall be deemed "continuing" until cured or until waived in writing in accordance with Section 8.3.


ARTICLE VIII:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND
REMEDIES

     8.1 Termination of Commitments; Acceleration. If any Default described in
Section 7.1(f) or 7.1(g) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

     8.2 Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Advance requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (i) the foregoing provisions of this Section 8.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.11;

          (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 8.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Advance ("Cure Loans") shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

          (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied first, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, second, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Floating Rate Loans constituting Cure Loans;

          (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Advance have not been so cured) whose Pro Rata Shares represent equal to or greater than sixty-six and two thirds percent (66-2/3%) of the aggregate Pro Rata Shares of such Lenders; and

          (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Advance is cured in accordance with Section 8.2(ii),
     (A) such Lender shall not be entitled to any commitment fees with respect to its Revolving Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees, which commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to
     Section 2.21 with respect to undrawn and outstanding Letters of Credit.

     8.3 Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

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          (i) Postpone or extend the Revolving Credit Termination Date, the Term
     Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to any modifications of the provisions relating to prepayments of Loans and other Obligations).

          (ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon.

          (iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

          (iv) Increase the amount of the Revolving Loan Commitment of any Lender hereunder (except with respect to an increase in the amount, or other modification to the terms or components, of the Borrowing Base).

          (v) Permit the Borrower to assign its rights under this Agreement.

          (vi)  Amend this Section 8.3.

          (vii) Release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3(B) without obtaining the consent of any of the Lenders.

     8.4 Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

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ARTICLE IX:  GENERAL PROVISIONS

     9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

     9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower and the Agent shall not be obligated to issue any Letter of Credit for the account of the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3 Performance of Obligations. The Borrower agrees that the Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this
Section 9.3, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.3 within one
(1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Effective Federal Funds Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 9.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 9.3 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

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     9.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

     9.6 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7  Expenses; Indemnification.

     (A) Expenses. The Borrower shall reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, which attorneys and paralegals may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent and the Lenders, which attorneys and paralegals may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrower agrees to reimburse the Agent, promptly after the Agent's request therefor, for each audit, collateral analysis or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Agent's then customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis. Agent shall provide the Borrower with a detailed statement of all reimbursements requested under this Section.

     (B) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with

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any investigative, administrative or judicial proceeding, whether or not such
Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

          (i) this Agreement, the other Loan Documents or any of the Transaction Documents, or any act, event or transaction related or attendant thereto, the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Transaction Documents; or

          (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of Holdings, the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters");

provided, however, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from (y) a dispute among the Lenders or a dispute between any Lender and the Agent, or (z) the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. In addition, no settlement shall be entered into by Holdings, the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement, the other Loan Documents or in connection with any Permitted Acquisition (whether or not the Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

     (C) Waiver of Certain Claims. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages.

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     (D) Survival of Agreements. The obligations and agreements of the Borrower under this Section 9.7 shall survive the termination of this Agreement.

     9.8 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.9 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11 Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     9.12 GOVERNING LAW. THE AGENT HEREBY ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, ANY LENDER, OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

     9.13 CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS

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MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF
THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE AGENT, ANY LENDER OR ANY HOLDER OF SECURED OBLIGATIONS SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

     (C) SERVICE OF PROCESS. THE BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS THE PRENTICE HALL CORPORATION SYSTEM, INC., THE BORROWER'S REGISTERED AGENT, WHOSE ADDRESS IS 33 NORTH LASALLE STREET, SUITE 1925, CHICAGO, ILLINOIS 60602, AS THE BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

     (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT
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WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE
WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (E) WAIVER OF BOND. THE BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

     (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 9.13, WITH ITS COUNSEL.

     9.14  Reserved.

     9.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each of the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the other Loan Documents.

    9.16 Dissolution of Alliance. In the event that the Borrower dissolves Alliance, all reference in the Loan Documents to Alliance, and each of the Alliance Guaranty and the Alliance Security Agreement, shall be of no further force and effect, and no Default or Unmatured Default shall result therefrom.

ARTICLE X:  THE AGENT

     10.1 Appointment. LaSalle National Bank is appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of

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which are limited to those expressly set forth in this Agreement and the other
Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

     10.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

     10.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from (i) the Gross Negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.

     10.4 No Responsibility for Loans, Creditworthiness, Collateral, Recitals, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of a Default or Unmatured Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, Holdings, the Borrower or any of their respective Subsidiaries.

     10.5 Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

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     10.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

     10.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Revolving Loan Commitment (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents including as a result of a dispute among the Lenders or between any Lender and the Agent and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, including as a result of a dispute among the Lenders or between any Lender and the Agent, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Agent.

     10.9 Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as through it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, enter into Interest Rate Agreements and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by Holdings and the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and

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without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     10.12 Collateral Documents. Each Lender hereby authorizes the Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Lender shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

ARTICLE XI:  SETOFF; RATABLE PAYMENTS

     11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     11.3 Application of Payments. Subject to the provisions of Section 8.2, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 11.3, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

          (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

          (B) second, to pay interest on and then principal of any advance made under Section 9.3 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

          (C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

          (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

          (E)  fifth, to pay interest due in respect of Loans and L/C
     Obligations;

          (F) sixth, to the ratable payment or prepayment of principal outstanding on Loans, Reimbursement Obligations and Rate Hedging Obligations in such order as the Agent may determine in its sole discretion;

          (G)  seventh, to provide required cash collateral if any pursuant to
     Section 2.24; and

          (H)  eighth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to the outstanding Revolving Loans and, second, to the outstanding Term Loans, in each case, first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Loans with those Eurodollar Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the issuer(s) of Letters of Credit and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (H) of this Section 11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person.

The order of priority set forth in clauses (A) through (C) of this Section 11.3 may be changed only with the prior written consent of the Agent.

     11.4  Relations Among Lenders.

          (a) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

          (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to Section 11.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE XII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section
12.3 hereof. Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2  Participations.

     (A) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro-rata or non pro-rata basis; provided that the amount of such participation shall not be for less than $5,000,000 (provided such amount may be reduced after the occurrence of a Default without the consent of the Borrower by the Agent and the Required Lenders). In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders.

     (B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment, or releases all or substantially all of the Collateral, if any, securing any such Loan.

     (C) Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of set off. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3  Assignments.

     (A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this Section
12.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit E hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or involves loans and commitments in an aggregate amount of at least $5,000,000 (provided such amount shall not apply to an assignment to a Lender and may be reduced after the occurrence of a Default without the consent of the Borrower by the Agent and the Required Lenders). The consent of the Agent and the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall be substantially in the form attached as Appendix I to Exhibit E hereto and shall not be unreasonably withheld, and, in the case of the Borrower, which consent shall not be required after the occurrence and during the continuance of a Default.

     (B) Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Appendix II to Exhibit E hereto (a "Notice of Assignment"), together with any consents required by
Section 12.3.(A) hereof, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(B), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment and their Term Loans, as adjusted pursuant to such assignment.

     (C)  The Register. The Agent shall maintain at its address referred to in
Section 13.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 12.3 and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 12.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     12.4 Confidentiality. Subject to Section 12.5, the Agent and the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Person's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective "Transferee" (as defined in Section 12.5) in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 12.4. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement.

      12.5 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Holdings, the Borrower and its Subsidiaries and the Collateral; provided that, prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 12.4 the confidentiality of any confidential information described therein.


ARTICLE XIII:  NOTICES

      13.1 Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or, if by courier, one (1) business day after deposit with a reputable overnight carrier service with all charges paid or provided for.

      13.2 Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


ARTICLE XIV:  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party as notified the Agent by telex or telephone, that it has taken such action.

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.



                              SOUTH CENTRAL POOL SUPPLY, INC.


                              By:   /s/ CRAIG K. HUBBARD
                                 -----------------------------------------
                              Title: Chief Financial Officer, Treasurer and
                                     Secretary


                              Address:
                              109 Northpark Boulevard
                              Covington, LA  70433-5070
                              Attention: Craig Hubbard
                              Facsimile: 504/892-1657
                              Confirmation:  504/892-5521





                              LASALLE NATIONAL BANK,
                               Individually and as Agent



                              By:    /s/ JAMES C. TUCKER
                                  ---------------------------------------
                              Title:  Senior Vice President
                                    ------------------------------


                              Address:
                              135 South LaSalle Street
                              Suite 307
                              Chicago, Illinois 60603
                              Attention: James C. Tucker
                              Telephone No.: 312-904-4970
                              Facsimile No.: 312-904-4605




                   SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                              HIBERNIA NATIONAL BANK, as a Lender



                              By:    /s/ STEVE C. HEMPERLEY
                                 ----------------------------------------
                              Title: Vice President
                                    ---------------------------------


                              Address:
                              313 Carondelet Street
                              6th Floor
                              New Orleans, LA 70130
                              Attention: Steve C. Hemperley
                              Telephone No.:  504-533-2895
                              Facsimile No.:  504-533-2060





                              THE FIRST NATIONAL BANK OF CHICAGO, as
                                 a Lender



                              By:
                                 ------------------------------------
                              Title:
                                    ------------------------------------


                              Address:
                              One First National Plaza
                              Suite 0173
                              Chicago, IL  60670
                              Attn:  Cory Olson
                              Telephone No.:  312-732-1706
                              Facsimile No.:  312-732-2991








                   SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                              HIBERNIA NATIONAL BANK, as a Lender




                              By:
                                 ----------------------------------------
                              Title:
                                    ---------------------------------


                              Address:
                              313 Carondelet Street
                              6th Floor
                              New Orleans, LA 70130
                              Attention: Steve C. Hemperley
                              Telephone No.:  504-533-2895
                              Facsimile No.:  504-533-2060





                              THE FIRST NATIONAL BANK OF CHICAGO, as
                                a Lender



                              By:       /s/ CORY OLSON
                                 ----------------------------------------
                              Title:  Authorized Agent
                                    ------------------------------------


                              Address:
                              One First National Plaza
                              Suite 0173
                              Chicago, IL  60670
                              Attn:  Cory Olson
                              Telephone No.:  312-732-1706
                              Facsimile No.:  312-732-2991










                   SIGNATURE PAGE TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                                   EXHIBIT A
                                      TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of December 31, 1997

                      Form of Borrowing Base Certificate
                      ----------------------------------

                                   Attached

                          BORROWING BASE CERTIFICATE
                                      FOR
                    SOUTH CENTRAL POOL SUPPLY, INC. ("SCP")

TO:       LaSalle National Bank, as Agent
          135 South LaSalle Street
          Chicago, IL  60603-3499

I.  GROSS AMOUNT OF ELIGIBLE RECEIVABLES  (SCP ONLY)

  1.     Face Amount of All Receivables                                     $
                                                                             ---------
  2.     Less:  Receivables aged over 60 days from due date    ($         )
                                                                 ---------
  3.     Less:  Cross-aged Receivables                         ($         )
                                                                 ---------
  4.     Less:  Receivables in excess of 15% of all Eligible
                Receivables Owing from any Single Account
                Debtor and its Affiliates                      ($         )
                                                                 ---------
  5.     Less:  Affiliate Receivables                          ($         )
                                                                 ---------
  6.     Less:  Non-Complying Federal Governmental
                Receivables                                    ($         )
                                                                 ---------
  7.     Less:  State and Municipal Receivables                ($         )
                                                                 ---------
  8.     Less:  Foreign Receivables                            ($         )
                                                                 ---------
   9.    Less:  Receivables subject to offset or counterclaim  ($         )
                                                                 ---------
   10.   Less:  Dated Receivables in excess of (a) 65% of
                total Receivables if calculation is during
                January 1 through April 30 and (b) 40% of
                total Receivables if calculation is made during
                May 1 through December 31                      ($         )
                                                                 ---------
   11.   Less:  Other Ineligibles Receivables                  ($         )
                                                                 ---------
   12.   Less:  Unearned finance charges, late fees and
                other fees                                     ($         )
                                                                 ---------
   13.   Less:  Accruals from price adjustment                 ($         )
                                                                 ---------
   14.   Less:  Other Reserves                                 ($         )
                                                                 ---------

  15.    Total of Ineligible Receivables and Reserves
         (Sum of Lines 2 through 14)                                        $
                                                                             ---------
  16.    Total Gross Amount of Eligible Receivables
         (Line 1 minus Line 15)                                             $
                                                                             ---------
                                                                            x      .80
                                                                              --------
  17.    Availability from Eligible Receivables
         (80% of Line 16)                                                =  $
                                                                             ---------
II.  GROSS AMOUNT OF ELIGIBLE INVENTORY (SCP ONLY)

  18.    Total Amount of Inventory (Lower of FIFO or
         Market)                                                            $
                                                                             ---------
  19.    Less:  Inventory subject to the Lien in favor of
         BLN (deemed to be equal to 90% of the outstanding
         balance of the BLN Note                               ($         )
                                                                 ---------
  20.    Less:  Obsolete and not currently saleable
         Inventory                                             ($         )
                                                                 ---------
  21.    Less:  Packaging material, supplies, raw
         materials, and work in process                        ($         )
                                                                 ---------
  22.    Less:  Consigned Inventory                            ($         )
                                                                 ---------
  23.    Less:  Inventory held for more than two
         (2) years                                             ($         )
                                                                 ---------
  24.    Less:  Goods in transit                               ($         )
                                                                 ---------
  25.    Less:  Other Ineligibles                              ($         )
                                                                 ---------
  26.    Less:  Obsolescence Reserve                           ($         )
                                                                 ---------
  27.    Less:  Other Reserves                                 ($         )
                                                                 ---------
  28. Total of Ineligible Inventory Reserves (sum of
      Lines 19 through 27)                                                  $
                                                                             ---------
  29. Gross Amount of Eligible Inventory (Line 18
      minus Line 28)                                                        $
                                                                             ---------
                                                                            x     $.45
                                                                             ---------

  30.    Availability from Eligible
         Inventory By Reference to
         Gross Amount of Eligible
         Inventory (45% of Line 29)                                         $
                                                                             =========
  31.    $1,000,000 multiplied by the number of
         service centers run by the Borrower                                $
                                                                             ---------
                                                                            x  $   .45
                                                                             ---------
  32.    Availability from Eligible Inventory By
         Reference to Inventory Sublimit (45% of
         Line 31)                                                           $
                                                                             =========
  33.    Rentals Reserve (for Leased Locations
         Not Subject to Landlord's Agreements; Initially       ($         )
                                                                 ---------
  34.    Inventory Availability (Lesser of Lines 30
         and 32, minus Line 33)                                            ($         )
                                                                             ---------
III.  OTHER ITEMS

  35.    Less:  Letter of Credit Obligations                   ($         )
                                                                 ---------
  36.    Aggregate Borrowing Base (sum of
         Lines 17 and 34 minus Line 35)                                    ($         )
                                                                             ---------
IV.      CALCULATION OF MAXIMUM AVAILABLE AMOUNT

  37.    Aggregate Revolving Loan Commitments                               $
                                                                             ---------
  38.    Less:  Letter of Credit Obligations                   ($         )
                                                                 ---------
  39.    Less:  Outstanding Revolving Loans                    ($         )
                                                                 ---------
  40.    Amount available by reference to commitment
         level (Line 37 minus the sum of Lines 38 and 39)                   $
                                                                             =========
  41.    Borrowing Base (Line 36)                               $
                                                                 ---------
  42.    Less:  Outstanding Revolving Loans                    ($         )
                                                                 ---------
  43.    Amount available by reference to Borrowing Base                    $
                                                                             =========
  44.    Maximum Available Amount (Lesser of Line 40
         and Line 43)                                                       $
                                                                             ---------

        Pursuant to, and in accordance with, the terms and provisions of that certain Third Amended and Restated Credit Agreement, dated as of December 31, 1997, among South Central Pool Supply, Inc. ("Borrower"), the financial institutions from time to time parties thereto (the "Lenders"), LaSalle National Bank, as contractual representative on behalf of itself and the other Lenders (the "Agent") as amended, restated, supplemented or otherwise modified from time to time (the "Credit Agreement"), Borrower is executing and delivering to Agent this Borrowing Base Certificate accompanied by supporting data (collectively referred to as "Certificate"). Borrower warrants and represents to the Agent and the Lenders that this Certificate is true, correct, and based on information contained in Borrower's and its Subsidiaries' own records. Borrower, by the execution of this Certificate, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Credit Agreement, and further certifies on the date of this Certificate, that the Borrower is in compliance with said Credit Agreement.

DATE:                                        SOUTH CENTRAL POOL SUPPLY, INC.
     ---------------------


                                             By:
                                                ------------------------------
                                             Name:
                                                  ----------------------------
                                             Title:
                                                   ---------------------------

                                   EXHIBIT B
                                      TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of December 31, 1997

                             TERM LOAN AMOUNTS AND
                                  COMMITMENTS
                                  -----------

=========================================================================================
           Lender                     Total Term Loan Amounts as of Effective Date
-----------------------------------------------------------------------------------------
  LaSalle National Bank                             $10,011,627.91
-----------------------------------------------------------------------------------------
  Hibernia National Bank                            $ 7,325,581.39
-----------------------------------------------------------------------------------------
  The First National Bank of Chicago                $ 3,662,790.70
-----------------------------------------------------------------------------------------
  Total                                             $   21,000,000
=========================================================================================

=========================================================================================
           Lender                         Total Commitment Post Effective Date
-----------------------------------------------------------------------------------------
  LaSalle National Bank                             $30,988,372.10
-----------------------------------------------------------------------------------------
  Hibernia National Bank                            $22,674,418.60
-----------------------------------------------------------------------------------------
  The First National Bank of Chicago                $11,337,209.30
-----------------------------------------------------------------------------------------
  Total                                             $   65,000,000
=========================================================================================

                                   EXHIBIT C
                                      TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of December 31, 1997

                                    FORM OF
                  SUBSTITUTED AND AMENDED REVOLVING LOAN NOTE
                  -------------------------------------------

U.S. $_____________                                            Chicago, Illinois
                                                        DATED: December 31, 1997

        FOR VALUE RECEIVED, the undersigned, SOUTH CENTRAL POOL SUPPLY, INC., a Delaware corporation (the "Borrower"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [LaSalle National Bank] (the "Lender") the principal sum of [__________] MILLION AND NO/100 DOLLARS ($__,000,000.00), or, if less, the aggregate unpaid amount of all "Revolving Loans" (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the "Credit Agreement" (as defined below) on the "Termination Date" (as defined in the Credit Agreement), or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

        The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to the Agent (as defined below), to such domestic account as the Agent may designate, in same day funds. At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender's own books and records, in each case specifying the amount of such Revolving Loan, the respective Interest Period thereof, in the case of Eurodollar Loans, or the amount of principal paid or prepaid with respect to such Revolving Loan, as the case may be; provided, that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

        This Substituted and Amended Revolving Loan Note is one of the "Revolving Notes" referred to in, and is entitled to the benefits of, the Third Amended and Restated Credit Agreement dated as of December 31, 1997 (as so amended and restated, and further amended, restated, supplemented or modified from time to time, the "Credit Agreement") among the Borrower (formerly known as SCP Acquisition Corp.), the financial institutions from time to time parties thereto (such financial institutions being herein referred to collectively as the "Lenders") and LaSalle National Bank, as one of the Lenders and as contractual representative of the Lenders (the "Agent") for the Lenders. The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan being evidenced by this Substituted and Amended Revolving Loan Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

          The unpaid balance of the indebtedness hitherto evidenced by (x) one or more of those certain "Substituted and Amended Revolving Loan Notes" (as defined in and issued pursuant to the Restated Credit Agreement) dated May 30, 1996 and (y) one or more of those certain "Substituted and Amended Revolving Loan Notes" (as defined in and issued pursuant to the Second Restated Credit Agreement) dated September 26, 1996 (collectively, the "Former Notes") made by the Borrower and delivered to the Lenders, remains outstanding as of the date hereof and shall continue to be secured pursuant to the terms of the Collateral Documents. The principal balance of this Substituted and Amended Revolving Loan
Note includes the indebtedness hitherto evidenced by the Former Notes and to the extent such indebtedness is included in the principal balance of this Substituted and Amended Revolving Loan Note, this Substituted and Amended Revolving Loan Note (i) merely reevidences the indebtedness hitherto evidenced by the Former Notes, (ii) is given in substitution for, and not as payment of the Former Notes, and (iii) is in no way intended to constitute a novation of the Former Notes.

          Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

          Whenever in this Substituted and Amended Revolving Loan Note reference is made to the Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Substituted and Amended Revolving Loan Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

          This Substituted and Amended Revolving Loan Note shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as distinguished from the conflicts of law provisions) of the State of Illinois.

                                    SOUTH CENTRAL POOL SUPPLY, INC.

                                    By:
                                       -------------------------------------
                                    Its:
                                        ------------------------------------

            SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS
            -------------------------------------------------------

                                                           Amount of
                                               Principal    Unpaid
        Amount of    Type of     Interest       Paid or    Principal   Notation
Date      Loan        Loan      Period/Rate     Prepaid     Balance     Made By
----    ---------    --------   -----------    ---------   ---------   --------

                                   EXHIBIT D
                                       TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of December 31, 1997

                                    FORM OF
                     SUBSTITUTED AND AMENDED TERM LOAN NOTE
                     --------------------------------------

U.S.$ ___________________________________                      Chicago, Illinois
                                                        DATED: December 31, 1997

        FOR VALUE RECEIVED, the undersigned, SOUTH CENTRAL POOL SUPPLY, INC., a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to the order of [LaSalle National Bank] (the "Lender"), the principal sum of [______________________________________________] AND ____/100 DOLLARS ($
[___________________]), such amount representing the outstanding aggregate principal amount of the "Term Loan" (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the "Credit Agreement" (as defined below). Capitalized terms used herein and not otherwise defined herein are as defined in the Credit Agreement.

        Unless otherwise required to be paid sooner pursuant to the provisions of the Credit Agreement, the principal indebtedness evidenced hereby shall be payable in the amounts and at the times specified in Section 2.1(d) of the Credit Agreement.

        The Borrower promises to pay interest on the unpaid principal amount of the Lender's Term Loan from the date of such Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

        Both principal and interest are payable in lawful money of the United States of America to the Agent (as defined below), to such domestic account as the Agent may designate, in same day funds. At the time of each payment or prepayment of principal of the Lender's Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in such Lender's own books and records, in each case specifying the amount of principal paid or prepaid with respect to such Term Loan; provided, that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

        This Substituted and Amended Term Loan Note is one of the "Term Notes" referred to in, and is entitled to the benefits of, the Third Amended and Restated Credit Agreement dated as of December 31, 1997 (as so amended and restated, and as further amended, restated, supplemented or modified from time to time, the "Credit Agreement") among the Borrower (formerly known as SCP Acquisition Corp.), the financial institutions from time to time parties thereto (such financial institutions being herein referred to collectively as the "Lenders") and LaSalle National Bank, as one of the Lenders and as contractual representative for the Lenders (the "Agent"). The Credit Agreement, among other things, (i) provides for the making of the Lender's Term Loan, the indebtedness of the Borrower resulting therefrom being evidenced by this Substituted and Amended Term Loan Note and
(ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

        The unpaid balance of the indebtedness hitherto evidenced by those certain Substituted and Amended Term Loan Notes, dated June 7, 1996 in the original principal amount of $3,193,305.19, and September 26, 1996 in the original principal amount of $7,812,500.00 (the "Original Notes"), made by the Borrower and delivered to the Lenders, remains outstanding as of the date hereof and shall continue to be secured pursuant to the terms of the Collateral Documents. The principal balance of this Substituted and Amended Term Loan Note includes the indebtedness hitherto evidenced by the Original Notes and to the extent such indebtedness is included in the principal balance of this Substituted and Amended Term Loan Note, this Substituted and Amended Term Loan Note (i) merely reevidences the indebtedness hitherto evidenced by the Original Notes, (ii) is given in substitution for, and not as payment of the Original Notes, and (iii) is in no way intended to constitute a novation of the Original Notes.

        Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

        Whenever in this Substituted and Amended Term Loan Note reference is made to the Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Substituted and Amended Term Loan Note shall be binding upon and shall inure to the benefit of said successors and assigns. The Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

        This Substituted and Amended Term Loan Note shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws (as distinguished from the conflicts of law provisions) of the State of Illinois.

                                          SOUTH CENTRAL POOL SUPPLY, INC.

                                          By:
                                             --------------------------------
                                          Its:
                                              -------------------------------

               SCHEDULE OF TERM LOAN AND PAYMENTS OR PREPAYMENTS
               -------------------------------------------------

                                                         Amount of
                                             Principal    Unpaid
       Amount of    Type of     Interest      Paid or    Principal    Notation
Date   Term Loan     Loan     Period/Rate     Prepaid     Balance     Made By
----   ---------    -------   -----------    ---------   ---------    -------

                                   EXHIBIT E
                                      TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of December 31, 1997

                         FORM OF ASSIGNMENT AGREEMENT
                         ----------------------------

        This Assignment Agreement (this "Assignment Agreement") between __________________________ (the "Assignor") and __________________ (the
"Assignee") is dated as of _________________, 19__. The parties hereto agree as follows:

        1. PRELIMINARY STATEMENT. The Assignor is a party to a Third Amended and Restated Credit Agreement dated as of December 31, 1997 (which, as it may heretofore have been and may hereafter be amended, modified, restated, renewed or extended from time to time is herein called the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

        2. ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of
Schedule 1 and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

        3. EFFECTIVE DATE. The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Appendix II attached hereto has been delivered to the Agent. Such Notice of Assignment must include any consents, including, without limitation the consent of the Agent in the form of Appendix I attached hereto, required to be delivered to the Agent by Section 12.3(A) of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

        4. PAYMENTS OBLIGATIONS. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Floating Rate Loans assigned to the Assignee hereunder and (ii) with respect to each Fixed Rate Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or
(b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such Fixed Rate Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a),
(b) or (c) being hereinafter referred to as the "Payment Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such Fixed Rate Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such Fixed Rate Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such Fixed Rate Loan (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any Fixed Rate Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such Fixed Rate Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any Fixed Rate Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such Fixed Rate Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such Fixed Rate Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to Fixed Rate Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Floating Rate Loans, or the Payment Date, in the case of Fixed Rate Loans, and not previously paid by the Assignee to the Assignor.]/1/ In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

---------------------

/1/ Each Assignor may insert its standard payment provisions in lieu of the payment term included in this Exhibit.

        5. FEES PAYABLE BY THE ASSIGNEE. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or commitment fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of Fixed Rate Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to
Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was ___ of 1% less than the interest rate paid by the Borrower or if the commitment fee was ___ of 1% less than the commitment fee paid by the Borrower, as applicable. In addition, the Assignee agrees to pay __% of the processing fee required to be paid to the Agent under Section 12.3(B) of the Credit Agreement in connection with this Assignment Agreement.

        6. REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor, the Agent nor any other Lender nor any of their respective officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Agent and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

        7. REPRESENTATIONS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes]./2/

        8. INDEMNITY. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment Agreement.

        9. SUBSEQUENT ASSIGNMENTS. After the Effective Date, the Assignee shall have the right pursuant to Section 12.3 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

        10. REDUCTIONS OF AGGREGATE COMMITMENT. If any reduction in the Aggregate Revolving Loan Commitment/3/ occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Revolving Loan Commitment.

        11. ENTIRE AGREEMENT. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

---------------------

/2/ To be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

/3/ If there are any other applicable commitments at the time, insert here and in other appropriate location at the end of this sentence.

        12. GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

        13. NOTICES. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

        14. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Assignment Agreement. In the event an ambiguity or question of intent or interpretation arises, this Assignment Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Assignment Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

                              [NAME OF ASSIGNOR]

                              By:
                                 -------------------------
                              Title:
                                    ----------------------


                              [NAME OF ASSIGNEE]

                              By:
                                 -------------------------
                              Title:
                                    ----------------------

                                  SCHEDULE 1
                            to Assignment Agreement

1.   Description and Date of Credit Agreement:

     Third Amended and Restated Credit Agreement dated as of December 31, 1997 by and among SOUTH CENTRAL POOL SUPPLY, INC., a Delaware corporation (the "Borrower"), the financial institutions from time to time parties thereto (such financial institutions being herein referred to as collectively as the "Lenders") and LASALLE NATIONAL BANK, as one of the Lenders and as contractual representative for itself and the other Lenders (the "Agent"). /1/

2.   Date of Assignment Agreement:                      , 19
                                   -----------------  --    --

3.   Amounts (As of Date of Item 2 above):

                                 Revolving
                                 Loans              Term Loans

a.   Total of Commitments
     (Loans)/2/ under
     Credit Agreement            $                  $
                                  --------           --------

b.   Assignee's Percentage
     of each Facility purchased
     under the Assignment
     Agreement/3/                 --------%          --------%

c.   Amount of Assigned Share
     in each Facility purchased
     under the Assignment
     Agreement                   $                  $
                                  --------           --------

---------------------

  /1/  Insert any other Amendments.

  /2/ If a Commitment has been terminated, insert outstanding Loans in place of Commitment.

  /3/  Percentage taken to 10 decimal places.

4.   Assignee's Aggregate
     (Loans and Commitments)/4/
     Amount Purchased
     Hereunder:                   $
                                   --------

5.   Proposed Effective Date:
                              -------------------

Accepted and Agreed:

[NAME OF ASSIGNOR]                             [NAME OF ASSIGNEE]
By:                                            By:
   ------------------------                       ------------------------
Title:                                         Title:
      ---------------------                          ---------------------

--------------------

/4/ If a Commitment has been terminated, insert outstanding Loans in place of Commitment.

               Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

        Attach Assignor's Administrative Information Sheet, which must include notice address for the Assignor and the Assignee

                                  APPENDIX I

                             CONSENT TO ASSIGNMENT
                             ---------------------

To:    LaSalle National Bank, as Agent
       135 South LaSalle Street
       Chicago, IL  60603

      [South Central Pool Supply, Inc.
      109 Northpark Blvd.
      Covington, LA  70433-5072]/5/

From: [Name of Assignor]

          [Name of Assignee]
                                                                         , 199
                                                      -------------------     -

        1. We refer to that certain Third Amended and Restated Credit Agreement dated as of December 31, 1997 (which, as it may have been and may hereafter be amended, restated, modified, renewed or extended from time to time, is herein called the "Credit Agreement") among South Central Pool Supply, Inc., (the "Borrower"), certain financial institutions party thereto (each a "Lender"), including ________________________ ("Assignor"), and LaSalle National Bank, as contractual representative for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

        2. Pursuant to Section 12.3 of the Agreement, Assignor desires to assign to ______________________________ ("Assignee"), and the Assignee desires to assume from the Assignor, an undivided interest in the Revolving Loan Commitment of the Assignor such that after giving effect to the assignment and assumption hereinafter provided, the Revolving Loan Commitment (and its corresponding participation in and obligation to participate in Letters of Credit) of the Assignee shall equal $_______________, and the Term Loan of the Assignor such that after giving effect to the assignment and assumption hereinafter provided, the Term Loan of the Assignee shall equal $______________, and the Pro Rata Share of the Assignee shall equal ____% (the "Proposed Transaction").

----------------------

/5/  If applicable.

        3. Pursuant to the terms of Section 12.3, the consent of the Agent [and the Borrower] is required for the Proposed Transaction. The Assignor and Assignee request that the Agent [and the Borrower] execute this consent in the space indicated below.

ASSIGNOR                                   ASSIGNEE

-------------------------                  -------------------------


By:                                        By:
   ----------------------                     ----------------------

Title:                                     Title:
      -------------------                        -------------------

Acknowledged and Consented to
as of this ____ day of
_____________________, 199_


LASALLE NATIONAL BANK, AS AGENT

By:
   ----------------------
Its:
    ---------------------

[SOUTH CENTRAL POOL SUPPLY, INC.


By:
   ----------------------
Its:
    ---------------------         ]

                                  APPENDIX II
                            to Assignment Agreement

                                     NOTICE
                                 OF ASSIGNMENT
                                 -------------


                                                                 _________, 19__


To:   LaSalle National Bank, As Agent
      135 South LaSalle Street
      Chicago, IL 60603
      Attention: James Tucker

      [South Central Pool Supply, Inc.
      109 Northpark Blvd.
      Covington, LA  70433-5072]/6/

From: [NAME OF ASSIGNOR] (the "Assignor")

      [NAME OF ASSIGNEE] (the "Assignee")

          1. We refer to that certain Third Amended and Restated Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

          2. This Notice of Assignment (this "Notice") is given and delivered to the Agent [and the Borrower] pursuant to Section 12.3(B) of the Credit Agreement.

          3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of ___________, 19__ (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Sections 12.3(B) of the Credit Agreement have been delivered to the Agent, provided that the Effective

-------------------
/6/ If applicable

Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

          4. The Assignor and the Assignee hereby give to the Agent [and the Borrower] notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 5 of
Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

          5. The Assignor and/or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $3,500 required by Section 12.3(B) of the Credit Agreement.

          6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Notes received by it from the Borrower upon its receipt of new Notes in the appropriate amount.

          7. The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

          8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

          9. The Assignee authorizes the Agent to act as its contractual representative under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement./1/

NAME OF ASSIGNOR                 NAME OF ASSIGNEE

By:__________________            By:__________________

____________________

/1/ May be eliminated if assignee is a party to the credit agreement prior to the effective date.

Title: ____________________                  Title: _______________________

                                   EXHIBIT F
                                       TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of December 31, 1997

                         Form of Officer's Certificate
                         -----------------------------

                             OFFICER'S CERTIFICATE


         I, the undersigned, hereby certify that I am the _______________ of South Central Pool Supply, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation"). Capitalized terms used herein and not otherwise defined herein are as defined in that certain Third Amended and Restated Credit Agreement dated as of December 31, 1997, among the Corporation, the financial institutions from time to time parties thereto (the "Lenders") and LaSalle National Bank, as contractual representative for the Lenders (as further amended, restated, supplemented or modified from time to time, the "Credit Agreement").

         I further certify that, pursuant to Section 4.2 and Section 6.1(A)(iv) of the Credit Agreement, as of the date hereof no Default or Unmatured Default exists [other than the following (describe the nature of the Default or Unmatured Default and the status thereof)].

         IN WITNESS WHEREOF, I hereby subscribe my name and affix the seal of the Corporation on the _____ day of December, 1997.




                                 [Insert Name of Officer]


                                 _____________________________

                                   EXHIBIT G
                                       TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                         Dated as of December 31, 1997

                         FORM OF COMPLIANCE CERTIFICATE
                         ------------------------------

         Pursuant to Section 6.1(A)(iv) of the Third Amended and Restated Credit Agreement (as the same may from time to time be further amended, supplemented, modified or restated, the "Credit Agreement"), dated as of December 31, 1997, by and among South Central Pool Supply, Inc. (the "Borrower"), the financial institutions which may from time to time become parties thereto (the "Lenders"), LaSalle National Bank, as contractual representative for itself and the other Lenders (the "Agent"), the Borrower, through its _________________________ ______________________________, hereby delivers to the Agent, together with the financial statements being delivered to the Agent pursuant to Section 6.1(A) of the Credit Agreement, this Compliance Certificate (the "Certificate") for the accounting period from ____________, 19__ to ___________, 19__. Capitalized terms used herein shall have the meanings set forth in the Credit Agreement. Subsection references herein relate to subsections of the Credit Agreement.

I.   MANDATORY PREPAYMENTS (Section 2.5(B))
                            --------------

     A.   Section 2.5(B)(i)(a)
          --------------------

          (1) State whether upon the consummation of any Asset Sale by Holdings, the Borrower or any Subsidiary of Borrower (other than Permitted Inventory and Equipment Sales) any Net Cash Proceeds in excess of
              $500,000 have arisen.                                       Yes/No

          (2) If the answer to question (1) is yes, state the date of and the nature of the transaction giving rise to the Net Cash Proceeds, the aggregate principal amount of such Net Cash Proceeds, whether the Net Cash Proceeds are to be reinvested, and the amount, if required, of any mandatory prepayment on Schedule A.

     B.  Section 2.5(B)(i)(b)
         --------------------

          (1) State whether any proceeds of issuance of Indebtedness permitted under Section 6.3(A)(ii)(c) have been received
                                                                          Yes/No

          (2) If the answer to question (1) is yes, state the date of the issuance of the Indebtedness, the original principal amount and the amount of any mandatory prepayment on Schedule A.


C.   Section 2.5(B)(i)(c)
     --------------------

 (1) The Borrower's calculation of Excess Cash Flow for the
     Cash Flow Period ended __________________ is as follows:

     Earnings before interest expense, tax expense depreciation
     and amortization                                                 $_________

  +  Net reduction in Working Capital                                 +_________

  -  Net increase in Working Capital                                  -_________

  -  Income taxes                                                     -_________

  -  Capital Expenditures                                             -_________

  -  Interest Expense                                                 -_________

  -  Scheduled amortization of principal portion of
     Term Loan and all other Indebtedness                             -_________

  -  Aggregate amount of (y) cash dividends paid with
     respect to Capital Stock (z) Restricted Junior Payments
     paid pursuant to Section 6.3(F)(ii)                              -_________

  -  Prepayments of Loans (other than ordinary course
     repayments of the Revolving Loans)                               -_________

  +/-Reductions or Increases in long-term assets                      +/-_______

     Excess Cash Flow                                                 =_________
                                                                      x  .50
                                                                       _________
     Excess Cash Flow Payment Amount (50% of
     Excess Cash Flow; or $0 if Leverage Ratio as of
     the last day of the Cash Flow Period is less than
     3.50 to 1.00)                                                    =_________

II.  RESTRICTED JUNIOR PAYMENTS (Section 6.3(F))*
                                 --------------

  (1)  50% of the net earnings (loss) after taxes for the
       Borrower and its consolidated Subsidiaries for period
       from 1/1/97 to end of most recently completed fiscal year       $________

  (2)  Aggregate amount of upstream guarantees                         $________

  (3)  Maximum amount available for Holdings' Dividends
       and Subordinated Interest Payments (Line 1 minus Line 2)        $________

  (4)  Aggregate amount of Holdings' Dividends previously paid         $________

  (5)  Aggregate amount of Subordinated Interest Payments              $________

  (6)  Amount of proposed additional Subordinated Intercompany
       Indebtedness from Holdings to the Borrower                      $________

  (7)  Net amount remaining available for Holdings' Dividends and
       Subordinated Interest Payments (Line 3 minus Line 4 and minus
       Line 5 and plus Line 6)                                         $________

  (8)  Amount of proposed Holdings' Dividends                          $________

  (9)  Amount of proposed Subordinated Interest Payments               $________

  (10) Proposed Net Distribution Amount (Line 7 minus Line 8 and
       minus Line 9)                                                   $________

  (11) If Line 10 is a positive number, attach as an exhibit your calculation of the Fixed Charge Coverage Ratio as of the end of most recently completed fiscal quarter treating such Net
       Distribution as having been paid during that quarter. Is such Fixed Charge Coverage Ratio greater than or equal to 1.25 to
       1.00                                                               Yes/No

* To be included only with annual audited financial statements.

III.    FINANCIAL COVENANTS

  A.  MINIMUM INTEREST EXPENSE COVERAGE RATIO (Section 6.4(B))

      The ratio of EBITA to Interest Expense for the period from
      ______ to______                                                ____ to 1.0


  B.  MINIMUM FIXED CHARGE COVERAGE RATIO (Section 6.4(C))

      The ratio of (1) the sum, without duplication, of the
      amounts of EBITA + depreciation expense + Rentals - Capital
      Expenditures to (2) the sum, without duplication, of the
      amounts of Interest Expense + Fees + Rentals + permitted
      tax-related Restricted Junior Payments under Section
      6.3(F)(ii) and any amounts paid directly by the Borrower to any Governmental Authority with respect to the
      consolidated group's tax liability  + scheduled amortization on Term Loans and other Indebtedness + dividends/
      distributions/return of capital by Holdings to its equity
      security holders + Net Distributions for the period
      from ______ to ______                                          ____ to 1.0


  C.  MAXIMUM LEVERAGE RATIO (Section 6.4(D))

      The ratio of (1) the sum, without duplication, of the amount of Indebtedness of Holdings and its consolidated
      subsidiaries (excluding Holdings Subordinated Notes) +
      maximum fixed repurchase price of Holdings' Redeemable
      Stock permitted as Restricted Junior Payment under Section
      6.3(F) to (2) the sum, without duplication, of the amount of
      E+ depreciation expense - Capital Expenditures for
      the period from ______ to ______                               ____ to 1.0


IV.  RENTAL PAYMENTS (Definition of Eligible Inventory)

     Attached to this Compliance Certificate as Exhibit A is a
     detailed report of the status of rental payments by the
     Borrower. State whether the Borrower is current in the payment of all of its required lease payments as of the date of this certificate.  If not, please provide detailed information on which locations are past due and the amount of such past-due
     rent.                                                                Yes/No


         The Borrower hereby certifies, through its _________________, that the information set forth above is accurate as of __________________, 19___, to the best of such officers' knowledge, after diligent inquiry, and that the financial statements delivered herewith present fairly the financial position of the Borrower and its Subsidiaries at the dates indicated and the results of their operations and changes in their financial position for the periods indicated in conformity with Agreement Accounting Principles, consistently applied.


Dated:  ____________________, 19__/20__



                                 SOUTH CENTRAL POOL SUPPLY, INC.

                                 By:  _____________________________

                                 Title: ____________________________

                                   EXHIBIT H
                                       TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT


                         Dated as of December 31, 1997


                                   [Reserved]

                                   EXHIBIT I
                                       TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT


                         Dated as of December 31, 1997


                                   [Reserved]

                                   EXHIBIT J
                                       TO
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT


                         Dated as of December 31, 1997


                                 (See Attached)

                               CLOSING CHECKLIST
                                      FOR
                THIRD AMENDED AND RESTATED CREDIT AGREEMENT/1/

                        SOUTH CENTRAL POOL SUPPLY, INC.

                               DECEMBER 31, 1997


1. Assignment Agreements, each dated as of December 31, 1997, between (a) The First National Bank of Chicago and LaSalle National Bank and (b) The First National Bank of Chicago and Hibernia National Bank.

2. Agency Assumption Agreement, dated as of December 31, 1997, by and among The First National Bank of Chicago, as agent under the Second Restated Credit Agreement, and LaSalle National Bank, as successor agent, acknowledged and agreed to by the Borrower and the Lenders party thereto.

3. Third Amended and Restated Credit Agreement ("Credit Agreement") among South Central Pool Supply, Inc., a Delaware corporation ("Borrower"), the institutions from time to time party hereto (collectively, the "Lenders") and LaSalle National Bank in its separate capacity as contractual representative for itself and the other Lenders (in such capacity, the "Agent").


EXHIBITS
--------

Exhibit A    -   Borrowing Base Certificate
Exhibit B    -   Term Loan Amounts and Revolving Loan Commitments
Exhibit C    -   Form of Substituted and Amended Revolving Note
Exhibit D    -   Form of Substituted and Amended Term Note
Exhibit E    -   Form of Assignment Agreement
Exhibit F    -   Form of Officer's Certificate
Exhibit G    -   Form of Compliance Certificate
Exhibit H    -   [Reserved]
Exhibit I    -   [Reserved]
Exhibit J    -   List of Closing Documents
Exhibit K    -   Holdings Subordination Agreement

-------------
/1/ Documents marked with an asterisk to be provided by K&E/The Borrower

     SCHEDULES
     ---------

     Schedule 1.1.1       --    Permitted Existing Contingent Obligations*
     Schedule 1.1.2       --    Permitted Existing Indebtedness*
     Schedule 1.1.3       --    Permitted Existing Investments*
     Schedule 1.1.4       --    Permitted Existing Liens*
     Schedule 1.1.5       --    Permitted Existing Letters of Credit*
     Schedule 5.3         --    Conflicts; Governmental Consents*
     Schedule 5.7         --    Litigation; Loss Contingencies*
     Schedule 5.8         --    Subsidiaries*
     Schedule 5.17        --    Insurance*
     Schedule 5.18        --    Contingent Obligations*
     Schedule 5.20        --    Labor Matters; Compensation Agreements*
     Schedule 5.21        --    Environmental Matters*
     Schedule 6.2(M)      --    Deposit Accounts, Collection Account Agreements*
     Schedule 6.3(F)(ii)  --    Schedule of Permissible Tax Payments

4. Substituted and Amended Revolving Loan Notes executed by the Borrower in favor of the Lenders.

5. Substituted and Amended Term Loan Notes executed by the Borrower in favor of the Lenders.

6.   Amendment No. 2 to the Amended and Restated Security Agreement of the
     Borrower.

           Schedule 1      Pledged Debt*
           Schedule 2      Locations of Collateral*
           Schedule 2-A    Third Party Locations*
           Schedule 2-B    Financing Statement Filing Locations*
           Schedule 3      Trade Names*

7. Global Amendment No. 1, executed by each of the Borrower, Holdings, and Alliance in favor of the Agent and the Lenders.

8. Deed of Trust Modification Agreements, in recordable form, with respect to Real Property owned by the Borrower (the "Real Property"), together with endorsements to title policies acknowledging LaSalle National Bank, as Agent.

9. Pre-Filing UCC Lien Search Reports of Filings with respect to the BHD Acquisition against the names and in the offices listed on Schedule I hereto.*

10. Pre-Filing Tax Lien and Judgment Search Reports of filings with respect to the BHD Acquisition against the names and in the offices listed on
     Schedule II hereto.*

11. UCC Financing Statement(s) for each of the jurisdictions and against each of the names listed on Schedule III hereto.

12.  Purchase Documents*

     a. Asset Purchase Agreement for the BHD Purchase ("BHD Acquisition Agreement").*

     b. Assignment executed by the Borrower in favor of the Agent with respect to the representations, warranties and covenants contained in the BHD Acquisition Agreement.

     c. Releases of or amendments to recorded security interests against the assets purchased from BHD in form and substance satisfactory to the Agent and the Lenders.*

     d. Copies of all other Documents, Instruments and Agreements executed in connection with the BHD Acquisition Agreement.*

13.  Opinion of counsel to the Borrower and Holdings:  Kirkland & Ellis.*

14. Evidence of Property Insurance (reflecting all collateral locations) with respect to the Borrower together with loss payable endorsements (mortgagee form) in favor of the Agent.*

15. Evidence of Liability Insurance together with evidence of the naming of the Agent as an additional insured.*

16. Reaffirmation executed by Alliance Packaging, Inc., a Delaware corporation, in favor of the Agent for its benefit and the benefit of Holders of Secured Obligations reaffirming (i) that certain Guaranty dated as of January 20, 1995; (ii) that certain Patent Security Agreement dated as of January 20, 1995; and (iii) such other agreements and instruments delivered to the Agent and the Holders of Secured Obligations or to the Borrower and assigned to the Agent pursuant to the Credit Agreement, the Original Credit Agreement, the Restated Credit Agreement and the Second Restated Credit Agreement.

17. Reaffirmation of (i) that certain Guaranty dated as of May 30, 1996 executed by SCP Pool Corporation ("Holdings") in favor of the Agent for its benefit and the benefit of Holders of Secured Obligations, (ii) the Holdings Subordination Agreement; and (iii) such other agreements and instruments delivered to the Agent and the Holders of Secured Obligations or to the Borrower and assigned to the Agent pursuant to the Credit Agreement, the Original Credit Agreement, the Restated Credit Agreement and the Second Restated Credit Agreement.

18. Financial Condition Certificate with appropriate supporting information (including pro formas and fair value balance sheet) attached.*

19. Certificate of the Secretary of the Borrower certifying (i) resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of each document to which it is a party, (ii) that there have been no changes in the Certificate of Incorporation of the Borrower since the date of the most recent certification thereof by the Secretary of State of Delaware delivered to the Agent, (iii) the names and true signatures of the incumbent officers of the Borrower authorized to sign the documents to which it is a party, and
     (iv) the By-laws (attached thereto) of the Borrower as in effect on the date of such certification.*

20. Certificate of Incorporation of the Borrower certified by the Secretary of State of Delaware.*

21. Good Standing Certificate for the Borrower from the office of the Secretaries of State of Delaware, Louisiana, Alabama, Arkansas, Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Mississippi, Missouri, Nebraska, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, Oregon, Tennessee, Texas, Virginia, Washington, and each new jurisdiction following the BHD Acquisition.*

22. Disbursement direction letter executed by the Borrower and addressed to each of the Agent and The First National Bank of Chicago and the other Lenders in respect of the proceeds of Holding's IPO held in a cash collateral account at The First National Bank of Chicago.*

23.  Current Borrowing Base Certificate dated as of November 1997.*

24. Officer's Certificate, executed by the President, any Vice-President or the Chief Financial Officer of the Company, stating that on the Effective Date
     (x) no Default shall have occurred and be continuing, (y) the BHD Acquisition shall have been consummated for not more than $23,000,000 in total consideration (exclusive of transaction fees and expenses) and (z) the Borrower shall have made payment to The First National Bank of Chicago, as Agent under the Second Restated Credit Agreement, of the principal payment in the amount of $750,000 due in respect of the Term Loans pursuant to the terms of the Second Restated Credit Agreement.*

25.  Agent Fee Letter./2/

26. Summary of Environmental Due Diligence in connection with the BHD Acquisition.*

---------------
/2/ To be included in the set of closing documents of the Borrower and the Agent only.

POST-CLOSING DOCUMENTS

27. Landlord Waiver agreements executed by the lessors with respect to the Leases assigned by BHD to the Borrower in connection with the BHD Purchase Agreement.*

28. Post-Filing UCC Search Reports of Filings against South Central Pool Supply, Inc., as Debtor, in the offices set forth in Items 12 and 13 above.

29. Landlord Waiver agreements executed by certain of the lessors with respect to certain of the Leases assigned by BHD to the Borrower in connection with the BHD Acquisition Agreement.*

     a.  _________________________

     b.  _________________________


30. Notice Letters to each of the Borrower's existing lessors who have executed Landlord Waivers notifying such lessors that LaSalle National Bank is the successor Agent to The First National Bank of Chicago.*

31. Post-Closing UCC Searches in each of the jurisdictions and against each of the names listed on Schedule III hereto.

                                  SCHEDULE I
                                      TO
                             CLOSING CHECKLIST FOR
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                            PRE-FILING UCC SEARCHES


     1.   Debtor:         Bicknell Huston Distributors, Inc.

          Jurisdictions:  PA-Butler County Prothonotary
                          Department of State ("DOS"), PA
                          PA-Butler County

                          DOS, NY
                          Onondaga County, NY
                          Suffolk County, NY
                          Genesee County, NY
                          Albany County, NY

                          Secretary of State ("SOS"), MA
                          MA-Hopkinton Town Clerk
                          MA, North Essex County Registry
                          MA-South Middlesex County Registry
                          MA-North Andover Town Clerk

                          SOS, NJ
                          Burlington County, NJ
                          Somerset County, NJ

                          SOS, CT
                          CT-Windsor Town Clerk

                          SOS, ME
                          Cumberland County, ME


     2.   Debtor:         Bicknell Distributors, Inc.

          Jurisdictions:  DOS, NY
                          Onondaga County, NY
                          Suffolk County, NY
                          Genesee County, NY
                          Albany County, NY

                          SOS, CT
                          CT-Windsor Town Clerk

                          SOS, ME
                          Cumberland County, ME

                          SOS, MA
                          MA, North Essex County Registry
                          MA-South Middlesex County Registry
                          MA-North Andover Town Clerk
                          MA-Hopkinton Town Clerk

                          SOS, NJ
                          Burlington County, NJ
                          Somerset County, NJ

                          DOS, PA
                          PA-Butler County Prothonotary
                          PA-Butler County Recorder


     3.   Debtor:         Huston Distributors Inc

          Jurisdiction:   SOS, NJ
                          Burlington County, NJ
                          Somerset County, NJ

                          DOS, NY
                          Onondaga County, NY
                          Suffolk County, NY
                          Genesee County, NY
                          Albany County, NY

                          DOS, PA
                          PA-Butler County
                          Butler County Recorder

                          SOS, CT
                          CT-Windsor Town Clerk

                          SOS, ME
                          Cumberland County, ME

                          SOS, MA
                          MA, North Essex County Registry
                          MA-South Middlesex County Registry
                          MA-North Andover Town Clerk
                          MA-Hopkinton Town Clerk


     4.   Debtor:         Huston Supply Company

          Jurisdictions:  SOS, NJ
                          Burlington County, NJ
                          Somerset County, NJ


     5.   Debtor:         Aqua Fab Industries, Inc.

          Jurisdiction:   SOS, CT
                          Westport Town Clerk, CT

                          SOS, MA
                          Hampden County Registry, MA
                          Westfield City Clerk, MA

                          SOS, NH
                          Rockingham County Registry, NH
                          Stratham Town Clerk, NH

                          DOS, PA
                          Butler County Prothonotary, PA
                          Butler County Recorder, PA


     6.   Debtor:         Aqua World

          Jurisdiction:   DOS, NY
                          Albany County, NY

                                SCHEDULE II TO
                             CLOSING CHECKLIST FOR
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                   PRE-FILING TAX LIEN AND JUDGMENT SEARCHES


     1.   Debtor:         Bicknell Huston Distributors, Inc.

          Jurisdictions:  PA-Butler County Prothonotary

                          DOS, NY
                          Onondaga County, NY
                          Suffolk County, NY
                          Genesee County, NY
                          Albany County, NY

                          SOS, MA
                          MA, North Essex County Registry
                          MA-South Middlesex County Registry

                          NJ-Superior Court/Trenton
                          Burlington County, NJ
                          Somerset County, NJ

                          SOS, CT
                          CT-Hartford-New Britian Judicial District

                          SOS, ME
                          Cumberland County, ME
                          US District Court, MA


     2.   Debtor:         Bicknell Distributors, Inc.

          Jurisdictions:  DOS, NY
                          Onondaga County, NY
                          Suffolk County, NY
                          Genesee County, NY
                          Albany County, NY

                          SOS, CT
                          Hartford New Britian Judicial District, CT

                          SOS, ME
                          Cumberland County, ME

                          SOS, MA
                          U.S. District Court, MA
                          MA, North Essex County Registry
                          MA-South Middlesex County Registry

                          Burlington County, NJ
                          Somerset County, NJ

                          PA-Butler County Prothonotary


     3.   Debtor:         Huston Distributors, Inc

          Jurisdiction:   SOS, NJ
                          Somerset County, NJ
                          Superior Court/Trenton, NJ
                          Burlington County, NJ

                          DOS, NY
                          Onondaga County, NY
                          Genesee County, NY
                          Albany County, NY
                          Suffolk County, NJ

                          DOS, PA
                          PA-Butler County

                          Cumberland County, ME


     4.   Debtor:         Huston Supply Company

          Jurisdictions:  Superior Court/Trenton-NJ
                          Burlington County, NJ
                          Somerset County, NJ

     5.   Debtor:         Aqua Fab Industries, Inc.

          Jurisdiction:   SOS, CT
                          Fairfield Judicial District, CT

                          SOS, MA
                          Hampden County Registry, MA
                          US District Court, MA

                          SOS, NH
                          Rockingham County Registry, NH

                          DOS, PA
                          Butler County Prothonotary, PA


     6.   Debtor:         Aqua World

          Jurisdiction:   DOS, NY
                          Albany County, NY

                                SCHEDULE III TO
                             CLOSING CHECKLIST FOR
                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                            UCC FINANCING STATEMENTS

I.   UCC-3 Assignments to LaSalle National Bank

     South Central Pool Supply, Inc.

     Secretary of State of Alabama,

     Secretary of State of Arizona,
     Clerk of Maricopa County, Arizona

     Secretary of State of Arkansas,
     Clerk of Circuit Court and Ex-Officio Recorder of Pulaski County, Arkansas

     Secretary of State of California,
     Clerk of Fresno County, California

     Secretary of State of Florida,

     Clerk of Superior Court of DeKalb County, Georgia
     Clerk of Superior Court of Gwinnett County, Georgia

     Secretary of State of Illinois,

     Secretary of State of Indiana,

     Secretary of State of Kansas,

     Clerk of Court of Jefferson Parish, Louisiana

     Secretary of State of Mississippi,
     Chancery Court Clerk of Hinds (District 1) County, Mississippi

     Secretary of State of Missouri,
     City Register of St. Louis, Missouri
     Recorder of Deeds of St. Louis County, Missouri

     Secretary of State of New Mexico,

     Secretary of State of Nevada,

     Secretary of State of North Carolina,
     Register of Deeds of Mecklenburg County, North Carolina
     Register of Deeds of Wake County, North Carolina

     Secretary of State of Ohio
     Recorder of Hamilton County, Ohio

     Clerk of Oklahoma County, Oklahoma

     Secretary of State of Oregon,

     Secretary of State of Tennessee

     Secretary of State of Texas

     State Corporation Commission of Virginia
     Clerk of Court of Fairfax County, Virginia
     Clerk of Hanover County, Virginia

     Department of Licensing, Washington


II.  UCC-1 Financing Statements

     Bicknell Huston Distributors, Inc. (d/b/a filings)

     SOS, Connecticut
     SOS, Maine
     SOS, Massachusetts
     Town Clerk of Framingham, Massachusetts
     Town Clerk of Hopkinton, Massachusetts
     Town Clerk of North Andover, Massachusetts
     SOS, New Jersey
     Department of State, New York
     Albany County, New York
     Genessee County, New York
     Onondaga County, New York
     Suffolk County, New York
     Secretary of Commonwealth, Pennsylvania
     Butler County, Pennsylvania

     South Central Pool Supply, Inc.

     SOS, Connecticut
     SOS, Maine
     SOS, Massachusetts
     Town Clerk of Framingham, Massachusetts
     Town Clerk of Hopkinton, Massachusetts
     Town Clerk of North Andover, Massachusetts
     SOS, New Jersey
     Department of State, New York
     Albany County, New York
     Genessee County, New York
     Onondaga County, New York
     Suffolk County, New York
     Department of State, Pennsylvania
     Butler County, Pennsylvania

     Alliance Packaging, Inc. (new collateral locations)

     Jefferson Parish, Louisiana

     South Central Pool Supply, Inc. (new collateral locations)

     Fulton County, Georgia
     Caddo Parish, Louisiana
     Department of Assessments and Taxation, Maryland
     SOS, Minnesota
     SOS, Missouri
     Greene County, Missouri
     SOS, Nebraska
     SOS, Ohio
     Franklin County, Ohio
     State Corporation Commission, Virginia
     Fairfax County, Virginia

                                                                       EXHIBIT K
                            SUBORDINATION AGREEMENT
                            -----------------------

     This Subordination Agreement (as the same may from time to time be amended, modified or restated, the "Agreement") entered into by and between SCP POOL CORPORATION, a Delaware corporation (together with its successors, "Noteholder"), and THE FIRST NATIONAL BANK OF CHICAGO, as agent (the "Agent" for itself and the other "Senior Lenders" (as defined below).

                             W I T N E S S E T H:

     WHEREAS, the Noteholder is financially interested in the "Borrower" (as defined below"), in that Borrower is now indebted to the Noteholder, pursuant to those certain Substituted and Amended Revolving Promissory Note dated as of May 30, 1996, in the total amount of fifty million and no/100 Dollars ($50,000,000.00) (which Substituted and Amended Revolving Promissory Note, together with any instrument which may hereinafter be substituted therefor, including, without limitation, any instrument evidencing any further loans made by the Noteholder to the Borrower whether in connection with such Substituted and Amended Revolving Promissory Note or any other agreement between Borrower and the Noteholder are hereinafter referred to as the "Notes");

     WHEREAS, the Borrower has entered into that certain Amended and Restated Credit Agreement dated as of May 30, 1996 (as the same may from time to time be amended, modified, supplemented or restated, in whole or in part and without limitation as to amount, terms, conditions or covenants, the "Credit Agreement") with the Agent on behalf of itself and the other financial institutions from time to time party thereto;

     WHEREAS, Borrower is presently indebted to the Senior Lenders as a result of the advance of monies and other extensions of credit by the Senior Lenders to Borrower pursuant to the Credit Agreement;

     WHEREAS, Borrower is a wholly-owned subsidiary of the Noteholder;

     WHEREAS, the Noteholder acknowledges that the loan or advance of monies or other extensions of any financial accommodation or credit to Borrower by the Senior Lenders is of value to the Noteholder;

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged by the Noteholder, and in order to induce the Senior Lenders to enter into the Credit Agreement and, at their option, now or from time to time hereafter, to make loans or extend credit or any other financial accommodation to or for the benefit of Borrower; or to grant such renewals, increases or extensions thereof as the Senior Lenders may deem advisable; and to better secure the Senior Lenders in respect of the foregoing, the Noteholder hereby agrees with the Agent and the Senior Lenders as hereinafter set forth.

     1. Certain Defined Terms. In addition to terms defined above and elsewhere in this Agreement, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

     As used in this Agreement:

          "Borrower" shall mean South Central Pool Supply, Inc., a Delaware corporation or any successor or assign of South Central Pool Supply, Inc., including, without limitation, a receiver, trustee or debtor-in-possession.

          "Senior Debt" shall mean (a) the outstanding principal balance of all loans made under and pursuant to the Credit Agreement or any agreement providing for the refunding or refinancing of the "Obligations" (as defined in the Credit Agreement) ("Refinancing Agreement"), (b) all other obligations, liabilities, and indebtedness, including, without limitation reimbursement obligations under letters of credit issued pursuant to the Credit Agreement or Refinancing Agreement, obligations with respect to acceptances issued pursuant to the Credit Agreement or a Refinancing Agreement and obligations under interest rate or foreign currency hedging, swap, cap, collar or similar agreements of either Borrower to the Agent or any Senior Lender, whether now existing or hereafter arising (and whether such indebtedness arises or accrues before or after the commencement of any bankruptcy, insolvency or receivership proceedings), including, without limitation, interest and fees accruing pre-petition or post-petition at the rate or rates prescribed in the Credit Agreement or Refinancing Agreement and costs, expenses, and attorneys' and paralegals' fees, whenever incurred (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding); and (c) amounts disbursed or advanced (including, without limitation in connection with the provision of any financing or other financial accommodations pursuant to Section 364 of the Bankruptcy Code) by the Agent or the Senior Lenders or any one of them which the Agent or any Senior Lender, in its good faith discretion, deems necessary or desirable to preserve or protect any "Collateral" (as defined in the Credit Agreement) or to enhance the likelihood or maximize the amount of repayment of the Senior Debt, including, but not limited to, all protective advances, costs, expenses, and attorneys' and paralegals' fees, whensoever made, advanced or incurred by the Agent or any Senior Lender in connection with the Senior Debt or the collateral therefor ("Preservation Debt"). Senior Debt shall include, without limitation, all "Secured Obligations" (as defined in the Credit Agreement) and all indebtedness, obligations and liabilities under and pursuant to any agreement providing for the refunding or refinancing of the Secured Obligations under the Credit Agreement. Senior Debt shall be considered to be outstanding whenever any Senior Lender has an outstanding commitment therefor.

          "Senior Lenders" shall mean each of the financial institutions from time to time party to the Credit Agreement and each other holder of the Senior Debt.

          "Subordinated Debt" shall mean all (a) all principal of, and premium, if any, and-interest on, the Notes and (b) all other indebtedness, fees, expenses, obligations and liabilities of the Borrower (or any other person, firm, partnership or corporation for the benefit of Borrower) to the Noteholder, whether now existing or hereafter incurred or created, including, without limitation, any loan made by the Noteholder to the Borrower in connection with the reloaning of interest paid by the Borrower to the Noteholder hereunder, in each case, whether such amounts are due or not due, direct or indirect, absolute or contingent.

     2. Standy; Subordination; Subrogation. The payment and performance of the Subordinated Debt is hereby subordinated to the Senior Debt and, except as set forth in Section 3 below, the Noteholder will not accelerate, ask, demand, sue for, take or receive from Borrower, by setoff or in any other manner, the whole or any part of the Subordinated Debt, including, without limitation, the taking of any negotiable instruments evidencing such amounts, nor any security for any of the Subordinated Debt, unless and until all of the Senior Debt shall have been fully and indefeasibly paid and satisfied in cash and all financing arrangements among Borrower, the Agent and the Senior Lenders have been terminated. The Noteholder also hereby agrees that, regardless of whether the Senior Debt is secured or unsecured, the Senior Lenders shall be subrogated for the Noteholder with respect to the Noteholder's claims against Borrower and the Noteholder's rights, liens and security interests, if any, in any of the Borrower's assets or any other assets securing the Senior Debt and the proceeds thereof until all of the Senior Debt has been fully and indefeasibly paid and satisfied in cash and all financing arrangements among Borrower, the Agent and the Senior Lenders have been terminated.

     3. Permitted Payments. Notwithstanding the provisions of Section 2 of this Agreement, so long as no "Default" or "Unmatured Default" (each as defined in the Credit Agreement) has occurred and is continuing, and provided that (i) there shall not then exist any breach of this Agreement by the Noteholder which has not been waived, in writing, by the Agent, and (ii) the payment described below, if made, would not give rise to the occurrence of a Default or the Senior Lenders' making an advance to Borrower in excess of amounts otherwise then available to Borrower under the terms of the Credit Agreement, Borrower may pay to the Noteholder, and the Noteholder may accept from Borrower, regularly scheduled payments of interest, when due, on an unaccelerated basis, pursuant to the Notes ("Permitted Payments"), it being understood and agreed by the Noteholder that no Note may be modified or amended without the prior written consent of the Agent on behalf of the Senior Lenders. It is further expressly understood and agreed by the Noteholder that: (i) payments or prepayments (whether optional or mandatory, by setoff or otherwise) of principal with respect to the Subordinated Debt; (ii) any whole or partial prepayments (whether optional or mandatory, by setoff or otherwise) of interest; and (iii) any payments (whether optional or mandatory, by setoff or otherwise) of interest any rate greater than ten percent (10%) per annum shall not be Permitted Payments. Without in any way limiting the foregoing, it is expressly understood and agreed by the Noteholder that in connection with any such interest payment, the Borrower must be in compliance with the terms of the Credit Agreement, which requirements include, among others, the following:

          (i) the Borrower may make mandatory payment of interest on the Notes only if (a) mandatory payments of interest due on the Notes ("Subordinated Interest Payments") and (b) other distributions (the "Holdings' Dividends") to Holdings in any fiscal year are made from funds legally available for such purpose, in an aggregate amount for such (1) Subordinated Interest Payments, plus (2) Holdings' Dividends minus the aggregate amount of additional "Subordinated Intercompany Indebtedness" (as defined in the Credit Agreement) loaned by Holdings to the Borrower on the date of any such distribution not to exceed in the aggregate; (A) 50% of the net earnings (or loss) after taxes of Borrower and its consolidated Subsidiaries on a consolidated basis for the period from January 1, 1996 to the end of the most recently completed fiscal year for which the audited financial statements have been delivered pursuant to Section 6.1(A)(i) of the Credit Agreement taken as a single accounting period determined in conformity with Agreement Accounting Principles minus (B) the aggregate amount of "Contingent Obligations" which are the subject of an "Upstream Guarantee" (each as defined in the Credit Agreement) and any such interest payments in excess of such amount shall not be a Permitted Payment; and

          (ii) the amount of payments permitted pursuant to clause (i) above shall be determined after the Agent's and Senior Lenders' receipt of the audited financial statements to be delivered pursuant to Section 6.1(a)(iii) of the Credit Agreement (and the related Officer's Certificate pursuant to Section 6.1(A)(iv) of the Credit Agreement) for the immediately preceding fiscal year and no earnings or income for any period shall be included in such calculation until receipt of the above-reference audited financial statements for such period:

          (iii) in addition to the requirements set forth above, such Subordinated Interest Payments shall not be Permitted Payments unless (A) the aggregate amount of such Subordinated Interest Payments and Holdings' Dividends is not greater than the aggregate amount of additional Subordinated Intercompany Indebtedness loaned by Holdings to the Borrower on the date of such distributions (all of which additional loans shall be Subordinated Debt governed by the terms hereof); or (B) if the aggregate amount of such Subordinated Interest Payments and Holdings' Dividends exceeds the aggregate amount of additional Subordinated Intercompany Indebtedness loaned by Holdings to the Borrower on the date of such distributions (such excess being herein, the "Net Distribution"):

               (I) in addition to the audited financial statements required pursuant to clause (ii) above, the Agent and the Lenders shall have received the unaudited quarterly financial statements to be delivered pursuant to Section 6.1(A)(ii) of the Credit Agreement (and the related Officer's Certificate pursuant to Section 6.1(A)(iv) of the Credit Agreement) for the fiscal quarter ending immediately preceding the proposed date of such; and

               (II) the Borrower shall have demonstrated to the satisfaction of the Agent and the Lenders that if the proposed Net Distribution had been paid as of the end of the immediately preceding fiscal quarter, the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) as of the end of such quarter would not be less than 1.25 to 1.00.

     4. Enforcement Rights. Prior to the indefeasible payment in full of the Senior Debt and the termination of all financing arrangements among Borrower and the Senior Lenders, the Noteholder shall not have any right to enforce any claim with respect to the Subordinated Debt, including, without limitation, any Permitted Payment, or otherwise to take any action against Borrower or Borrower's property without the Senior Lenders' prior written consent.

     5. Liens; Permitted Transfers; Permitted Change of Control. The Noteholder represents as of the date hereof that it has not been granted or obtained any liens or security interests in any assets of the Borrower or any other assets securing the Senior Debt. The Noteholder agrees that, without the prior written consent of the Agent and each of the Senior Lenders, the Noteholder shall not take any liens on or security interests in any assets of the Borrower or any other assets securing the Senior Debt. In the event that the Borrower proposes to sell, assign, transfer, lease, convey or otherwise dispose of any of its property (a "Transfer") and such Transfer is either permitted pursuant to the Credit Agreement or pursuant to a separate consent executed by the Senior Lenders, then such Transfer shall be deemed to be permitted and consented to by the Noteholder and shall not constitute a violation or breach of any terms contained in the Notes. The Noteholder acknowledges and agrees that, to the extent of the terms and provisions of this Agreement are inconsistent with the Note or any other agreement related thereto, the Notes and such other agreements shall be deemed to be subject to this Agreement. Notwithstanding any provision contained in the Notes, if any, accelerating the Subordinated Debt or requiring a mandatory prepayment or put of all or any part of the Subordinated Debt in connection with a public offering of the stock of the Borrower, any change of ownership of the capital stock of the Borrower, a change of the composition of the Borrower's board of directors, consolidation or merger of the Borrower, sale of all or substantially all of the assets of the Borrower or any other similar event involving a change of control (a "Change of Control Event"), no such Change of Control Event shall result in any such acceleration of the Subordinated Debt, mandatory prepayment with respect to the Subordinated Debt or put of any portion of the Subordinated Debt, all of which are hereby waived by the Noteholder, unless and until all of the Senior Debt shall have been fully and indefeasibly paid and satisfied in cash and all financing arrangements among Borrower, the Agent and the Senior Lenders have been terminated.

     6. Subordinated Debt Owed Only to the Noteholder. The Noteholder warrants and represents that (a) the Noteholder has not previously assigned any interest in the Subordinated Debt or any security interest in connection therewith, if any; (b) no other party owns an interest in the Subordinated Debt or security therefor other than the Noteholder (whether as joint holders of the Subordinated Debt, participants or otherwise); and that the entire Subordinated Debt is owning only to the Noteholder. The Noteholder covenants that the entire Subordinated Debt shall continue to be owing only to the Noteholder and all security therefor, if any, shall continue to be held solely for the benefit of the Noteholder.

     7. Senior Lender Priority. In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of Borrower or any of its Subsidiaries or the proceeds thereof to the creditors of the Borrower or its Subsidiaries or readjustment of the obligations and Subordinated Debt of Borrower, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of the Senior Debt or the Subordinated Debt, or the application of the assets of Borrower or any of its Subsidiaries to the payment or liquidation thereof, or upon the dissolution or other winding up of Borrower's or any of its Subsidiary's business, or upon the sale of all or substantially all of Borrower's or any of its Subsidiaries' assets, then, and in any such event, (i) the Agent and the Senior Lenders shall be entitled to receive indefeasible payment in full in cash of any and all of the Senior Debt prior to the payment of all or any part of the Subordinated Debt, and (ii) any payment or distribution of any kind or character, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the Subordinated Debt shall be paid or delivered directly to Agent for application on any of the Senior Debt, due or not due, until the Senior Debt shall have first been fully and indefeasibly paid and satisfied in cash.

     8. Grant of Authority to Agent. In the event of the occurrence of any event descried in Section 7 above, and in order to enable the Agent and the Senior Lenders to enforce their rights hereunder in any of the aforesaid actions or proceedings, Agent is hereby irrevocably authorized and empowered, in the Agent's discretion, to file, make and present for and on behalf of the Noteholder such proofs of claims against Borrower on account of the Subordinated Debt or other motions or pleadings as the Agent may deem expedient or proper and to vote such proofs of claims in any such proceeding and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any portion of the Senior Debt. In voting such proofs of claim in any proceeding, the Agent may act in a manner consistent with the sole interest of the Senior Lenders and the Agent shall have no duty to take any action to optimize or maximize the Noteholder's recovery with respect to its claim. The Noteholder irrevocably authorizes and empowers the Agent to demand, sue for, collect and receive each of the aforesaid payments and distributions described in Section 7 above and give acquittance therefor and to file claims and take such other actions, in the Agent's own name or in the name of the Noteholder or otherwise, as the Agent may deem necessary or advisable for the enforcement of this Agreement. To the extent that payments or distributions are made in property other than cash, the Noteholder authorizes the Agent to sell such property to such buyers and on such terms as the Agent, in the Agent's sole discretion, shall determine. The Noteholder will execute and deliver to the Agent such powers of attorney, assignments and other instruments or documents, including notes and stock certificates (together with such assignments or endorsements as the Agent shall deem necessary), as may be requested by the Agent in order to enable the Agent and to enforce any and all claims of the Agent and the Senior Lenders upon or with respect to any or all of the Subordinated Debt and to collect and receive any and all payments and distributions which may be payable or deliverable at any time upon or with respect to the Subordinated Debt, all for the Agent's and the Senior Lenders' own benefit. Following the indefeasible payment in full in cash of the Senior Debt, the Agent will remit to the Noteholder, to the extent of the Noteholder's interest therein, all dividends or other payments or distributions paid to and held by the Agent in excess of the Senior Debt. Each of the powers and authorizations granted to the Agent in this Section 8, being coupled with an interest, is irrevocable.

     9. Payment Received by the Noteholder. Except for Permitted Payments received by the Noteholder prior to the occurrence of a Default or Unmatured Default as provided in Section 3 above, should any payment or distribution or security or instrument or proceeds thereof be received by the Noteholder upon or with respect to the Subordinated Debt or any other obligations of Borrower to the Noteholder prior to the indefeasible payment in full in cash of all of the Senior Debt and termination of all financing arrangements among Borrower, the Agent and the Senior Lenders, the Noteholder shall receive and hold the same in a segregated account in trust, as trustee and fiduciary, for the benefit of the Agent and the Senior Lenders, and shall forthwith deliver the same to the Agent, in precisely the form received (except for the endorsement or assignment of the Noteholder where necessary), for application on any of Senior Debt, due or not due, and, until so delivered, the same shall be held in trust by the Noteholder as the property of the Agent and the Senior Lenders. In the event of the failure of the Noteholder to make any such endorsement or assignment to the Agent, the Agent, or any of its officers or employees, is hereby irrevocably authorized to make the same (which authorization, being coupled with any interest is irrevocable).

     10. Instrument Legend. Any instrument evidencing any of the Subordinated Debt (including, without limitation, the Notes), or any portion thereof, will, on the date hereof, be inscribed with a legend conspicuously indicating that payment thereof is subordinated to the claims of the Senior Lenders pursuant to the terms of this Agreement, and (i) copy thereof will be delivered to the Agent on the date hereof, and (ii) the original of any such instrument will be immediately delivered to the Agent upon request therefor by any Senior Lender after the occurrence of any Default of Unmatured Default under the Credit Agreement. Any instrument evidencing any of the Subordinated Debt, or any portion thereof, which is hereafter executed by Borrower, will, on the date thereof, be inscribed with the aforesaid legend and a copy thereof will be delivered to the Agent on the date of its execution or within five (5) business days thereafter and the original thereof will be delivered as and when described hereinabove.

     11. Reimbursements for Expenses and Borrowings from Borrower; Assignment of Claims. Except as permitted in Section 3 hereof, the Noteholder agrees that until the Senior Debt has been indefeasibly paid in full in cash and satisfied and all financing arrangements among Borrower, the Agent and the Senior Lender have been terminated, the Noteholder will not, directly or indirectly, accept or receive the benefit of any remuneration or reimbursement for expenses on account of the Subordinated Debt from or on behalf of Borrower and will not assign or transfer to others any claim the Noteholder have or may have against Borrower. If notwithstanding such agreement, the Noteholder is permitted under applicable law to make such an assignment, such assignment shall be made expressly subject to this Agreement.

     12. Continuing Nature of Subordination. This Agreement shall be effective and may not be terminated or otherwise revoked by the Noteholder until the Senior Debt shall have been indefeasibly paid in full in cash and satisfied and all financing arrangements among Borrower, the Agent and the Senior Lenders have been terminated. The Noteholder hereby waives to the fullest extent permitted by applicable law any right it may have to terminate or revoke this Agreement or any of the provisions of this Agreement. In the event the Noteholder shall have any right under applicable law otherwise to terminate or revoke this Agreement which right cannot be waived, such termination or revocation shall not be effective until written notice of such termination or revocation, signed by the Noteholder, is actually received by the Agent's officer responsible for such matters. In the absence of the circumstances described in the immediately preceding sentence, this is a continuing agreement of subordination and the Agent and the Senior Lenders may continue, at any time and without notice to the Noteholder, to extend credit or other financial accommodations and loan monies to or for the benefit of Borrower on the faith hereof. Any termination or revocation described hereinabove shall not affect this Agreement in relation to
(a) any of the Senior Debt which arose or was committed to prior to receipt thereof, (b) any of the Senior Debt created after receipt thereof, if such Senior Debt was incurred either through readvances by the Senior Lenders pursuant to the Senior Lenders' financing arrangements with Borrower, including, without limitation, advances or readvances, in an aggregate outstanding amount not to exceed the sum of the "Aggregate Revolving Credit Commitments" and "Aggregate Term Loan Commitments" (each as defined in the Credit Agreement as in effect on the date of receipt of any such notice), or (c) any of the Senior Debt created after receipt thereof if such Senior Debt is Preservation Debt. If, in reliance on this Agreement, any Senior Lender makes loans or other advances to or for the benefit of Borrower or takes other action under the Credit Agreement after such aforesaid termination or revocation by the Noteholder but prior to the receipt by the Agent of said written notice as set forth above, the rights of the Senior Lenders shall be the same as if such termination or revocation had not occurred.

     12. Additional Agreements between the Agent, the Senior Lenders and Borrower. The Agent or any Senior Lender, at any time and from time to time, either before or after any such aforesaid notice of termination or revocation, may enter into such agreement or agreements with Borrower as the Agent or any Senior Lender may deem proper, extending the time of payment of or renewing or otherwise altering the terms, including, without limitation increasing the principal amount thereof, of all or any portion of the Senior Debt or affecting the security underlying any or all of the Senior Debt, and may exchange, sell, release, surrender or otherwise deal with any such security, without in any way thereby impairing or affecting this Agreement.

     14. Noteholder's Waivers. All of the Senior Debt shall be deemed to have been made or incurred in reliance upon this Agreement. The Noteholder expressly waives all notice of the acceptance by the Agent or any Senior Lender of the subordination and other provisions of this

Agreement and all other notices not specifically required pursuant to the terms of this Agreement whatsoever, and the Noteholder expressly waives reliance by the Agent and the Senior Lenders upon the subordination and other agreements as herein provided. In the event that the Noteholder has or at any time acquires any lien upon or security interest in the assets securing the Senior Debt, or any part thereof, the Noteholder hereby waives any right that it may have whether such right arises under Sections 9-504 or 9-505 of the Uniform Commercial Code or other applicable law, to receive notice of the Agent's or Senior Lenders' intended disposition of such assets (or a portion thereof) or of the Senior Lenders' proposed retention of such assets in satisfaction of the Senior Debt (or a portion thereof). The Noteholder further agrees that in the event Borrower consents or fails to object to a proposed retention of such assets (or a portion thereof) by the Agent or the Senior Lenders in satisfaction of the Senior Debt (or a portion thereof), the Noteholder hereby consents to such proposed retention regardless of whether the Noteholder is provided with notice of such proposed retention. The Noteholder agrees that the Noteholder will not interfere with or in any manner oppose a disposition of any assets securing the Senior Debt by the Agent or any Senior Lender. The Noteholder agrees that neither the Agent nor any Senior Lender has made any warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Credit Agreement, or the collectibility of the Senior Debt, that the Agent and the Senior Lenders shall be entitled to manage and supervise their loans to Borrower in accordance with the applicable law and their usual practices, modified from time to time as deemed appropriate under the circumstances, without regard to the existence of any rights that the Noteholder may now or hereafter have in or to any of the assets of Borrower, and that Agent and the Senior Lenders shall have no liability to the Noteholder for, and waives any claim which the Noteholder may now or hereafter have against, the Agent or any Senior Lender arising out of any and all actions which the Agent or any Senior Lender, in good faith, takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in the Collateral and other security for the Senior Debt, actions with respect to the occurrence of a Default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other party) with respect to the Credit Agreement or any other agreement related thereto or to the collection of the Senior Debt or the valuation, use, protection or release of the Collateral and/or other security for the Senior Debt.

     15. Invalidated Payments. To the extent that the Senior Lenders receive payments on, or proceeds of collateral for, the Senior Debt which are subsequently invalidated, declared to be fraudulent or preferential, set aside, avoided and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Senior Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the Senior Lenders.

     16. Bankruptcy Issues. The Noteholder agrees that the Senior Lenders, or any one of them may consent to the use of cash collateral or provide financing (under Section 363 or Section 364 of the Bankruptcy Code or otherwise) to the Borrower on such terms and conditions and in such amounts as the Senior Lenders, in their sole discretion, may decide and that, in connection with such cash collateral usage or such financing, the Borrower (or a trustee appointed for the estate of Borrower) may grant to the Agent or the Senior Lenders liens and security interests upon all assets of the Borrower, which liens and security interests (i) shall secure payment of all Senior Debt (whether such Senior Debt arose prior to the filing of the petition for relief or arise thereafter); and
(ii) shall be
superior in priority to the liens and security interests, if any, held by the Noteholder on the assets of Borrower. All allocations of payments between the Senior Lenders and the Noteholder shall, subject to any court order, continue to be made after the filing of a petition under the Bankruptcy Code on the same basis that the payments were to be allocated prior to the date of such filing. The Noteholder agrees that it will not object to or oppose a sale or other disposition of any assets securing the Senior Debt (or any portion thereof) free and clear of security interests, liens or other claims of the Noteholder, if any, under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Lenders have consented to such sale or disposition of such assets. In the event that the Noteholder has or at any time acquires any security for the Subordinated Debt, the Noteholder agrees not to assert any right it may have to "adequate protection" of its interest in such security in any bankruptcy proceeding and agrees that it will not seek to have the automatic stay lifted with respect to such security, without the prior written consent of the Senior Lenders. The Noteholder waives any claim it may now or hereafter have arising out of the Senior Lender's election, in any proceeding instituted under Chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or any borrowing or grant of a security interest under
Section 364 of the Bankruptcy Code by Borrower, as debtor in possession. The Noteholder agrees not to initiate or prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding (i) challenging the enforceability of any Senior Lender's claim, (ii) challenging the enforceability of any liens or security interests in assets securing the Senior Debt or (iii) asserting any claims which the Borrower may hold with respect to the Lender. The Noteholder agrees that it will not seek participation or participate on any creditors' committee without the Senior Lenders' prior written consent. In the event that the Senior Lenders consent to such participation, at the request of any Senior Lender, the Noteholder will resign from its position on such committee. To the extent that any Senior Lender receives payments on, or proceeds of collateral for, the Senior Debt which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment proceeds received, the Senior Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the Senior Lender.

     17. Agent's and Senior Lenders' Waivers. No right of the Agent or the Senior Lenders or any of them to enforce the subordination or other terms as provided in this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower or by any act or failure to act by any Senior Lender or the Agent, or by any noncompliance by the Borrower with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof which the Senior Lenders, or any of them, or the Agent may have or be otherwise charged with. No waiver shall be deemed to be made by the Agent or any Senior Lender of any of the Agent's or the Senior Lender's rights hereunder, unless the same shall be in writing signed on behalf of the Agent or the Senior Lenders, as applicable, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Agent or any Senior Lender or the obligations of the Noteholder to the Agent and the Senior Lenders in any other respect at any other time. The failure of the Agent or any Senior Lender to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of the Agent or the Senior Lenders thereafter to enforce each and every such provision. No waiver by the Agent and the Senior Lenders of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     18. Information Concerning Financial Condition of Borrower; Actions of the Agent and the Senior Lenders. The Noteholder hereby assumes responsibility for keeping informed of the financial condition of Borrower, any and all endorsers and any and all guarantors of the Senior Debt and of all other circumstances bearing upon the risk of nonpayment of the Senior Debt and/or Subordinated Debt that diligent inquiry would reveal, and the Noteholder hereby agrees that neither the Agent nor any Senior Lender shall have any duty to advise the Noteholder of information known to the Agent or any Senior Lender regarding such condition or any such circumstances. In the event the Agent or any Senior Lender, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the Noteholder, neither the Agent nor any Senior Lender shall be under any obligation (i) to provide any such information to the Noteholder on any subsequent occasion, or (ii) to undertake any investigation not a part of Agent's or Senior Lender's regular business routine and shall be under no obligation to disclose any information which, pursuant to accepted or reasonable commercial finance practices, the Agent or the Senior Lender wishes to maintain confidential. The Noteholder hereby agrees that all payments received by any Senior Lender may be applied, reversed, and reapplied, in whole or in part, to any portion of the Senior Debt, as the Senior Lenders, in their sole discretion, deem appropriate and assent to any extension or postponement of the time of payment of the Senior Debt or to any other indulgence with respect thereto, to any substitution, exchange or release of collateral which may at any time secure the Senior Debt and to the addition or release of any other party or person primarily or secondarily liable therefor.

     Without in any way limiting the generality of the foregoing paragraph, the Senior Lenders, the Agent, and any of them, may, at any time and from time to time, without the consent of, or notice to, the Noteholder, without incurring any liabilities to the Noteholder and without impairing or releasing the subordination and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Noteholder is affected, impaired or extinguished thereby) do any one or more of the following:

          (i) change the manner, place or terms of payments or change or extent the time of payment of, or renew, exchange, amend, increase or alter, the terms of any of the Senior Debt or any Lien in any of the Collateral or guaranty thereof or any liability of the Borrower or any guarantor, or any liability incurred directly or indirectly in respect thereof (including, without limitation, any extension of the Senior Debt, without any restriction as to the tenor or terms of any such extension), or otherwise amend, renew, exchange, extend, modify, supplement in any manner the Senior Debt, the Credit Agreement or any of the other Loan Documents.

          (ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or other property securing the Senior Debt or any liability of the Borrower or any guarantor to such holder, or any liability incurred directly or indirectly in respect thereof;

          (iii) settle or compromise any Senior Debt or any other liability of the Borrower or any guarantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including, without limitation, the Senior Debt) in any manner or order; and

          (iv) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any security or any guarantor or any other Person, elect any remedy and otherwise deal freely with the Borrower and the Collateral and any security and any guarantor or any liability of the Borrower or any guarantor to such holder or any liability incurred directly or indirectly in respect thereof.

     The Senior Lenders and the Agent shall have no duty to the Noteholder with respect to the preservation or maintenance of the Collateral or the manner in which Agent or the Senior Lenders enforce their rights in such Collateral or to preserve or maintain the rights of any Person in the Collateral, and the Noteholder hereby waives all claims which the Noteholder may not or hereafter have against the Agent and/or the Senior Lenders or any one of them which relate to such preservation, maintenance or enforcement. In the event the Noteholder at any time obtains or is granted a lien on any of the Collateral, the Noteholder agrees not to assert and hereby waives, to the fullest extent permitted by law; any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisement, valuation or other similar right that may otherwise be available under applicable law or any other similar rights a junior secured credit may have under applicable law.

     19. GOVERNING LAW. THE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE SENIOR LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE NOTEHOLDER AND THE AGENT OR ANY SENIOR LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED IN CONNECTION HEREWITH AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

     20. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) THE NOTEHOLDER CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, ILLINOIS, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE NOTEHOLDER AT THE ADDRESS STATED BELOW AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED THREE (3) DAYS AFTER THE SAME SHALL HAVE BEEN POSTED AS AFORESAID. THE NOTEHOLDER WAIVES ANY OBJECTION BASED UPON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS SECTION 20 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY SENIOR LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR ANY SENIOR LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE NOTEHOLDER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     (B) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE. WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (C) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS SUBORDINATION AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF SECTIONS 19, 20, 21 AND 22, WITH COUNSEL OF ITS CHOICE AND IS FULLY AWARE OF THE LEGAL CONSEQUENCES AND EFFECTS OF AND HAS KNOWINGLY AGREED TO THE PROVISIONS HEREOF.

     21. ARM'S LENGTH AGREEMENT. EACH OF THE PARTIES TO THIS SUBORDINATION AGREEMENT AGREES AND ACKNOWLEDGES THAT THIS SUBORDINATION AGREEMENT HAS BEEN NEGOTIATED IN GOOD FAITH, AT ARM'S LENGTH, AND NOT BY ANY MEANS FORBIDDEN BY LAW.

     22. INJUNCTIVE RELIEF. THE NOTEHOLDER ACKNOWLEDGES AND AGREES THAT ITS COVENANTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION HEREWITH ARE INTEGRAL TO THE AGENT'S AND SENIOR LENDERS' REALIZATION OF THEIR RIGHTS AGAINST, AND THE VALUE OF ITS INTEREST IN, THE ASSETS OF THE BORROWERS AND THEIR AFFILIATES, THAT A BREACH OF ANY OF THE COVENANTS AND OBLIGATIONS OF THE NOTEHOLDER HEREUNDER OR UNDER THE OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION HEREWITH SHALL ENTITLE THE AGENT AND THE SENIOR LENDERS TO INJUNCTIVE RELIEF
AND SPECIFIC PERFORMANCE WITHOUT THE NECESSITY OF PROVING IRREPARABLE INJURY TO THE AGENT AND THE SENIOR LENDERS OR THAT THE AGENT AND THE SENIOR LENDERS DO NOT HAVE AN ADEQUATE REMEDY AT LAW IN RESPECT OF SUCH BREACH (EACH OF WHICH ELEMENTS THE NOTEHOLDER ADMITS EXIST) AND, AS A CONSEQUENCE, THE NOTEHOLDER AGREES THAT EACH AND EVERY COVENANT AND OBLIGATION APPLICABLE TO IT AND CONTAINED IN THIS AGREEMENT OR THE OTHER DOCUMENTS INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE SPECIFICALLY ENFORCEABLE AGAINST IT. THE NOTEHOLDER HEREBY WAIVES AND AGREES NOT TO ASSERT ANY DEFENSES AGAINST AN ACTION FOR SPECIFIC PERFORMANCE OF ITS RESPECTIVE COVENANTS AND OBLIGATIONS HEREUNDER AND/OR UNDER THE OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS EXECUTED IN CONNECTION HEREWITH.

     23. Notices. Except as otherwise expressly provided below, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) three (3) days after deposit in the United States Mails, with proper postage prepaid or provided for, (ii) when sent after receipt of confirmation or answerback if sent by telecopy, telex or other similar facsimile transmission,
(iii) one (1) business day after deposited with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

     (i) If to the Agent or any Senior Lender at:

               The First National Bank of Chicago, as Agent
               One First National Plaza
               Chicago, Illinois 60670
               Attention: J. Garland Smith
               Facsimile: 312/732-1117

               with copies to:

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois 60603
               Attention: Sara E. Bartlett, Esq.
               Facsimile: 312/853-7036


     (ii) If to the Noteholder at:

               SCP Pool Corporation
               128 Northpark Blvd.
               Covington, Louisiana 70433-5070
               Attn: Maurice Van Dyke
               Telecopy: 504-892-1657
               Confirmation: 504-892-5521

               with copies to:

               Code Hennessy & Simmons
               10 South Wacker Drive
               Suite 3175
               Chicago, Illinois 60606
               Attn: Peter M. Gotsch
               Telecopy: 312-876-1840
               Confirmation: 312-876-9589

or to such other address as any party designates to the other parties in the manner herein prescribed.

     24. Counterparts; Facsimile Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when then Agent, each of the Senior Lenders, the Noteholder and the Borrower have each executed one counterpart. Each of the parties hereto agrees that a signature transmitted to the Agent or its counsel by facsimile transmission shall be effective to bind the party so transmitting its signature.

     25. Complete Agreement; Merger. This Agreement, including the schedules and exhibits hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein. This Agreement supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters referred to in this Agreement, all of which have become merged and finally integrated into this Agreement. Each of the parties understands that in the event of any subsequent litigation, controversy or dispute concerning any of the terms, conditions or provisions of this Agreement, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing included or referred to herein.

     26. No Third Party Beneficiaries. This Subordination Agreement is solely for the benefit of the Agent and the Senior Lenders and their respective successors and assigns and the Noteholder and its successors and is not intended to confer upon the Borrowers or any other third party any rights or benefits.

     27. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     28. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

     29. Authority. The signatory to this Agreement on behalf of the Noteholder hereby certifies that it has all necessary authority to grant the subordination evidenced hereby and execute this Agreement on behalf of the Noteholder.

     30. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     31. Full Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof. Any document, instrument or agreement executed by the parties hereto with respect to the financing which is the subject of this Agreement predating this Agreement shall be merged with and into and superseded by this Agreement.

     IN WITNESS WHEREOF, this Subordination Agreement has been signed as of
this     day of May, 1996.


                             SCP POOL CORPORATION



                             By
                                --------------------------
                                Its
                                    ----------------------

                             Acknowledged and accepted in
                             Chicago, Illinois as of this
                                  day of May, 1996

                             THE FIRST NATIONAL BANK OF CHICAGO,
                             as Agent

                             By
                                -----------------------------------
                             Its:
                                  ---------------------------------

Without in any way establishing any rights with respect to the terms thereof on behalf of any of the undersigned, each of the undersigned acknowledges receipt of a copy of the foregoing Subordination Agreement as of this 30th day of May, 1996 and agrees to take no action or refrain from taking action inconsistent with the terms thereof.


SOUTH CENTRAL POOL SUPPLY, INC.



By
   -----------------------------------
Its:
     ---------------------------------


ALLIANCE PACKAGING, INC.



By
   -----------------------------------
Its:
     ---------------------------------



Signature Page to SCP Pool Corporation Subordination Agreement re Intercompany
                    Loan to South Central Pool Supply, Inc.

                                Schedule 1.1.1

                   Permitted Existing Contingent Obligations

                                     None.

                                Schedule 1.1.2

                        Permitted Existing Indebtedness

                                     None.

                                Schedule 1.1.3

                        Permitted Existing Investments

Employee Loans
--------------

     Loan dated July 31, 1995 to J. Hess in the outstanding amount of $305
     Loan dated August 31, 1996 to B. Burns in the outstanding amount of $25 Loan dated February 30, 1997 to R. Bennet in the outstanding amount of $200 Loan dated May 30, 1997 to Michael Blake in the outstanding amount of $4517.75
     Loan dated March 31, 1997 to Tim McDonald in the outstanding amount of
     $7500
     Loan dated August 31, 1997 to Winona Burrough in the outstanding amount of $655
     Loan dated August 31, 1997 to Cheryl May in the outstanding amount of $1433 Loan dated August 31, 1997 to Richard Witt in the outstanding amount of $4500
     Loan dated October 31, 1997 to Connie Boe-Cook in the outstanding amount of $6000
     Loan dated October 31, 1997 to D. Hanson in the outstanding amount of $450 Loan dated October 31, 1997 to Craig Hubbard in the outstanding amount of $66.31
     Loan dated November 30, 1997 to Daniel Cobian in the outstanding amount of $13,000
     Loan dated November 30, 1997 to Brenda Errico in the outstanding amount of $488
     Loan dated November 30, 1997 to Cheryl Hensarling in the outstanding amount of $250
     Loan dated November 30, 1997 to Jeff St. Romain in the outstanding amount of $200

Outstanding Notes Receivable
----------------------------

     Note receivable in the outstanding principal amount of $10,319.29 payable by David's Pool Co.

     Note receivable in the outstanding principal amount of $36,435.52 payable by California Pools

     Note receivable in the outstanding principal amount of $1210.15 payable by Pratt Pools

     Note receivable in the outstanding principal amount of $22,227.04 payable by Pool Pro

     Note receivable in the outstanding principal amount of $66,689.67 payable by Paradise Pools

     Note receivable in the outstanding principal and interest amount of $12,340.47 payable by William F. Belser

     Note receivable in the outstanding principal amount of approximately $100,000 as of December 31,1997, payable by JJSC, Inc. (as assigned by Bicknell Huston Distributors, Inc.)

                                Schedule 1.1.4

                           Permitted Existing Liens

                                     None.

                                Schedule 1.1.5

                     Permitted Existing Letters of Credit

Borrower applied to the First National Bank of Chicago in December, 1997 for a $1,000,000 standby letter of credit in favor of Asahi Chemical Industry Co., Ltd.

                                 Schedule 5.3

                       Conflicts; Governmental Consents

                                     None.

                                 Schedule 5.7

                 Litigation; Loss Contingencies and Violations

1. Personal injury claim against South Central Pool Supply, Inc. arising out of automobile collision involving one of its truck drivers, filed April 22, 1996 in the 116th Judicial District in Dallas County, Texas, Case No. 96-03953-F. No amounts were pleaded in connection with this claim and no settlement negotiations have occurred. This claim is covered by Borrower's insurance.

2. The Houston, Texas Dunvale location has been informed by the local fire department that the storage of hazardous materials is in excess of the exempt amounts specified in Tables 80.306A and 80.314(a) of the 1991 Uniform Fire Code. The department has not issued a specific remedy. Possible remedies include leasing an adjacent 4000 square foot building for storage of these products, building of a chemical storage room, reduction of an amount of products stored, or obtaining a waiver from the fire department.

3. The Memphis, Tennessee location has been visited by the local fire department and likely will require changes in chemical storage due to fire requirements.

4. Claim filed by Spec Pack against Alliance Packaging, Inc., a subsidiary of Borrower, arising out of a fire at a facility leased by Alliance Packaging, Inc., located at 4647 Leston Avenue in Dallas, Texas on September 6, 1995. Spec Pack has alleged $5,000,000 in damages resulting from lost profits and the interruption of its business. This claim was settled by Borrower's insurer.

5. Claim filed by Kenny Coyle against South Central Pool Supply, Inc. in the District Court of Pittsburg County, State of Oklahoma. Claimant suffered injuries while using a slide claimant alleges was sold and distributed by South Central Pool. Claimant has plead damages in excess of $10,000. Borrower's insurer's are defending this claim.

6. Complaint filed in September 1996 by the State of South Carolina under CERCLA (the Superfund law) for recovery of costs incurred at the Aqua-Tech Superfund Site in South Carolina. In February 1997, Borrower agreed to settle the case for a payment of $12,000. Borrower has paid the settlement amount and has been dismissed from the case.

7. During 1996 and early 1997, Borrower and the City of Las Vegas engaged in discussions concerning the applicability of certain Fire and Building Code provisions to Borrower's leased Las Vegas facility. On June 24, 1997, Borrower and the City reached a settlement which was entered as a permanent injunction in a case captioned City of Las Vegas v. South Central Pool Supply. The injunction limits the storage quantities of certain pool supply materials pending building upgrades necessary to comply with the Code provisions in question. Borrower expects that the upgrades will cost approximately $150,000 and is seeking reimbursement from the facility's owner. The City also issued misdemeanor citations to the facility's manager. The citations were dismissed without prejudice on November 18, 1997. Because of the Code compliance questions, the City has delayed action on Borrower's application for a business license for the facility. Borrower expects to receive the business license after completing the facility upgrades.

8. Criminal complaint received from the Los Angeles Police Department dated December 22, 1997, alleging the transportation of hazardous materials without the necessary shipping papers in June 1997. Borrower is required to appear in Municipal Court in Van Nuys, California on January 13, 1998 to respond to the complaint.

9. Personal injury claim by Roberto Franz, Jr. against South Central Pool Supply, Inc. arising out of an alleged injury to the right elbow or right hand at a warehouse, August 16, 1996. The Borrower's long-term disability carrier has discontinued payments to Mr. Franz. Borrower's insurers are defending the claim.

10. Personal injury claim by Jose Sanchez against South Central Pool Supply, Inc., June 1997. Mr. Sanchez claims a back injury occurred while lifting chlorine tablets at one of Borrower's facilities. Borrower's insurers are defending the claim.

11. Wrongful dismissal claim by James M. Lacey against South Central Pool Supply, Inc., July 1997. This claim is scheduled for mediation.

12. Taylor Gallagher et al vs. West End Tennis and Raquet Club, Inc. Suit for personal injuries to 7-year old who tangled fingers in pool thermometer rope and injured hand. Filed in Los Angeles Superior Court, Case No. YC029861. There is an associated counterclaim against South Central Pool Supply by Rainbow Lifeguard Products, Inc. Borrower's insurers are defending the action.

13. Personal injury claim with respect to a multiple-automobile collision which occurred on June 21, 1996 in Covington, LA. One of the three vehicles involved was leased by Borrower and driven by A. David Cook, Vice President of Borrower. The Borrower received notice of service of process in November, 1997 for an action titled J.T Soileau, et al vs. Employers Insurance of Wausau et al, filed in the 22nd J.D.C. of the Parish of St. Tammany. Borrower's insurers are defending the action.

                                 Schedule 5.8

                                 Subsidiaries

(i) SCP Pool Corporation owns 100% of the issued and outstanding capital stock of South Central Pool Supply, Inc. and SCP Finance Co. South Central Pool Supply, Inc. owns 100% of the issued and outstanding stock of Alliance Packaging, Inc.

(ii) (A) South Central Pool Supply is a Delaware corporation and is qualified to do business in the following states:

               Alabama              Nebraska
               Arizona              Nevada
               Arkansas             New Mexico
               California           North Carolina
               Florida              Ohio
               Georgia              Oklahoma
               Illinois             Oregon
               Indiana              Tennessee
               Kansas               Texas
               Louisiana            Virginia
               Mississippi          Washington
               Missouri

Borrower is in the process of submitting applications to qualify to do business in the jurisdictions of Colorado, New York, Massachusetts, Connecticut, Maine, New Jersey and Pennsylvania.

     SCP Pool Corporation
     --------------------
     SCP Pool Corporation is a Delaware corporation and is qualified to do business in Louisiana.

     Alliance Packaging, Inc.
     ------------------------
     Alliance Packaging, Inc. is a Delaware corporation and is qualified to do business in Texas. Assets: Alliance is the owner of certain intellectual property assets used by Borrower, including the following registered trademarks: Algi Kleer/(R)/, Blue Chlor/(R)/, Clear-Out/(R)/, Clor King/(R)/ and design, Clor Save/(R)/, wave design, E-Z Clor/(R)/, E-Z Clor Pac/(R)/, E-Z Clor Testrips/(R)/, E-Z Care/(R)/, Integra/(R)/, Pure-n-Simple/(R)/, Re-Fresh/(R)/, Regal/(R)/, Super 90/(R)/, Supra/(R)/, The New Wave of Convenience/(R)/, Thrifty Mint/(R)/ and Zap-Out/(R)/.


     (B) Capital Stock:         class           authorized    issued/outstanding
                                -----           ----------    ------------------

     Borrower                   Common Stock    1,000         1,000
     SCP Finance Co.            Common Stock    1,000         1,000
     Alliance Packaging, Inc.   Common Stock    1,000         1,000

     (C) None.

                                 Schedule 5.17

                                   Insurance



                                 See Attached.

(vii) Borrower has a reserve of $677,555.16 relating to its group medical self-insurance program.

                        SOUTH CENTRAL POOL SUPPLY, INC.
                         CODE HENNESSY & SIMMONS, INC.
================================================================================

                             SCHEDULE OF INSURANCE
                             ---------------------
                            (02/26/97 TO 02/26/98)
                               All Lines, except
                             (03/01/97 to 03/01/98
                     Property, DIC and Boiler & Machinery
                         (03/19/97 to 03/01/98) Flood
                  (10/15/97 to 10/15/00) Directors & Officers

--------------------------------------------------------------------------------

Business Auto       Wausau Business Ins. Co.    $1,000,000    Combined Single Limit
                    (TX) 0728-02-065373         $1,000,000    Uninsured/Underinsured Motorist        $0  Liability
                                                       ACV    Physical Damage                    $1,000  Comp. Tractors
                    Employers Ins. of Wausau                  Trailer Interchange                $1,000  Coll. Tractors
                    (AOS) 0728-00-065373                      Drive Other Car                      $500  Comp. All Other Vehicles
                                            $30/30 Day Max    Rental Reimbursement                 $500  Coll. All Other Vehicles
                    Wausau Underwriters                $50    Towing & Labor (private passenger
                    Insurance Co.                             only)
                    (VA) 0728-03-065373

General Liability   Chubb Custom Ins. Co.       $1,000,000    Each Occurrence                    $5,000  Per Occurrence
                    7947-73-84                  $1,000,000    Personal & Advertising Injury      $1,000  Employee Benefits Liability
                                                $2,000,000    Products/Compl. Operations Agg.-
                                                              Per Location
                                                $2,000,000    General Agg.-Per Location
                                                  $100,000    Fire Legal
                                                   $50,000    Medical Expense (any one person)
                                                $1,000,000    Employee Benefits Liability

                        SOUTH CENTRAL POOL SUPPLY, INC.
                         CODE HENNESSY & SIMMONS, INC.
================================================================================

                             SCHEDULE OF INSURANCE
                            (02/26/97 to 02/26/98)
                               All Lines, except
                            (03/01/97 to 03/01/98)
                     Property, DIC and Boiler & Machinery
                         (03/19/97 to 03/19/98) Flood
                  (10/15/97 to 10/15/00) Directors & Officers

--------------------------------------------------------------------------------

DIC (Flood)  Royal Indemnity Co.     $5,000,000  Per Occurrence                      $10,000  Per Occurrence except
                                                                                    $500,000  Per Location for Building for
                                                                                              Peril of Flood
                                                                                     500,000  Per Location for Personal
                                                                                              Property for Peril of Flood
                                                                                      14 Day  Waiting Period for B.L. for
                                                                                              Peril of Flood

Property     National Surety Corp.  $87,427,283  Blanket Real & Personal Property    $10,000  Property Damage
             MXX80668766            $17,903,000  Blanket Loss of Income               $1,000  Cargo
                                    $50,000,000  Earthquake - Except CA              $50,000  Flood
                                    $50,000,000  Flood - Except Zone A and some      $50,000  Earthquake, except Memphis,
                                                 locations in Zone B and D                    TN & Auburn, WA which is
                                    $10,000,000  Sublimit EQ for St. Louis, MO                10% of total insured values
                                                 and Arkansas locations                   5%  Florida Wind - Dade, Broward,
                                       $500,000  Sublimit EQ for Memphis, TN                  Palm Beach counties
                                                 and Auburn, WA locations                 2%  TIV or $100,000 min. in all
                                                                                              other counties - Wind

                                    Page 2

                        SOUTH CENTRAL POOL SUPPLY, INC.
                         CODE HENNESSY & SIMMONS, INC.


==================================================================================================================================


                                                       SCHEDULE OF INSURANCE
                                                      (02/26/97 to 02/26/98)
                                                         All Lines, except
                                                      (03/01/97 to 03/01/98)
                                               Property, DIC and Boiler & Machinery
                                                   (03/19/97 to 03/01/98) Flood
                                            (10/15/97 to 10/15/00) Directors & Officers

------------------------------------------------------------------------------------------------------------------------------------
Primary Difference in  Northfield Ins. Co.      $2,500,000  Per Occurrence                       5%  Of values at time/place of loss
Conditions                                                                                  $100,000  Minimum -- EQ.
                                                                                             $10,000  All Other Perils

Excess Difference in   RLI Insurance Co.        $2,500,000  Excess $2.5mm Primary, per               Underlying limits and
Conditions             IMF026313                            occurrence and in the aggregate          deductibles

Boiler & Machinery     American Mfg. Mutual    $50,000,000  Per Accident                     $5,000  Property Damage
                       Insurance Co.              $250,000  Expediting Expense              $10,000  Production Machinery
                       3XN029101-01               $250,000  Water Damage                 1 x 100% =  Time Element
                                                  $250,000  Ammonia Contamination
                                                  $250,000  Hazardous Substance
                                                $1,000,000  Utility Interruption

Ocean Cargo            Hartford Fire Ins. Co.   $1,000,000  Per Vessel                       $1,000
                       84CTPPI8542              $1,000,000  Per Aircraft
                                                  $100,000  Shipments -- On Deck
                                                $1,000,000  War Risk
                                                    $5,000  Per Package


                                                              Page 3

                        SOUTH CENTRAL POOL SUPPLY, INC.

                         CODE HENNESSY & SIMMONS, INC.

================================================================================

                             SCHEDULE OF INSURANCE
                             ---------------------
                             (02/26/97 TO 02/6/98)
                               All Lines, except
                            (03/01/97 to 03/01/98)
                     Property, DIC and Boiler & Machinery
                         (03/19/97 to 03/01/98) Flood
                  (10/15/97 to 10/15/00) Directors & Officers

--------------------------------------------------------------------------------------------------------------------------------
Crime                  Federal Insurance Co.        $1,000,000   Employee Theft                 $ 5,000
                       8145-38-63                   $1,000,000   Premises
                                                    $1,000,000   Transit
                                                    $1,000,000   Depositor's Forgery
                                                    $1,000,000   Computer Theft &
                                                                   Funds Transfer

Fiduciary Liability    Federal Insurance Co.        $1,000,000                                  $     0
                       8145-38-62

Workers'               Wausau Underwriters           Statutory   Workers' Compensation
Compensation           Insurance Co.                  $500,000   Each Accident
                       0718-00-065373                 $500,000   Each Employee
                                                      $500,000   Policy Limit

Umbrella               Chubb Custom Ins. Co.       $25,000,000   Per Occurrence, in excess
                       7931-99-77                                  of underlying limits/SIR     $10,000   SIR
                                                   $25,000,000   Aggregate

Umbrella Punitive      Chubb-Atlantic Indemnity    $25,000,000   Per Occurrence                 $10,000   SIR
Damages                3310-02-10                  $25,000,000   Aggregate

Excess Umbrella        TIG Insurance Co.           $25,000,000   Per Occurrence, in excess                Underlying limits &
                                                                   of underlying limits/SIR                 SIR where applicable
                       XLX9262679                  $25,000,000   Aggregate

                                                  SOUTH CENTRAL POOL SUPPLY, INC.
                                                   CODE HENNESSY & SIMMONS, INC.
====================================================================================================================================

                                                       SCHEDULE OF INSURANCE
                                                       ---------------------
                                                      (02/26/97 TO 02/26/98)
                                                         All Lines, except
                                                      (03/01/97 to 03/01/98)
                                               Property, DIC and Boiler & Machinery
                                                   (03/19/97 to 03/01/98) Flood
                                            (10/15/97 to 10/15/00) Directors & Officers
-----------------------------------------------------------------------------------------------------------------------------------
Foreign Liability    CIGNA Ins. Co. of Illinois  $1,000,000  General Liability                 $1,000   Employee Benefits Liability
                     CXC 042913                  $1,000,000  Auto Liability
                                                 $1,000,000  Employee Benefits Liability

Directors & Officers CNA                         $3,000,000  Each Loss                 $0/$0/$200,000
                     132032399                   $3,000,000  Each Policy Year

                                 Schedule 5.18

                            Contingent Obligations

                                     None.

                                 Schedule 5.20

                                 Labor Matters

1. Sales Incentive Plans for Perry Velargo, Lynel Vidrine, Larry Mott, Michael Moore, Joseph Manak, James M. Phillips, Jerry Harben, Steven Dils, Steven Blaylock, Cathy Doxsey, Louis Smith, Kendall Rekstad, Chad Lovett, Kenton Feydt, Rick Thompson, Emmett Childress, James Aird, Christopher Widdon, Michael Mitchell, John Haycock, John Hopkins, John Olden, Tracy Thompson, Kenneth Tingley, Michael Muoio, Shannon Allman, Lionel Buchanan, Michael Moss, Todd Rich, Sheila Macon, Rickhard Pollak, Ron Shults, Paul Terminello, David Midkiff, and Jason Gordo.

2. Division Managers Bonus Plan for Chris Monaghan, Archie Canaday, Kenneth St. Romian, Garry Stockbridge, Nofie Alfonso, John Kubacki, David Migel, Robert Walker, Barry Fincher, Michael O'Neil, Joseph Mitchell, William Hewes, Dennis Whittaker, Frank Harris, Mark Dilfield, Daniel Cobian, Robert Jones, Rick Witt, William Belser, Claude Drewery, Richard Myers, Gary Baker, Chris Duetsch, Keith Cowell, Vance Trowbridge, Alan Henseler, Joseph Crowton, Thomas McCarthy, Ross Champion, Michael Konkler, David Soderquist, Michael Huber, Frank Carmona, David Oxley, James Guskiewicz, Brett MacNally, David Falk, Boyd Linker, Gregory Minton, William Eaterlin, Cheryl Malone, Ronnie Seal, Ross Bray, Tim Holmes, Donld Blake, George Ponder, Doug Horton, Steve Kruger, Kirk Johnston, Dale O'Dell, David Hanson, Dean Davis, Craig Ponder, David Westlin, Dan Porter, Donald Weeks, Donald Keller, Gary Martin, Tim McDonald, Don White, Kera Holm, Robert Rankin, Eddie Lefever, Ronald Newman, Peter McLaughlin, Chris Rankin, Tylan Pearce, Timothy Bowers, Daniel Cervantez, Val Estrada, Joseph Gravano, Robert Pontecorvo, Thomas Burba, Terry Jacobsen, David Eslinger, John Gwatkin, Heno Quiroz, Steve Craggs, and Leonard Maffei.

3. Assistant Managers Bonus Plans for Fred Cusack, Pat Hudak, James Hall, Jeff Swanson, Alex Vasquez, Richard Brown and Wesley Goodman.

4.   SCP Purhasing Bonus Plan for Edouard Blanc

5.   Executive Bonus Plans for Frank W. St. Romain and Wilson B. Sexton

6. Non-Standardized Adoption Agreement Regional Prototype Cash or Deferred Profit Sharing Plan Trust sponsored by Fringe Benefit Administrators Ltd. Plan No. 006.

7.   Allmerica Group Life Insurance Company Plan.

8.   Allmerica Group Dental Plan.

9.   Group Long Term Disability Insurance Plan.

10.  South Central Pool Supply, Inc. Cafeteria Plan.

11.  Group Medical Insurance Plan.

12.  Employee Stock Option Plan

13.  Non-Employee Director Stock Option Plan

14. Noncompete Agreements between South Central Pool Supply, Inc. and each of Wilson B. Sexton and Frank J. St. Romain..

15. Oral Employment Agreements with each of Wilson B. Sexton and Frank J. St. Romain.

16.  Management Agreement with Ronald Hetzner.

17.  Noncompete Agreement with Ronald Hetzner.

                                 Schedule 5.21

                             Environmental Matters

1. Certain facilities operated by Borrower may not comply with all parts of the Occupational Safety and Health Administration ("OSHA") Hazard Communication Standard set forth at 29 CFR (S) 1910.1200.

2. The facilities operated by Borrower store certain pool chemicals. At some facilities, such chemicals may be stored in amounts equal to or greater than their "threshold levels" as defined by the Emergency Planning and Community Right-to- Know Act ("EPCRA"), 42 U.S.C. (S) 11001, et seq. Where such chemicals are stored in amounts equal to or greater than their threshold levels, and are not entitled to the "household purposes" exemption set forth in Section 311(e) of EPCRA, Borrower may not be in compliance with the reporting requirements of EPCRA.

3. Certain pool chemicals distributed by Borrower are algicides regulated under the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA") and similar state pesticide laws. Borrower may not have registered each such algicide in each state in which it distributes the algicides, as required by FIFRA and/or state pesticide laws.

4. Borrower's South Houston, Texas facility was cited by the Texas Department of Agriculture on February 24, 1993 for distributing "Regal Shock Treatment and Super Chlorinator for Swimming Pools," a pool chemical that was allegedly unregistered in the State of Texas. As a result, 343 cases of the product were placed under a stop sale order, pending registration by the Department. Borrower submitted an application for registration and the stop sale order was lifted on February 25, 1993. No fines were levied as a result of the incident.

5. U.S. Department of Transportation ("DOT") Hazardous Materials Regulations set forth at 49 CFR (S) 172.506 require that each person offering more than 1000 pounds of a hazardous material for transportation by highway shall provide to the motor carrier the required placards for that material. Some facilities operated by Borrower may not comply with this requirement.

6. At certain facilities operated by Borrower, small quantities of pool chemicals have been released. Such releases have been generally addressed by diluting or neutralizing the chemicals, then disposing of them. Such releases may not have been in compliance with Environmental, Health or Safety Requirements of Law.

7. An out-of-service underground storage tank was present at Borrower's facility located at 1916 E. McDowell Road, Phoenix, Arizona. The tank was never used by Borrower. The B-L Network, Inc., the former operator of the facility, removed the tank in 1997.

8. Presumed asbestos-containing materials ("PACMs") are present at some of Borrower's facilities. The PACMs may not be marked, and employee asbestos training may not been conducted, as required by OSHA asbestos regulations set forth at 29 CFR (S) 1910.1001.

9. A four-foot by four-foot area of stressed vegetation that appears to have resulted from a parked vehicle with an oil leak is present at Borrower's facility located at 2900 Dawn Road in Jacksonville, Florida.

10. In September 1996, Borrower was sued by the State of South Carolina under CERCLA (the Superfund law) for recovery of costs incurred at the Aqua-Tech Superfund Site in South Carolina. In February 1997, Borrower agreed to settle the case for a payment of $12,000. Borrower has paid the settlement amount and has been dismissed from the case.

11. A facility leased by Alliance Packaging, Inc., a subsidiary of Borrower, located at 4647 Leston Avenue in Dallas, Texas, caught fire and burned on September 6, 1995. Neither Borrower nor Alliance has received any government agency notices of violation in connection with the fire. A cleanup was completed at the facility after the fire. Borrower's insurer settled one claim related to the fire, a lawsuit from a neighboring business.

12. Alliance Packaging, Inc. has received "stop sale orders" from certain states as a result of the lack of state registrations for certain pesticide products it has produced. In each case, the required fees and/or penalties have been paid and such stop sale orders have been lifted.

13. During 1996 and early 1997, Borrower and the City of Las Vegas engaged in discussions concerning the applicability of certain Fire and Building Code provisions to Borrower's leased Las Vegas facility. On June 24, 1997, Borrower and the City reached a settlement which was entered as a permanent injunction in a case captioned City of Las Vegas v. South Central Pool Supply. The injunction limits the storage quantities of certain pool supply materials pending building upgrades necessary to comply with the Code provisions in question. Borrower expects that the upgrades will cost approximately $150,000 and is seeking reimbursement from the facility's owner. The City also issued misdemeanor citations to the facility's manager. The citations were dismissed without prejudice on November 18, 1997. Because of the Code compliance questions, the City has delayed action on Borrower's application for a business license for the facility. Borrower expects to receive the business license after completing the facility upgrades.

14. Borrower understands that two underground storage tanks were removed from its leased Delanco, N.J. site in 1993, and that a closure permit was issued by the N.J. Department of Environmental Protection ("NJDEP") for the removal.

15. Borrower understands that NJDEP is investigating contamination at Borrower's leased facility in Bound Brook, N.J. The contamination apparently resulted from the operations of Hospitables, Inc. a former operator of the facility, and NJDEP considers Hospitables, Inc. the responsible party with respect to the contamination.

16. Borrower's leased North Andover, Mass. facility appears on several environmental agency databases as a result of the operations of Eastern Tank, a former operator of the facility.

17. Borrower received a criminal complaint from the Los Angeles Police Department dated December 22, 1997, alleging the transportation of hazardous material without the necessary shipping papers in June 1997. Borrower is required to appear in Municipal Court in Van Nuys, California on January 13, 1998 to respond to the complaint. Borrower does not expect monetary penalties associated this complaint to exceed $25,000, and any non-monetary penalties will not materially impact Borrower's ability to conduct its business.

18. In May, 1997, one of Borrower's trucks was rear-ended by another truck at a railroad crossing in Chicago, Illinois. Certain hazardous materials (hypochlorite solution, hydrochloric acid, certain algicides) were released as a result of the collision, and a hazardous materials cleanup team responded. The Borrower expects the insurer for the other driver to pay for the costs of cleanup. The Borrower does not expect costs of cleanup to exceed $25,000.

19. In August, 1997, an employee of Borrower allegedly caused a release of hazardous materials at a customer site in Visalia, CA during an unloading operation. Approximately 135 gallons of hypochlorite solution and approximately 65 gallons of hydrochloric acid may have been released, and a hazardous materials team performed a cleanup operation. The Borrower is engaged in discussions with its insurance carrier with respect to the costs associated with this incident. No fines have been received to date by the Borrower as a result of this incident. Borrower does not expect costs of cleanup to exceed $15,000. Any non-monetary penalties will not materially impact Borrower's ability to conduct its business.

20. The Company is engaged in discussions with the local fire departments in Houston and Seattle regarding the storage of pool chemicals by the Borrower. To resolve the problem in Houston, Borrower may be required to move to, or store certain chemicals at, an alternative site. To resolve the problem in Seattle, Borrower may have to make improvements to its facility, the cost of which is not expected to exceed $100,000.

                              SCHEDULE 6.3(F)(ii)
                    Computation of Permissible Tax Payments

For purposes of this Section 6.3(F)(ii) in respect of taxes, the following provisions shall be applicable:

     As used herein the term "Affiliated Group" means the affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.   Determination of Federal Income Tax Liability.

          For each fiscal year or part thereof (each, a "Determination Period") with respect to which Holdings files a consolidated federal or state income tax return and the Borrower is a member of the Affiliated Group of which Holdings is the common parent corporation (the "Holdings Group") Holdings shall determine (i) the federal income tax liability of the hypothetical Affiliated Group of which the Borrower would be the common parent corporation (the "Borrower Group") and (ii) the state liabilities of each member of the Borrower Group on a separate company or combined basis, as appropriate for such Determination Period, on a stand-alone basis taking only the income of the members of the Borrower Group into account, such determination to (i) include any benefit resulting from ordinary losses, capital losses and tax credits of the members of the Borrower Group from the current year or the carryforward of ordinary losses, capital losses and tax credits of the Borrower group from preceding years which would be utilizable under the Code or relevant state law and (ii) take into account the deductibility of state income tax for federal income tax purposes. The aggregate federal and state income tax liability for all members of the Borrower Group determined in accordance with this paragraph 1 with respect to any Determination Period is referred to as the "Borrower Group Tax Liability".

     2.  Payment of the Borrower's Tax Liability to Holdings.

          The Borrower shall be permitted to pay to Holdings, subject to the provisions of Section 6.3(F) the lesser of (i) the Borrower Group Tax Liability for the relevant Determination Period (or reasonable estimates thereof) and (ii) the sum of (x) the amount determined by multiplying (A) the federal income tax liability of the Holdings Affiliated Group for such Determination Period, by (B) a fraction, the numerator of which is the federal income tax liability of the Borrower Group for such Determination Period and the denominator of which is the aggregate federal income tax liabilities of each member of the Holdings Affiliated Group having positive liability (determined in the manner described in paragraph 1 hereof) for such Determination Period, (y) with respect to each state in which members of the Borrower Group file a combined state income tax return with members of the Holdings Group which are not also members of the Borrower Group, the amount determined by multiplying (C) the relevant combined state tax liability of the Holdings Group for such Determination Period by (D) a fraction, the numerator of which is the combined hypothetical state income tax liability of the members of the Borrower Group

     (computed in a manner substantially similar to that set forth in paragraph 1 for such Determination Period) and the denominator of which is the combined state income tax liability of all members of the Holdings Group having positive liability for such Determination Period and (z) with respect to each state in which members of the Borrower Group do not file such a combined return, the aggregate separate state income tax liabilities of all of the members of the Borrower Group for such Determination Period. Such payments shall be made at such times as shall be requested by Holdings, but not more frequently than quarterly. Except as provided in paragraph 3 below, the Borrower shall not have any obligation to Holdings or to any other member of the Affiliated Group to pay any further amounts on account of the Holdings Group's tax liability, any such further amounts being the sole responsibility of Holdings and the other members of the Holdings Group. If as a result of estimated payments or otherwise, the Borrower pays to Holdings for any fiscal year an amount in excess of the amount determined under paragraph 1, the Borrower shall cause Holdings to refund to the Borrower the amount of such excess no later than the date upon which Holdings files the applicable consolidated federal income tax return for the Holdings Group. If such amount is not so refunded it shall be deducted from amounts which could otherwise be paid to Holdings pursuant to Section 6.3(F) (whether in the nature of management fees (or other fees of a similar nature) or tax payments).

     3.  Adjustments to the Borrower's Federal Income Tax Liability.

          In the event that there is an increase or decrease in the amount determined under paragraph 2 for any fiscal year (whether by amended return, examination by the Internal Revenue Service, carryback or net operating loss or unused credits, or otherwise), the Borrower shall or shall cause Holdings, as the case may be, to promptly make a payment to the other in the amount of such increase or decrease.


                                      ii